UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant □

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CHYRONHEGO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share, of ChyronHego Corporation

(2)	Aggregate number of securities to which transaction applies:

32,122,927 shares of Common Stock outstanding and owned by shareholders other than treasury shares and other than certain shares owned by the parties identified in Annex C to this proxy statement, plus 5,502,907 shares of Common Stock subject to options to purchase shares of Common Stock with exercise prices less than the merger consideration of $2.82 per share and 1,097,159 shares of common stock subject to warrants with exercise prices less than the merger consideration of $2.82 per share.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction was determined based upon the sum of (A) $90,586,654, being the product of 32,122,927 shares of Common Stock that are proposed to be acquired in the merger multiplied by the merger consideration of $2.82 per share, plus (B) $6,190,571 expected to be paid upon cancellation of outstanding stock options and warrants. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001162 by the sum reflected in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$96,777,225

(5)	Total fee paid:

$11,245.52

☐	Fee paid previously with preliminary materials.

☒

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$11,242.94

(2)	Form, Schedule or Registration Statement No.:

Schedule 14A

(3)	Filing Party:

ChyronHego Corporation

(4)	Date Filed:

December 10, 2014

PRELIMINARY COPY — SUBJECT TO COMPLETION

CHYRONHEGO CORPORATION

5 Hub Drive

Melville, New York 11747

(631) 845-2000

Dear Shareholder:

We invite you to attend a special meeting of shareholders of ChyronHego Corporation, a New York corporation (“ChyronHego,” the “Company,” “we” or “us”), to be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, NY 10017, at       a.m. local time on       , 2015 (the “Special Meeting”). Holders of record of ChyronHego common stock at the close of business on January 5, 2015 will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

At the Special Meeting, we will ask you to adopt the Agreement and Plan of Merger, dated as of November 17, 2014, by and among ChyronHego, Vector CH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“Purchaser”), and CH Merger Sub, Inc., a New York corporation and a wholly owned subsidiary of Purchaser (“Merger Subsidiary”), as such agreement may be amended from time to time (the “Merger Agreement”). As a result of the merger contemplated by the Merger Agreement (the “Merger”), ChyronHego will become a wholly owned subsidiary of Purchaser. This is a “going-private” transaction. Purchaser and Merger Subsidiary are each affiliates of Vector Capital Partners IV, L.P., Vector Capital International IV, L.P., Vector Entrepreneur Fund III, L.P. and their affiliated funds (collectively, “Vector Capital”).

At the Special Meeting, we will also ask you to approve, by non-binding, advisory vote, compensation that may become payable to ChyronHego’s named executive officers (as defined in Item 402 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in connection with the Merger.

We are also asking you to expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies to vote in favor of the adoption of the Merger Agreement if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

If the Merger is completed, each share of ChyronHego common stock (each a “Share” and collectively, the “Shares”) outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $2.82 in cash (the “Merger Consideration”), without interest and subject to any applicable withholding taxes, other than 8,258,706 shares (the “Rollover Shares”), representing up to 50% of the shares held (excluding stock options and shares issuable upon exercise of stock options) by Westhill Group AB, of which Johan Apel, ChyronHego’s President, Chief Executive Officer and director, is sole equity owner and sole director; Maxflyt AB, of which Sören Kjellin, ChyronHego’s Chief Technology Officer, is sole equity owner and sole director; Jesper Gawell, ChyronHego’s Chief Marketing Officer; Stefan Fjellsten, one of ChyronHego’s principal shareholders; and certain employees who are former shareholders of companies previously acquired by ChyronHego (which are collectively hereinafter referred to as the “Rollover Holders”). In connection with the Merger, the Rollover Holders have agreed to contribute, immediately prior to the effective time of the Merger, the 8,258,706 Rollover Shares, which will be valued at $2.82 per share, and in exchange for the Rollover Shares, the Rollover Holders will receive equity interests in Purchaser. ChyronHego shareholders other than the Rollover Holders will have no ongoing ownership interest in the continuing business of ChyronHego. We cannot complete the Merger unless all of the conditions to closing are satisfied, including the adoption of the Merger Agreement by (i) holders of two-thirds of the outstanding shares of ChyronHego common stock and (ii) holders of a majority of the outstanding shares of ChyronHego common stock not owned, directly or indirectly, by Purchaser, Merger Subsidiary, Vector Capital IV International, L.P., Vector Entrepreneur Fund III, L.P., or the Rollover Holders.

A special committee of ChyronHego’s board of directors composed entirely of independent directors (the “Special Committee”) negotiated and reviewed the terms and conditions of the proposed Merger. The Special Committee and ChyronHego’s board of directors have determined that the Merger and the Merger Agreement are procedurally and substantively fair to, and in the best interests of, ChyronHego and its shareholders (other than the Rollover Holders), declared the Merger Agreement and the Merger to be advisable and recommend that ChyronHego’s shareholders vote to adopt the Merger Agreement.

THE SPECIAL COMMITTEE AND

THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR”

THE ADOPTION OF THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a proxy statement relating to the actions to be taken by ChyronHego’s shareholders at the Special Meeting and a proxy card. Included in the proxy statement is the opinion of the Special Committee’s financial advisor, Duff & Phelps, LLC (“Duff & Phelps”) relating to the fairness, from a financial point of view, of the Merger Consideration to ChyronHego’s shareholders other than the Rollover Holders. The proxy statement includes other important information about the Merger Agreement and the Merger. We encourage you to read the entire proxy statement (including its annexes) carefully.

All of ChyronHego’s shareholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend the Special Meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope or vote over the Internet or by telephone as instructed in these materials. If you have Internet access, we encourage you to record your vote via the Internet using the Internet proxy instructions printed on your proxy card. It is important that your shares be represented and voted at the Special Meeting. If you attend the Special Meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the Internet or by telephone.

On behalf of ChyronHego’s board of directors, we thank you for your support and urge you to vote “FOR” the adoption of the Merger Agreement, the non-binding, advisory proposal to approve compensation that may become payable to ChyronHego’s named executive officers in connection with the Merger, and, if necessary, to adjourn the Special Meeting for the purposes of obtaining proxies to vote in favor of adopting the Merger Agreement.

Sincerely yours,
/s/ Roger L. Ogden
Roger L. Ogden
Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The proxy statement is dated     , 2015, and is first being mailed to shareholders of ChyronHego on or about     , 2015.

IMPORTANT

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY CARD OR SUBMIT YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET AT YOUR EARLIEST CONVENIENCE.

PRELIMINARY COPY — SUBJECT TO COMPLETION

CHYRONHEGO CORPORATION

5 Hub Drive

Melville, New York 11747

(631) 845-2000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON      , 2015

Dear Shareholder:

You are cordially invited to attend the Special Meeting of Shareholders of ChyronHego Corporation, a New York corporation (“ChyronHego,” the “Company,” “we” or “us”), that will be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, NY 10017, at      a.m., local time, on     , 2015 (the “Special Meeting”), for the following purposes:

1.

To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 17, 2014, by and among ChyronHego, Vector CH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“Purchaser”), and CH Merger Sub, Inc., a New York corporation and a wholly owned subsidiary of Purchaser (“Merger Subsidiary”), as may be amended from time to time;

2.

To approve, by non-binding, advisory vote, compensation that may become payable to ChyronHego’s named executive officers (as defined in Item 402 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in connection with the merger contemplated by the Merger Agreement (the “Merger”); and

3.

To vote to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the Merger Agreement if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

A special committee of ChyronHego’s board of directors composed entirely of independent directors (the “Special Committee”) negotiated and reviewed the terms and conditions of the Merger. The Special Committee and ChyronHego’s board of directors each determined that the Merger and the Merger Agreement are substantively and procedurally fair to, and in the best interests of, ChyronHego’s unaffiliated shareholders, and each recommended that ChyronHego’s shareholders vote to adopt the Merger Agreement. This item of business, which will be submitted to a vote of the shareholders at the Special Meeting, is more fully described in the attached proxy statement, which we urge you to read carefully. The Special Committee and the board of directors also recommend that you approve, by non-binding, advisory vote, compensation that may become payable to ChyronHego’s named executive officers (as defined in Item 402 of Regulation S-K of the Exchange Act) in connection with the Merger and that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement. No other business is expected to be transacted at the Special Meeting.

Shareholders of record at the close of business on January 5, 2015, the record date, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. All shareholders are cordially invited to attend the Special Meeting in person. Adoption of the Merger Agreement will require the affirmative vote of the holders of two-thirds of the shares of ChyronHego common stock outstanding as of the record date. In addition, the Merger Agreement requires approval by the affirmative vote of shareholders holding a majority of the outstanding shares of ChyronHego common stock, not including shares owned by Purchaser, Merger Subsidiary, Vector Capital IV International, L.P. or Vector Entrepreneur Fund III, L.P. (the “Guarantors”), or the Rollover Holders.

Under New York law, shareholders of ChyronHego will not be entitled to appraisal, dissenters’ or similar rights in connection with the Merger.

You should not send any certificates representing shares of ChyronHego common stock with your proxy card. Upon closing of the Merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash Merger Consideration.

THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT

YOU VOTE “FOR”

THE ADOPTION OF THE MERGER AGREEMENT, THE NON-BINDING, ADVISORY PROPOSAL TO APPROVE COMPENSATION THAT MAY BECOME PAYABLE TO CHYRONHEGO’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER, AND, IF NECESSARY, TO ADJOURN THE SPECIAL MEETING FOR THE PURPOSES OF OBTAINING ADDITIONAL PROXIES

TO VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT.

Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, or vote over the Internet or by telephone as instructed in these materials, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you do attend the Special Meeting, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting. We encourage you to record your vote using the provided toll-free telephone number or via the Internet. We have provided instructions on your proxy card for using these convenient services.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by ChyronHego.

By Order of the Board of Directors

/s/ Dawn R. Johnston
Dawn R. Johnston
Interim Chief Financial Officer, Treasurer and Secretary

Melville, New York

_____________, 2015

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET	1
ChyronHego Corporation	1
Vector CH Holdings (Cayman), L.P., CH Merger Sub, Inc. and Vector Capital	1
The Merger	1
Going-Private Transaction	1
Merger Consideration	1
Transactions with the Rollover Holders	2
Treatment of Stock Options	2
Treatment of Restricted Stock Units	3
Treatment of Warrants	3
Market Price	3
Special Committee	3
Position of ChyronHego as to the Fairness of the Merger	3
Opinion of Financial Advisor as to the Fairness of the Merger	3
Recommendation to ChyronHego’s Shareholders	4
Position of Purchaser, Merger Subsidiary and Vector Capital as to the Fairness of the Merger	4
Purposes and Reasons of the Rollover Holders for the Merger and Position of the Rollover Holders as to the Fairness of the Merger	4
Voting Agreement	5
Limited Guarantee of Payment of Reverse Termination Fee	5
Financing	5
Interests of ChyronHego’s Directors and Executive Officers in the Merger	5
Appraisal Rights	6
Material U.S. Federal Income Tax Consequences of the Merger	6
Regulatory Matters	6
The Special Meeting of ChyronHego’s Shareholders	6
The Merger Agreement	8
After the Vote	10
Solicitation of Proxies and Expense	10
Additional Information	10

SPECIAL FACTORS	11
Parties to the Merger Agreement	12
Background of the Merger	12
Reasons for the Merger	22
The Special Committee	26
Opinion of the Financial Advisor to ChyronHego’s Special Committee	27
Purposes and Reasons for the Merger of Purchaser	34
Position of Purchaser, Merger Subsidiary and Vector Capital as to the Fairness of the Merger	35
Purposes and Reasons of the Rollover Holders for the Merger and Position of the Rollover Holders as to the Fairness of the Merger	37
Purposes and Plans for ChyronHego After the Merger	41
Limited Guarantee of Payment of Reverse Termination Fee	41
Financing	42
Estimated Fees and Expenses	44
Rollover Agreements	44
Voting Agreement	45
Certain Effects of the Merger	45
Interests of ChyronHego’s Directors and Executive Officers in the Merger	46

i

Appraisal Rights	52
Material U.S. Federal Income Tax Consequences of the Merger	53
Litigation Related to the Merger	55
Provisions for Unaffiliated Security Holders	56
Regulatory Matters	56

CAUTION REGARDING FORWARD-LOOKING STATEMENTS	56

RISK FACTORS	58

THE PARTIES TO THE MERGER	58
ChyronHego Corporation	58
Vector CH Holdings (Cayman), L.P.	58
CH Merger Sub, Inc.	58

THE SPECIAL MEETING	59
Date, Time and Place	59
Purpose of the Special Meeting	59
Record Date; Stock Entitled to Vote; Quorum	59
Vote Required	59
Voting of Proxies	60
Voting over the Internet or by Telephone	60
Revocability of Proxies	61
Solicitation of Proxies and Expense	61
Delivery of this Proxy Statement to Multiple Shareholders with the Same Address	62

THE MERGER AGREEMENT	62
Merger Consideration	62
Conversion of Shares; Procedures for Exchange of Certificates	62
Effect on ChyronHego Stock Options	63
Effect on ChyronHego Restricted Shares	63
Effect on ChyronHego Restricted Stock Units	64
Effect on ChyronHego Warrants to Purchase Common Stock	64
Effect on Shares Held by Rollover Holders	64
Effect on ChyronHego’s 1999 Incentive Compensation Plan and 2008 Long-Term Incentive Plan, as amended	64
Effective Time of the Merger	64
Representations and Warranties	64
Covenants	66
Conditions to the Merger	71
Termination of the Merger Agreement	72
Fees and Expenses	73

IMPORTANT INFORMATION CONCERNING CHYRONHEGO	73
Selected Historical Financial Data	73
Certain Projections	74
Ratio of Earnings to Fixed Charges	79
Book Value Per Share	79
Market Price and Dividend Data	79
Directors and Executive Officers of ChyronHego	80
Directors and Executive Officers of the Purchaser Group	82
Voting Parties	83
Security Ownership of Certain Beneficial Owners and Management	83
Prior Public Offerings	85
Transactions in Shares	86

OTHER MATTERS	89
Advisory Vote Regarding Merger-Related Compensation Proposal	89
Vote Required and Board Recommendation	89
Adjournments	90
Shareholder Proposals	90

ii

Where You Can Find More Information	90

ANNEX A	Agreement and Plan of Merger, dated as of November 17, 2014, by and among ChyronHego Corporation, Vector CH Holdings (Cayman), L.P. and CH Merger Sub, Inc.
ANNEX B	Opinion of Duff & Phelps, LLC
ANNEX C	List of Rollover Holders
ANNEX D	Form of Proxy Card

iii

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the Merger contemplated by the Agreement and Plan and Merger (the “Merger Agreement”), dated as of November 17, 2014, among ChyronHego Corporation (“ChyronHego,” the “Company,” “we” or “us”), Vector CH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“Purchaser”), and CH Merger Sub, Inc., a New York corporation and a wholly owned subsidiary of Purchaser (“Merger Subsidiary”), pursuant to which Merger Subsidiary will merge with and into ChyronHego with ChyronHego becoming the wholly owned subsidiary of Purchaser (the “Merger”), and for a more complete description of the legal terms of the Merger Agreement, you should read carefully this entire proxy statement, including the documents and information incorporated herein by reference and the annexes hereto. See “Other Matters — Where You Can Find More Information” on page 90. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement as it is the legal document that governs the Merger.

ChyronHego Corporation (page 12)

ChyronHego is a global leader in broadcast graphics creation, playout, and real-time data visualization offering a wide variety of products and services for live television, news, and sports production. ChyronHego's end-to-end graphics offerings include hosted services for graphics creation and order management, on-air graphics systems, clip servers, social media and second screen applications, channel branding, graphics asset management, touch graphics, telestration, virtual placement and player tracking.

Vector CH Holdings (Cayman), L.P., CH Merger Sub, Inc. and Vector Capital (page 12)

Purchaser and Merger Subsidiary each are affiliates of Vector Capital Partners IV, L.P., Vector Capital International IV, L.P., Vector Entrepreneur Fund III, L.P. and their affiliated funds (collectively, “Vector Capital”). Purchaser is a newly organized Cayman Islands exempted limited partnership formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Subsidiary is a newly formed New York corporation and a wholly owned subsidiary of Purchaser. Merger Subsidiary was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Vector Capital is a leading global private equity firm specializing in transformational investments in established technology businesses.

The Merger (page 45)

Pursuant to the Merger Agreement, Merger Subsidiary will merge with and into ChyronHego. After the Merger, Purchaser will own all of ChyronHego’s outstanding stock. Shareholders (other than the Rollover Holders, as defined below, with respect to the Rollover Shares, as defined below) will receive cash in the Merger in exchange for their shares of ChyronHego common stock.

Going-Private Transaction (page 45)

This is a “going-private” transaction. If the Merger is completed, ChyronHego will cease to be a publicly-traded company. You will no longer be a shareholder of ChyronHego and as such, you will no longer have any interest in ChyronHego’s future earnings or growth. Following consummation of the Merger, the registration of ChyronHego common stock and ChyronHego’s reporting obligations with respect to ChyronHego common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the Merger, shares of ChyronHego common stock will no longer be listed on any stock exchange or quotation system.

Merger Consideration (page 62)

If the Merger is completed, each share of ChyronHego common stock outstanding immediately prior to the effective time of the Merger (including 8,853,353 outstanding shares of ChyronHego common stock held by the Rollover Holders that do not constitute Rollover Shares) will be converted into the right to receive $2.82 per share in cash (the “Merger Consideration”), without interest and subject to any applicable withholding taxes, other than 8,258,706 shares registered under the names of the Rollover Holders. As of the date of this proxy statement, the Rollover Holders, collectively, own approximately 17,112,059 shares of ChyronHego common stock (excluding any options held by the Rollover Holders). The shares owned by the Rollover Holders represent approximately 42.4% of the total number of shares of ChyronHego common stock outstanding as of January 5, 2015.

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any other rights as a ChyronHego shareholder. In addition, you will not have the option to receive equity interests in Purchaser in exchange for your shares of ChyronHego common stock instead of cash. The aggregate Merger Consideration to be received by ChyronHego’s shareholders (other than the Rollover Holders with respect to the Rollover Shares) is expected to be approximately $96.8 million.

Transactions with the Rollover Holders (page 44)

In connection with the Merger, the Rollover Holders have agreed to contribute, immediately prior to the effective time of the Merger, 8,258,706 shares (the “Rollover Shares”), which will be valued at $2.82 per share, and in exchange for the Rollover Shares, the Rollover Holders will receive equity interests in Purchaser valued at approximately $23.3 million, in the aggregate, at the same valuation as Vector Capital’s cash investment. The remaining 8,853,353 shares of ChyronHego common stock held by the Rollover Holders will be cashed out in the Merger at $2.82 per share (or a total of approximately $25.0 million, excluding any options held by the Rollover Holders). Accordingly, immediately following the effective time of the Merger, the Rollover Holders will receive combined equity and cash with a total value of approximately $48.3 million (excluding payments with respect to stock options held by Mr. Apel and Mr. Kjellin described elsewhere in this proxy statement), the same value as their shares of ChyronHego common stock prior to the Merger (valued at $2.82 per share).

The Rollover Shares represent up to 50% of the shares held (excluding stock options, and shares issuable upon the exercise of stock options) by Mr. Apel; Westhill Group AB, of which Mr. Apel is the sole equity owner and sole director; Mr. Kjellin; Maxflyt AB, of which Mr. Kjellin is the sole equity owner and sole director; Jesper Gawell, ChyronHego’s Chief Marketing Officer; Stefan Fjellsten, a principal shareholder of ChyronHego, and certain employees who are former shareholders of companies previously acquired by ChyronHego (collectively, the “Rollover Holders”). The Rollover Holders are listed on Annex C to this proxy statement.

Purchaser intends to raise approximately $50.0 million in debt in connection with the Merger. Assuming the full amount is borrowed and is used to purchase common stock, then the post-closing equity value of Purchaser after the Merger will be approximately $76.1 million (determined based on the pre-Merger equity value of ChyronHego common stock, options and restricted stock reduced by the amount of the debt incurred by Purchaser in connection with the Merger) and the enterprise value will be approximately $126.1 million. To fund a portion of the Merger Consideration, Vector Capital will invest $52.8 million in Purchaser in the form of an equity contribution. The Rollover Holders’ contribution and Vector Capital’s investment in Purchaser will be made at the same valuation. As a result, immediately after the Merger, the Rollover Holders will hold equity in Purchaser valued at approximately $23.3 million (or approximately 30.6% of the total equity value of approximately $76.1 million) and Vector Capital will hold equity in Purchaser valued at approximately $52.8 million (or approximately 69.4% of the total equity value of approximately $76.1 million). The remainder of the capitalization of Purchaser will consist of $50.0 million in debt, which will not exist prior to the closing of the Merger, and which would be arranged by Vector Capital (as described elsewhere in this proxy statement).

It is anticipated that, after the closing of the Merger, Purchaser will authorize and reserve an equity pool representing approximately 10% of the fully-diluted equity of Purchaser. Of this equity pool, half of the interests will be awarded to ChyronHego management and the remaining half will be reserved for future awards to be granted to ChyronHego employees based on merit by Purchaser’s management. Some of these equity awards are expected to be granted to Johan Apel, ChyronHego’s President, Chief Executive Officer and a director, and Sören Kjellin, ChyronHego’s Chief Technology Officer, in connection with their continued employment with ChyronHego, pursuant to the employment agreements entered into by each respective executive and ChyronHego on November 17, 2014. See “Special Factors – Interests of ChyronHego’s Directors and Executive Officers in the Merger –Employment Agreements” beginning on page 50.

Treatment of Stock Options (page 63)

At the effective time of the Merger, each option to purchase ChyronHego common stock that has an exercise price less than $2.82 per share, whether or not exercisable or vested, will be converted into the right to receive a cash payment equal to the product of (1) the total number of shares of common stock subject to such stock option, multiplied by (2) an amount equal to the excess, if any, of the Merger Consideration of $2.82 per share over the exercise price per share of such stock option. Each option to purchase ChyronHego common stock that has an exercise price equal to or greater than $2.82 per share, whether or not exercisable or vested, will be cancelled.

Treatment of Restricted Stock Units (page 64)

At the effective time of the Merger, each restricted stock unit representing the right to acquire shares of ChyronHego common stock outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled in exchange for the right to receive a cash amount equal to the product of (1) the total number of shares of common stock subject to such restricted stock unit, multiplied by (2) the Merger Consideration of $2.82 per share.

Treatment of Warrants (page 64)

At the effective time of the Merger, each warrant to purchase ChyronHego common stock that has an exercise price per share less than $2.82 per share, whether or not exercisable, will be converted into the right to receive a cash payment per share of ChyronHego common stock subject to such warrant equal to the excess of the Merger Consideration of $2.82 per share over the exercise price per share of such warrant.

Market Price (page 79)

ChyronHego’s common stock is listed on The NASDAQ Global Market under the ticker symbol “CHYR.” On November 14, 2014, the last full trading day prior to the public announcement of the proposed Merger, ChyronHego common stock closed at $2.71 per share. The Merger Consideration of $2.82 per share represents a premium of approximately 18% over the average closing price of ChyronHego common stock for the six months ended on November 14, 2014 and a premium of approximately 230% to the closing price of ChyronHego common stock on March 8, 2013, the day prior to the announcement of the merger between Chyron Corporation and Hego AB. The Merger Consideration also represents a premium of approximately 4% over the closing price of ChyronHego common stock on November 14, 2014, after a significant increase in the stock price in recent months. On                  , 2015, the last full trading day prior to the date of this proxy statement, ChyronHego common stock closed at $       per share. ChyronHego’s stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of ChyronHego’s stock immediately prior to the effective time of the Merger.

Special Committee (page 26)

Formed by ChyronHego’s board of directors, the Special Committee of the board of directors (the “Special Committee”) consists entirely of independent directors who are neither officers nor employees nor affiliated with significant shareholders of ChyronHego and who will not have an economic interest in the surviving entity following the Merger. The Special Committee was charged with representing the interests of ChyronHego’s unaffiliated shareholders and was actively involved in deliberations and negotiations regarding the terms and conditions of a change of control transaction on behalf of the unaffiliated shareholders. In this capacity, the Special Committee retained and received advice from Duff & Phelps, LLC (“Duff & Phelps”), as financial advisor, and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz Levin”), as legal advisor. The authority of the Special Committee was not limited by ChyronHego’s board of directors. See “Special Factors — Background of the Merger” beginning on page 12 and “Special Factors — Reasons for the Merger” beginning on page 22.

Position of ChyronHego as to the Fairness of the Merger (page 22)

The Special Committee and ChyronHego’s board of directors determined that the Merger and the Merger Agreement are substantively and procedurally fair to, and in the best interests of, ChyronHego’s unaffiliated shareholders. The Special Committee and the board have declared the Merger Agreement and the Merger to be advisable and recommend that ChyronHego’s shareholders vote to adopt the Merger Agreement.

Opinion of Financial Advisor as to the Fairness of the Merger (page 27)

In connection with the Merger, Duff & Phelps, LLC, which we refer to as Duff & Phelps, delivered its opinion to the Special Committee to the effect that, as of November 17, 2014 and based upon and subject to the assumptions, qualifications and limiting conditions set forth therein, the $2.82 per share Merger Consideration to be received by the shareholders of the Company (other than the Rollover Holders) in connection with the Merger, was fair from a financial point of view, to such shareholders (without giving effect to any impact of the Merger on any particular shareholder other than in its capacity as a shareholder). The full text of Duff & Phelps’ written opinion, dated November 17, 2014, is attached as Annex B to this proxy statement.

Duff & Phelps’ opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the $2.82 per share Merger Consideration, from a financial point of view, and does not address any other aspect of the Merger. The opinion does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction. The opinion does not constitute a recommendation as to how the Special Committee or any shareholder should vote or act with respect to any matters relating to the Merger. Duff & Phelps was not requested to, and did not, (i) prior to the go-shop period, initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore Duff & Phelps assumed that such terms were the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Board or any other party with respect to alternatives to the Merger. Shareholders of the Company are encouraged to read Duff & Phelps’ opinion carefully and in its entirety for a description of the assumptions, qualifications and limiting conditions set forth therein, as more fully described below under the caption “Special Factors—Opinion of the Financial Advisor to ChyronHego’s Special Committee” beginning on page 27.

Recommendation to ChyronHego’s shareholders (page 22)

ChyronHego’s board of directors and the Special Committee recommend that you vote “FOR” adoption of the Merger Agreement. As of January 5, 2015, the record date, the directors and executive officers of ChyronHego held and are entitled to vote, in the aggregate, shares of ChyronHego common stock representing approximately 29.0% of ChyronHego’s outstanding shares. We believe ChyronHego’s directors and executive officers intend to vote all of their shares of ChyronHego common stock FOR the approval and adoption of the Merger Agreement. In addition, the Voting Parties, which include all of ChyronHego’s directors and executive officers, have entered into a Voting Agreement pursuant to which the Voting Parties have agreed to vote an aggregate of approximately 49.9% of the outstanding shares of ChyronHego common stock as of the record date, in favor of the adoption of the Merger Agreement and against any competing proposals.

Position of Purchaser, Merger Subsidiary and Vector Capital as to the Fairness of the Merger (page 35)

Based on their beliefs regarding the reasonableness of the conclusions and analyses of the Special Committee and ChyronHego’s board of directors (although Purchaser, Merger Subsidiary and Vector Capital did not rely on these conclusions and analyses) and in view of, among other things, the process undertaken by the Special Committee, Purchaser, Merger Subsidiary and Vector Capital believe that the terms and conditions of the Merger are substantively and procedurally fair to ChyronHego’s unaffiliated shareholders. The rules of the SEC require Purchaser, Merger Subsidiary and Vector Capital to express their belief as to the fairness of the Merger to ChyronHego’s unaffiliated shareholders. None of Purchaser, Merger Subsidiary or Vector Capital makes any recommendation as to whether any ChyronHego shareholder should adopt the Merger Agreement. As the acquiring parties in the Merger, Purchaser, Merger Subsidiary and Vector Capital are not objective in their views with regard to the fairness of the Merger. Purchaser, Merger Subsidiary and Vector Capital did not engage the services of a financial advisor in connection with the proposed Merger.

Purposes and Reasons of the Rollover Holders for the Merger and Position of the Rollover Holders as to the Fairness of the Merger (page 37)

The Rollover Holders believe that ChyronHego is well situated in its current segment of the market, but faces substantial execution risk in the near term which can be mitigated if ChyronHego were to become a private company. For this reason, the Rollover Holders have undertaken to pursue the Merger transaction at this time.

In connection with the Merger, the Rollover Holders have agreed to contribute, immediately prior to the effective time of the Merger, the Rollover Shares, which will be valued at $2.82 per share, in exchange for an equity interests in Purchaser valued at approximately $23.3 million, in the aggregate. As such, the Rollover Holders will continue to be owners of ChyronHego after ChyronHego common stock ceases to be publicly traded and will therefore continue to bear the rewards and risks of such ownership. Certain of the Rollover Holders will also continue to be employees of ChyronHego following the consummation of the Merger.

Based on their beliefs regarding the reasonableness of the conclusions and analyses of the Special Committee and ChyronHego’s board of directors (although the Rollover Holders did not rely on these conclusions and analyses) and in view of, among other things, the process undertaken by the Special Committee, the Rollover Holders believe that the terms and conditions of the Merger are substantively and procedurally fair to ChyronHego’s unaffiliated shareholders. The Rollover Holders will exchange, collectively, 8,853,353 of their own shares for the Merger Consideration of $2.82 per share, for a total of approximately $25.0 million. The rules of the SEC require the Rollover Holders to express their belief as to the fairness of the Merger to unaffiliated shareholders of ChyronHego. None of the Rollover Holders makes any recommendation as to whether any ChyronHego shareholder should adopt the Merger Agreement. The Rollover Holders did not engage the services of a financial advisor in connection with the proposed Merger.

Voting Agreement (page 45)

Concurrently with the execution of the Merger Agreement, each of ChyronHego’s directors, executive officers and other management team members (collectively, the “Voting Parties”), entered into a Voting Agreement dated November 17, 2014 (the “Voting Agreement”) in which each Voting Party has agreed, among other things, to vote the 20,152,594 shares owned by them (approximately 49.9% of ChyronHego’s outstanding common stock as of January 5, 2015) plus any additional shares of ChyronHego common stock subsequently acquired by the Voting Parties, whether through the exercise of options to purchase an aggregate of 2,686,755 shares of ChyronHego common stock (which are exercisable with respect to 1,422,168 shares within 60 days of the record date), any shares of common stock issuable upon vesting of restricted stock units (all of which shares had vested prior to the record date), in favor of the adoption of the Merger Agreement and approval of the Merger and against any competing proposals (with limited exceptions), and grants Purchaser a proxy to vote such shares in favor of the Merger in the event such Voting Party fails to do so. The Voting Agreement terminates upon the effective time of the Merger, if the Merger Agreement is terminated in accordance with its terms (including termination by ChyronHego in connection with a Superior Proposal as described under “The Merger Agreement — Termination of the Merger Agreement”), if there is an Adverse Recommendation Change (described under “The Merger Agreement – Covenants – Go Shop; No Shop; Change in Board Recommendation”) by the Special Committee in compliance with the Merger Agreement, or by mutual agreement of the parties to terminate the Voting Agreement.

Limited Guarantee of Payment of Reverse Termination Fee (page 41)

Pursuant to a Limited Guarantee by Vector Capital IV International, L.P. and Vector Entrepreneur Fund III, L.P. (the “Guarantors”) in favor of ChyronHego, the Guarantors, severally and not jointly, have guaranteed their respective portion of Purchaser’s obligation to pay a reverse termination fee of $6.3 million to ChyronHego in the event that ChyronHego terminates the Merger Agreement due to a breach of any representation or warranty or failure to perform any covenant by Purchaser or Merger Subsidiary under the Merger Agreement, which breach would cause certain conditions to the closing to not be satisfied; and, provided, that there are no facts or circumstances (other than Purchaser or Merger Subsidiary’s breach of its agreements or representation) that would cause the conditions to closing to not be satisfied on or prior to May 16, 2015. This guarantee will terminate upon the earlier of the effective time of the Merger or the termination of the Merger Agreement (or 180 days after a termination of the Merger Agreement in which Purchaser is required to pay such reverse termination fee, if ChyronHego fails to present a claim or commence any action for payment of such fee).

Financing (page 42)

The Merger is not conditioned on Purchaser’s ability to obtain financing. Purchaser expects to fund the Merger Consideration with a combination of equity financing to be provided by the Guarantors, debt financing to be provided by one or more lenders, if available, and available cash balances of ChyronHego.

Interests of ChyronHego’s Directors and Executive Officers in the Merger (page 46)

In considering the recommendation of the Special Committee and ChyronHego’s board of directors in favor of adoption of the Merger Agreement, you should be aware that there are provisions of the Merger Agreement and the Merger that will result in certain benefits to ChyronHego’s directors and executive officers, including the payment of the $2.82 per share Merger Consideration for the shares held by ChyronHego’s directors and officers outstanding immediately prior to the effective time of the Merger, the continuation of certain indemnification and insurance arrangements, and acceleration of stock options and restricted stock units.

The following table reflects the total cash consideration expected to be received by each of ChyronHego’s directors and executive officers in connection with the Merger.

	Cash Merger	Realizable
	Consideration	Value of
	to be	Stock Options
	Received for	as a Result
Name of Director	ChyronHego	of the	Total Cash
and/or Executive Officer	Common Stock (1)	Merger(2)	Consideration

Executive Officers
Johan Apel / Westhill Group AB	$7,469,861	$455,000	$7,924,861
President, Chief Executive Officer and Director
Dawn R. Johnston	$125,890	$66,610	$192,500
Interim Chief Financial Officer
Sören Kjellin / Maxflyt AB	$3,416,168	$262,313	$3,678,481
Chief Technology Officer
Non-Employee Directors
Roger L. Ogden	$782,900	$22,800	805,700
Chairman of the Board
Susan Clark-Johnson	$397,755	$-	$397,755
Peter F. Frey	$738,208	$22,800	$761,008
Christopher R. Kelly	$7,171,669	$37,801	$7,209,470
Henrik Sundberg	$78,999	$-	$78,999
Stella Capital Advisors	$1,548,101	-	$1,548,101
Michael C. Wheeler	$360,289	$30,301	$390,590
TOTAL	$22,089,840	$897,625	$22,987,465

1)	This table excludes the contribution by the Rollover Holders of the 8,258,706 Rollover Shares for equity interests in Purchaser.
2)

This table excludes stock options with exercise prices greater than $2.82 per share as of January 5, 2015. All outstanding stock options that have an exercise price less than $2.82 per share, whether or not exercisable or vested, will be converted into the right to receive a cash payment equal to the excess of $2.82 per share over the exercise price per share of such stock option.

Appraisal Rights (page 52)

The New York Business Corporation Law does not provide holders of shares of ChyronHego common stock with appraisal, dissenters’ or similar rights in connection with the Merger.

Material U.S. Federal Income Tax Consequences of the Merger (page 53)

The receipt of cash in exchange for ChyronHego common stock in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local, non-U.S. and other income tax laws). For U.S. federal income tax purposes, generally holders of common stock will recognize a gain or loss as a result of the Merger equal to the difference, if any, between the $2.82 per share cash consideration the holder will receive in connection with the Merger and the holder’s adjusted tax basis in the shares of ChyronHego stock surrendered in the Merger. Tax matters can be complicated and the tax consequences of the Merger to you will depend on the facts of your own situation. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 53 of this proxy statement and you should consult your own tax advisor to understand the U.S. federal income tax consequences of the Merger to you, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

Regulatory Matters (page 56)

Completion of the Merger is subject to certain governmental or regulatory clearance procedures, including the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”) required to permit the consummation of the Merger.

The HSR Act provides that transactions such as the Merger may not be completed until certain information has been submitted to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and certain waiting period requirements have been satisfied. ChyronHego and Purchaser filed notification and report forms with the DOJ and the FTC under the HSR Act on December 3, 2014 and early termination of the waiting period was granted effective December 16, 2014.

The Special Meeting of ChyronHego’s Shareholders (page 59)

Time, Date and Place. The Special Meeting will be held to consider and vote upon the proposal to adopt the Merger Agreement, the non-binding, advisory proposal regarding compensation that may become payable to ChyronHego’s named executive officers in connection with the Merger, and to vote to adjourn the Special Meeting, if necessary and appropriate, for the purpose of soliciting additional proxies to vote in favor of adoption of the Merger Agreement, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., at 666 Third Avenue, New York, NY 10017, at       a.m., local time, on       , 2015.

Record Date, Voting Power and Quorum. You are entitled to vote at the Special Meeting if you owned shares of ChyronHego common stock at the close of business on January 5, 2015, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of ChyronHego common stock you owned at the close of business on the record date. There are 40,381,633 shares of ChyronHego common stock entitled to be voted at the Special Meeting. A quorum will be present at the Special Meeting if a majority of the outstanding shares of ChyronHego common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be postponed to solicit additional proxies. In addition, shareholders will be asked to vote to adjourn the Special Meeting, if necessary and appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

Procedure for Voting. To vote, you can either (1) complete, sign, date and return the enclosed proxy card, (2) vote over the Internet or by telephone or (3) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote “AGAINST” adoption of the Merger Agreement.

Required Vote. To adopt the Merger Agreement, shareholders of record as of January 5, 2015 holding two-thirds of the outstanding shares of ChyronHego common stock must vote “FOR” the adoption of the Merger Agreement. The Merger Agreement also requires shareholders holding a majority of the outstanding shares of ChyronHego common stock, excluding shares owned by Purchaser, Merger Subsidiary, the Guarantors, or the Rollover Holders, to vote “FOR” the adoption of the Merger Agreement. There are 40,381,633 total shares of ChyronHego common stock outstanding on the record date and entitled to be voted at the Special Meeting. There are 23,269,574 shares of ChyronHego common stock excluding shares owned by Purchaser, Merger Subsidiary, the Guarantors, or the Rollover Holders. Pursuant to the Voting Agreement executed by each of the Voting Parties, the Voting Parties have agreed to vote an aggregate of 20,152,594 shares owned by them, or approximately 49.9% of the outstanding shares of ChyronHego common stock as of January 5, 2015, plus any additional shares of ChyronHego common stock subsequently acquired by the Voting Parties, whether through the exercise of options to purchase an aggregate of 2,686,755 shares of ChyronHego common stock (which are exercisable with respect to 1,422,168 shares within 60 days of the record date), any shares of common stock issuable upon vesting of restricted stock units (all of which vested prior to the record date), in favor of the Merger Agreement and against any competing proposals.

Shareholders holding at least a majority of the shares of ChyronHego common stock voted at the Special Meeting must vote “FOR” the non-binding, advisory proposal regarding compensation that may become payable to ChyronHego’s named executive officers in connection with the Merger (as described in “Special Factors — Interests of ChyronHego’s Directors and Executive Officers in the Merger” beginning on page 46), which we refer to as the “Merger-Related Compensation Proposal,” in order for the proposal to be approved. Approval of the Merger-Related Compensation Proposal is not a condition to the completion of the Merger, and the vote with respect to the Merger-Related Compensation Proposal is advisory only and will not be binding on Purchaser or ChyronHego. Therefore, if shareholder approval for the Merger is obtained and the Merger is completed, the payments that are the subject of the Merger-Related Compensation Proposal may become payable to the named executive officers regardless of the outcome of the vote on the Merger-Related Compensation Proposal.

Shareholders holding at least a majority of the shares of ChyronHego common stock voted at the Special Meeting must vote “FOR” the proposal to adjourn the Special Meeting, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger and adopt the Merger Agreement, which we refer to as the “Adjournment Proposal,” in order for the proposal to be approved.

Because the Rollover Holders and the Voting Parties beneficially own more than a majority of the outstanding shares of ChyronHego common stock as of the record date, they can approve or disapprove the Merger-Related Compensation Proposal and the Adjournment Proposal regardless of how any other shareholder votes.

Voting, Counting Votes. You should read this proxy statement carefully, including its annexes, and consider how the Merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or vote over the Internet or by telephone as soon as possible so that your shares can be voted at the Special Meeting. For each of the proposals being voted on in the Special Meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

For shareholders other than Purchaser, Merger Subsidiary, the Guarantors or the Rollover Holders, your vote on the proposal relating to the adoption of the Merger Agreement will be counted once to determine if holders of two-thirds of the outstanding shares of ChyronHego common stock approve the adoption of the Merger Agreement and once to determine if holders of a majority of the outstanding shares of ChyronHego common stock (other than shares owned by Purchaser, Merger Subsidiary, the Guarantors or the Rollover Holders) approve the adoption of the Merger Agreement. Abstentions will count as votes cast on the proposal relating to adoption of the Merger Agreement, and will also count for the purpose of determining whether a quorum is present. As a result, if you “ABSTAIN,” it will have the same effect as if you vote “AGAINST” the adoption of the Merger Agreement. The failure to return your proxy card (or to vote over the Internet or by telephone or to vote in person) will also have the same effect as voting “AGAINST” adoption of the Merger Agreement.

Abstentions will not count as votes cast on the Merger-Related Compensation Proposal and the Adjournment Proposal; as a result, if you “ABSTAIN,” it will have no effect on the Merger-Related Compensation Proposal and the Adjournment Proposal.

If you sign and return your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

Voting in Person. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may be asked to present photo identification for admittance into the Special Meeting.

Voting over the Internet or by Telephone. If you own shares in your own name, you may vote over the Internet or by telephone by following the instructions included in these materials. You may vote over the Internet until 11:59 P.M. Eastern Time on the day before the Special Meeting by going to the website for Internet voting on the proxy card (www.proxyvote.com) and following the instructions on the screen. You may vote by telephone by calling the toll-free number on your proxy card, 24 hours a day and until 11:59 PM Eastern Time on the day before the Special Meeting and following the prerecorded instructions. Have your proxy card available when you access this web page or call.

Changing Your Vote. You may change your vote at any time before the shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of four ways. First, you can send a written, dated notice to ChyronHego’s corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can submit a subsequent proxy over the Internet or by telephone. Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Shares held in “Street Name.” If your shares are held in “street name” by your broker or bank, your broker or bank will not vote your shares without instructions from you. You should instruct your broker or bank to vote your shares, following the procedure provided by them, or by following their instructions for voting through the Internet or by phone. Without instructions, your shares will not be voted, which will have the same effect as voting against adoption of the Merger Agreement. In the alternative, you may vote in person at the meeting if you obtain a valid legal proxy from your broker, bank or other nominee and present it at the meeting.

Failure to Adopt Merger. If the proposal to adopt the Merger Agreement fails to get the requisite number of shareholder votes, and the Adjournment Proposal passes, ChyronHego’s board of directors may adjourn the Special Meeting for the purpose of soliciting additional proxies. If the Special Meeting is not adjourned, the board of directors, the Special Committee and Purchaser will consider available options at that time.

Other Business. No business may be transacted at the Special Meeting other than the matters set forth in this proxy statement.

The Merger Agreement (page 62)

Go-Shop Period. ChyronHego was allowed, until January 5, 2015, to solicit proposals for, or participate in discussions with respect to, other acquisition transactions, as described further in this document. The go-shop period commenced on November 17, 2014 and concluded on January 5, 2015. At the conclusion of the go-shop period, the Special Committee was advised that no additional bids had been made during such period. During the go-shop period, Duff & Phelps contacted 85 potential buyers, including 20 strategic buyers and 65 private equity buyers, of which nine potential buyers entered into confidentiality agreements with ChyronHego and were given access to the same materials as had been provided to Vector Capital.  ChyronHego held management meetings with two of such potential buyers. Of such potential buyers, one was a strategic buyer and the other was a private equity buyer. None of these potential buyers submitted a bid to acquire ChyronHego. At the conclusion of the go-shop period, the Special Committee was advised that no additional bids had been made during such period. After January 5, 2015, we have agreed, prior to the Merger becoming effective or being terminated in accordance with its terms, to limitations on, among other things, ChyronHego’s ability to solicit proposals for, or participate in discussions with respect to, other acquisition transactions. See the section entitled “The Merger Agreement — Covenants — Go-Shop; No-Shop; Change in Board Recommendation” beginning on page 68 for a discussion of these provisions.

Conditions to the Merger. The obligations of ChyronHego, Purchaser and Merger Subsidiary to complete the Merger are subject to the following conditions:

●	the affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote thereon;

●	the affirmative vote of the holders of a majority of the outstanding shares of common stock not owned, directly or indirectly, by Purchaser, Merger Subsidiary, the Guarantors or the Rollover Holders;

●	the absence of any applicable law, injunction, judgment or ruling prohibiting the consummation of the Merger;

●	the expiration or termination of the waiting period under the HSR Act; and

●	all actions by, or filings with, any governmental authority required to permit the consummation of the Merger, shall have been taken, made or obtained;

Purchaser and Merger Subsidiary’s obligations to complete the Merger are also subject to the following conditions:

●	ChyronHego must have performed in all material respects all of its obligations under the Merger Agreement;

●

ChyronHego’s representations and warranties must be true as of the closing of the Merger, except for (1) those representations and warranties which address matters as of a particular time (which shall have been true as of such time) or (2), any failure of certain representations and warranties to be so true which has not had and would not have, individually or in the aggregate, a “material adverse effect” on ChyronHego (except that certain representations and warranties must be true in all respects);

●

there must not be any instituted or pending actions or proceedings (or any investigation or other inquiry that might result in such action or proceeding) in which a governmental body has: (a) challenged, sought to make illegal, delayed materially or otherwise restrained or prohibited the consummation of the Merger, (b) sought to restrain or prohibit Purchaser’s, Merger Subsidiary’s or any of Purchaser’s affiliates’ (i) ability to exercise full rights of ownership of ChyronHego’s stock or (ii) ownership or operation of all or a material portion of the business or assets of ChyronHego and its subsidiaries, taken as a whole, or of Purchaser and its subsidiaries, taken as a whole, (c) sought to compel Purchaser or any of its subsidiaries or affiliates to dispose of or hold separate all or a material portion of the business or assets of ChyronHego and its subsidiaries, taken as a whole, or of Purchaser and its subsidiaries, taken as a whole, or (d) that otherwise, in Purchaser’s judgment, is likely to have a “material adverse effect” on ChyronHego or Purchaser.

●

there must not have been any action taken or any applicable law proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger by any governmental body, other than the application of the waiting period provisions of the HSR Act to the Merger, that, in the judgment of Purchaser, is likely to result in any of the consequences referred to in clauses (a) through (d) of the paragraph immediately above;

●

ChyronHego must have delivered to Purchaser a certificate for purposes of satisfying Purchaser’s obligations under Section 1.1445-2(c)(3)(i) of the U.S. Treasury Regulations and a notice to the Internal Revenue Service (the “IRS”) in accordance with Section 1.897-2(h)(2) of such regulations; and

●

there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a “material adverse effect” on ChyronHego.

ChyronHego’s obligations to complete the Merger are also subject to the following conditions:

●

Purchaser and Merger Subsidiary must have performed in all material respects all of their obligations under the Merger Agreement by the effective time; the representations and warranties of Purchaser must be true at and as of the effective time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time); and we must have received a certificate signed by an executive officer of Purchaser to the foregoing effect.

See the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 71.

Termination of the Merger Agreement and Termination Fee. The Merger Agreement contains certain termination rights for ChyronHego and Purchaser. Upon termination of the Merger Agreement under specified circumstances, ChyronHego will be required to pay Purchaser a termination fee. If the termination fee becomes payable as a result of ChyronHego terminating the Merger Agreement in order to enter into a definitive agreement concerning a Superior Proposal, as defined below, the amount of the termination fee will be $1.8 million if the termination occurred on or before January 5, 2015 and $4.2 million if the termination occurs after January 5, 2015, which termination fee represents approximately 1.5% and approximately 3.5%, respectively, of the aggregate equity value of ChyronHego (consisting of the cash Merger Consideration and the value of the Rollover Shares). The Merger Agreement also provides that Purchaser will be required to pay ChyronHego a reverse termination fee of $6.3 million in the event that ChyronHego terminates the Merger Agreement due to a breach of any representation or warranty or failure to perform any covenant by Purchaser or Merger Subsidiary under the Merger Agreement, which breach would cause certain conditions to the closing to not be satisfied; and, provided, that there are no facts or circumstances (other than Purchaser or Merger Subsidiary’s breach of its agreements or representations) that would cause the conditions to closing to not be satisfied on or prior to May 16, 2015. See the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 72.

After the Vote (page 62)

Results of the Shareholder Vote. After the shareholder votes are counted, ChyronHego will promptly file a final amendment to the Schedule 13E-3 Transaction Statement relating to this transaction, which will describe the results of the shareholder vote. In addition, ChyronHego also intends to file a Current Report on Form 8-K in which it will announce the results of the shareholder vote.

Completing the Merger; Exchanging Shares for Merger Consideration. Please do not send in your stock certificate at this time. ChyronHego is working toward completing the Merger as quickly as possible, but cannot predict the exact timing. ChyronHego currently expects the Merger to be completed in the first quarter of 2015. However, we cannot assure you that all conditions to the Merger will be satisfied or, if satisfied, the date by which they will be satisfied. After the Merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares of ChyronHego common stock for the Merger Consideration of $2.82 per share in cash, without interest and subject to any applicable withholding taxes, for each share of ChyronHego common stock. Once you have properly completed and returned the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the Merger Consideration for your shares.

Solicitation of Proxies and Expense (page 61)

This proxy solicitation is being made and paid for by ChyronHego. ChyronHego’s directors, officers and employees may solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communications. These persons will not be paid additional remunerations for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of ChyronHego common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Additional Information (page 90)

ChyronHego files reports and other information with the SEC. Purchaser, Merger Subsidiary and Vector Capital are also required to file information with the SEC in connection with their potential ownership interest in ChyronHego. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the SEC’s website maintained at www.sec.gov. You can also request copies of the documents we file with the SEC from us.

If you have additional questions about the Merger or require assistance in submitting proxies or voting shares of ChyronHego common stock, or if you would like to receive additional copies of the proxy statement or the enclosed proxy card, please contact:

Investor Relations

ChyronHego Corporation

Telephone: (631) 845-2000, press 6

E-mail: investor.relations@chyronhego.com

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

SPECIAL FACTORS

The discussion of the Merger and the Merger Agreement contained in this statement summarizes the material terms of the Merger. Although we believe that the description covers the material terms of the Merger and the Merger Agreement, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and the other documents referred to herein (including the annexes) carefully for a more complete understanding of the Merger.

Parties to the Merger Agreement

ChyronHego Corporation

In May 2013, Chyron Corporation, a New York corporation, acquired the outstanding stock of Hego Aktiebolag, a privately-held Swedish corporation, and the combined company changed its name to ChyronHego Corporation. ChyronHego is a global leader in broadcast graphics creation, playout, and real-time data visualization, offering a wide variety of products and services for live television, news, and sports production. ChyronHego's end-to-end graphics offerings include hosted services for graphics creation and order management, on-air graphics systems, clip servers, social media and second screen applications, channel branding, graphics asset management, touch graphics, telestration, virtual placement and player tracking. From the newsroom to the control room to the mobile unit on-the-go, ChyronHego continues to develop innovative technology for the unique and shifting demands of live production. ChyronHego’s principal executive offices are located at 5 Hub Drive, Melville, New York 11747, and ChyronHego’s telephone number is (631) 845-2000.

Vector CH Holdings (Cayman), L.P.

Vector CH Holdings (Cayman), L.P. (“Purchaser”) is an affiliate of Vector Capital Partners IV, L.P., Vector Capital International IV, L.P., Vector Entrepreneur Fund III, L.P. and their affiliated funds (collectively, “Vector Capital”). Since 1997, Vector Capital and its affiliates have been investing in technology and innovation worldwide. Vector Capital partners with entrepreneurs and management teams across technology sectors, geographies and stages of a company’s life, from start-up and expansion financing, to growth equity and buyouts. Purchaser was organized as a Cayman Islands exempted limited partnership on November 14, 2014. Purchaser has not engaged in any business activity other than in connection with its formation and the proposed Merger.

CH Merger Sub, Inc.

CH Merger Sub, Inc. (“Merger Subsidiary”) is a wholly owned subsidiary of Purchaser. Merger Subsidiary was incorporated under the laws of the State of New York on November 14, 2014. Merger Subsidiary has not engaged in any business activity other than in connection with its formation and the proposed Merger.

Background of the Merger

ChyronHego and the Board have historically reviewed and evaluated the risks and opportunities within its existing business segments, and have regularly considered strategic alternatives in order to enhance shareholder value, including, from time to time, acquisitions, divestitures and the possible sale of ChyronHego.

On January 15, 2014, representatives of ChyronHego met with Dave Ramazetti, Managing Director at Vector Capital, at the Needham Growth Conference in New York. This meeting occurred after representatives of ChyronHego had given a business presentation at the conference and Mr. Ramazetti had then requested a meeting with representatives of ChyronHego.

In February 2014, Johan Apel, ChyronHego’s President and Chief Executive Officer, received an unsolicited inquiry from David Fishman, Managing Director and Head of Private Equity Investment at Vector Capital. Mr. Fishman indicated that Vector Capital was interested in a potential transaction with ChyronHego.

On February 10, 2014, ChyronHego and Vector Capital entered into a confidentiality agreement.

On February 24, 2014, Mr. Apel met with representatives of another private equity firm, referred to as Party B. Party B had contacted Mr. Apel to discuss its interest in a potential transaction with ChyronHego and to discuss Mr. Apel’s views on the state of the broadcast graphics market.

On March 6, 2014, Mr. Apel, Sören Kjellin, ChyronHego’s Chief Technology Officer, and Jesper Gawell, ChyronHego’s Chief Marketing Officer, met with Mr. Fishman, Nicholas Lukens, Vice President of Vector Capital, and other representatives of Vector Capital, in New York to discuss Vector Capital’s potential interest in ChyronHego. Mr. Apel reviewed ChyronHego’s current business and described its prospects and plans.

In March 2014, Mr. Apel informed Roger Ogden, the Chairman of ChyronHego's Board, of the communications he had had with Vector Capital.

On March 24, 2014, Mr. Apel met again with representatives of Party B to discuss further a potential transaction involving ChyronHego.

On April 9, 2014, representatives of Vector Capital met with representatives of ChyronHego at the National Association of Broadcasters, or NAB, conference in Las Vegas, Nevada. During this meeting, Mr. Apel reviewed ChyronHego’s product portfolio.

In April 2014, Mr. Apel provided Mr. Ogden with an update as to the meetings and communications he had had with Vector Capital. Mr. Ogden suggested that Mr. Apel update the full Board as to these meetings at its next scheduled meeting on May 22, or sooner if the discussions became more concrete or definitive in the meantime.

On April 11, 2014, ChyronHego and Party B entered into a confidentiality agreement.

On April 21, 2014, Mr. Apel and representatives of Party B met to discuss further a potential transaction involving ChyronHego.

On April 22, 2014, Mr. Apel, together with Mr. Gawell and Mr. Kjellin, met with Mr. Fishman and Mr. Lukens in New York, as a follow-up to the meeting at the NAB conference. They continued to discuss ChyronHego’s business and prospects.

On May 7, 2014, Mr. Apel spoke by telephone with representatives of Party B, who indicated that Party B’s interest in a potential transaction with ChyronHego was dependent on a potential transaction between Party B and another company in this industry, that such other potential transaction was not going to be consummated, and that Party B was therefore no longer pursuing a transaction in this industry.

On May 14, 2014, Mr. Apel spoke with Mr. Fishman and Mr. Lukens by telephone, who expressed their interest in initiating a more formal dialogue regarding a potential transaction.

On May 20, 2014, the Board held a regularly scheduled meeting, at which representatives of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, legal counsel to ChyronHego (“Mintz Levin”), were also present. During that meeting, Mr. Apel indicated that he had been approached by Vector Capital and by other private equity firms in the media industry who had expressed interest in a potential investment in or acquisition of ChyronHego. Mr. Apel had not previously communicated the approaches by Vector Capital and by other private equity firms in the media industry to the full Board as he did not believe, until the discussion on May 14 with Mr. Fishman and Mr. Lukens, that the approaches were sufficiently concrete or definitive in nature to warrant the full Board’s attention. The Board noted that, although ChyronHego was not for sale at that time, it would like management to explore in further detail the interest that had been shown by the private equity investors, including the unsolicited indication of interest from Vector Capital. Management was advised not to commit to any period of exclusive dealings with Vector Capital or any other party at this time.

Later on May 20, 2014, Mr. Apel had a conversation with Mr. Fishman and Mr. Lukens regarding their interest in ChyronHego and potential next steps in an acquisition or investment process.

On May 21, 2014, Mr. Apel met with representatives of another private equity firm, referred to as Party C. Party C had contacted Mr. Apel on May 19, 2014 to schedule a meeting to discuss its interest in a potential transaction with ChyronHego. These discussions did not progress beyond this meeting, and no confidentiality agreement was entered into.

On May 22, 2014, the Board held a telephonic meeting, at which representatives of Mintz Levin were present. Mr. Apel summarized his discussions with Vector Capital and its interest in a transaction to acquire all or part of ChyronHego. Mr. Apel reported that Vector Capital had provided a preliminary valuation range for ChyronHego of $2.50 - $2.75 per share for all of the capital stock of ChyronHego. The Board discussed the need to evaluate the potential transaction in the context of ChyronHego’s future growth prospects.

Also at the May 22, 2014 board meeting, after discussing the need to evaluate ChyronHego’s prospects and position in an acquisition context, the Board formed a Special Committee of independent directors, comprising Messrs. Roger Ogden, Michael Wheeler, Henrik Sundberg and Peter Frey. The Special Committee’s purpose and duties were to explore, evaluate and make recommendations to the full Board about transactional inquiries and other strategic alternatives and to determine and make recommendations to the full Board as to which options were in the best interest of ChyronHego’s shareholders. The Special Committee was also given the authority to hire an advisor to advise it in its deliberations as to the strategic alternatives that were available to ChyronHego and the fairness, from a financial point of view, of a potential transaction to the unaffiliated shareholders of ChyronHego.

On May 23, 2014, the Special Committee held its first meeting, and representatives of Mintz Levin were also present. Mr. Wheeler was initially appointed as chair of the Special Committee. The Special Committee discussed how to evaluate the potential transaction with Vector Capital and the valuation of ChyronHego. Mr. Apel also attended the meeting, and the Special Committee asked him to analyze ChyronHego’s potential future growth trajectory over the next two to three years to help the Special Committee to better evaluate the available strategic alternatives. During this meeting, the members of the Special Committee noted the need to retain a financial advisor and the importance to the process of obtaining analysis and advice in this regard. Members of the Special Committee agreed to reach out to their contacts at investment banks to obtain proposals to handle the engagement by the Special Committee.

On May 27, 2014, the Special Committee met again and Mr. Apel presented financial information regarding the budget for ChyronHego’s 2014 fiscal year and projected financial information for the next three years, including the growth prospects for specific business lines, ChyronHego’s potential future market share and the competition in both the U.S. and international markets. The Special Committee also discussed alternatives to the Vector Capital transaction, and reviewed ChyronHego’s prospects for raising additional funds in the capital markets, and how a financing could change ChyronHego’s available alternatives. Additionally, the Special Committee discussed how raising additional capital in the capital markets could potentially have a dilutive ownership effect on current shareholders and discussed the potential downward pressure the stock price could experience if large insiders attempted to sell shares in the open market. Mintz Levin described the legal responsibilities of the Board in a transaction of the kind proposed by Vector Capital, including the Board’s fiduciary duties to the shareholders of ChyronHego. The Special Committee discussed next steps and agreed that Mr. Apel and Mr. Sundberg would meet with representatives of Vector Capital following an amendment to the confidentiality agreement with Vector Capital to include a customary standstill provision.

During this process, Mintz Levin served as legal counsel to both the Board and the Special Committee. The Special Committee did not believe it necessary to hire separate legal counsel as it was understood that Mr. Apel would recuse himself from any vote at the Board level on a transaction in which he had a personal interest, and absent that conflict of interest, the Special Committee did not view the interests that it was charged with representing as being different from those which the Board was charged with representing.

On May 28, 2014, Mr. Wheeler provided an update on behalf of the Special Committee to the Board as to the financial information that had been provided by Mr. Apel and the next steps in the process.

Over the following week, the Special Committee met with two investment banking firms to obtain their input on ChyronHego’s current business. At these meetings, the Special Committee and the investment banking firms discussed ChyronHego’s financial forecasts, the Vector Capital proposal, public market conditions, and the benefits and risks related to ChyronHego’s ability to achieve its strategies and financial goals as an independent company.

On May 29, 2014, ChyronHego and Vector Capital entered into an amended and restated confidentiality agreement, which replaced in its entirety the confidentiality agreement entered into in February 2014. This confidentiality agreement included a standstill provision providing that Vector Capital could not make a bid for ChyronHego that was not approved by the Board for a one year period.

On June 2, 2014, representatives from Vector Capital gave a presentation to the Special Committee. Vector Capital described its focus in the technology area and experience in the broadcast sector. Later on June 2, Mr. Ogden circulated a written proposal from Vector Capital to the full Board. This proposal included an indicative price range to be paid for ChyronHego of $2.50 - $2.75 per share, which equated to an enterprise value of between $103 million - $114 million, representing a multiple of 16.7x – 18.4x pro forma last twelve months EBITDA and a premium of approximately 17% - 29% above the most recent closing market price of $2.13 per share. This proposal also discussed the need for ChyronHego to enter into a binding agreement to give Vector Capital exclusivity for a specified period, during which Vector Capital would have the ability to complete its due diligence on ChyronHego, and the parties would negotiate a definitive transaction agreement, and also included a five-week “go-shop” period, during which ChyronHego would use an investment bank to solicit other bidders and determine the potential interest of other parties in acquiring ChyronHego.

Also on June 2, 2014, Mr. Apel met with representatives of another private equity firm, referred to as Party D. Party D had contacted Mr. Apel on May 22, 2014 to schedule a meeting to discuss its interest in a potential transaction with ChyronHego. These discussions did not progress beyond this meeting, and no confidentiality agreement was entered into.

On June 3, 2014, the Board met to discuss the status of the discussions with Vector Capital and the proposal that had been received from it. Mr. Apel presented an analysis of ChyronHego’s financial status and prospects to the Board. The Special Committee also described their views on the financial projections. Mintz Levin noted that if the Board decided to pursue the proposed transaction with Vector Capital, the Company would likely need to enter into a binding agreement to give Vector Capital exclusivity for a specified period. Mintz Levin noted that it would also be important to agree to a go-shop period, as proposed in Vector Capital’s proposal. The Board also discussed alternatives to the Vector Capital transaction, including the potential to raise additional capital in the public markets and remain an independent entity. After these discussions, the Board decided that there was sufficient interest in the potential transaction to ask Vector Capital to give a presentation to the full Board. As noted above, Mintz Levin represented both the full Board and the Special Committee during this process.

On June 6, 2014, representatives from Vector Capital met telephonically with the Special Committee to discuss Vector Capital’s proposal.

On June 9, 2014, the Special Committee met to discuss Vector Capital’s offer. The Special Committee agreed to recommend that the full Board authorize Mintz Levin and members of the Special Committee to approach Vector Capital regarding a higher price per share.

On June 10, 2014, the Board met to evaluate the Vector Capital proposal, including in particular the aspect of the proposal that required some shareholders, including those in senior management, to have a continuing investment in the resulting company (the “Rollover Holders”). Mintz Levin noted that any Rollover Holders would need to retain their own legal counsel to represent their interests in the transaction. The Board also discussed the potential costs of the transaction, including those to be incurred to retain a financial advisor to provide an opinion as to the fairness, from a financial point of view, of the consideration to be received by the unaffiliated shareholders of ChyronHego in the transaction, as well as costs for legal counsel and other fees. After the Special Committee presented its recommendation that Mintz Levin and Mr. Sundberg be authorized to approach Vector Capital regarding a higher price, the Board voted to unanimously approve that recommendation and authorize Mr. Sundberg, Mr. Frey and Mintz Levin to pursue negotiations with Vector Capital. The negotiations would concern the potential price per share to acquire ChyronHego and the contemplated deal structure that would allow certain shareholders to retain ownership in the post-transaction entity and at what percentage. The Board also agreed to share ChyronHego’s long-term financial projections with Vector Capital pursuant to the confidentiality agreement between the two parties.

Between June 13, 2014 and June 25, 2014, representatives of Vector Capital communicated telephonically with Mr. Apel to discuss the status of the Vector Capital proposal.

On June 16, 2014, the Special Committee met with representatives of Vector Capital and discussed the share price that the Special Committee viewed as appropriate, the mechanics of the rollover by certain ChyronHego shareholders of their ownership into the resulting company, and the length of the go-shop period. In these discussions, the Special Committee proposed to Vector Capital a price range from $3.00 - $3.25 per share in cash. Vector Capital reiterated that it would not pay more than $2.75 per share in cash, which equated to approximately $114 million in enterprise value, for ChyronHego. Vector Capital also resisted ChyronHego’s proposed seven- to eight-week go-shop period.

On June 19, 2014, the Board met telephonically to hear a report from the Special Committee as to the status of negotiations with Vector Capital. The Board discussed the price per share to be paid, and the prospects for ChyronHego’s future development and growth, either independently or as a private company. The Board authorized the Special Committee to ask for a seven to eight week go-shop period and to communicate to Vector Capital that the price would need to be at least within the range of $2.75-$3.00 per share.

On June 25, 2014, Vector Capital provided an updated proposal to the Special Committee, indicating that it would be willing to pay a price of $2.63 per share for ChyronHego, which equated to an enterprise value of $113 million, representing a multiple of 18.2x last twelve months EBITDA or a premium of 44% based on the then-current market price of $1.83 per share. Although the share price was at the mid-point of the previous range, the enterprise value represented in the proposal did not represent the mid-point of the enterprise values in the proposal dated June 2, 2014 due to adjustments in share count and updated balance sheet information.

On June 27, 2014, the Board met telephonically to discuss these negotiations, with representatives of Mintz Levin present. The members of the Special Committee noted that when they had requested Vector Capital to provide a specific price per share instead of a price range, Vector Capital had identified $2.63 as the price per share it was prepared to offer ChyronHego’s shareholders. The Board discussed this price and agreed that ChyronHego would not accept a per share price less than $2.75. The Board also discussed continuing to pursue strategic alternatives to the Vector Capital transaction.

On June 30, 2014, Vector Capital sent a revised proposal to the Special Committee. In the proposal, Vector Capital increased its price per share for ChyronHego to $2.75, which equated to an enterprise value of $118 million, representing a multiple of 19.1x pro forma last twelve months EBITDA and a premium of 32% over the last twelve months average share price. It also agreed to extend the go-shop period to five weeks in length. In addition, Vector Capital asked for an exclusivity period of 20 business days.

On July 2, 2014, the Board met telephonically, with representatives of Mintz Levin present. During the meeting, the Special Committee reported that Vector Capital had raised its offer for ChyronHego to $2.75 per share. Also, pursuant to Vector Capital’s offer, 25% of Vector Capital’s investment in ChyronHego would be participating preferred equity with a 5% coupon, which would be senior to the remainder of Vector Capital’s investment and the interests of the Rollover Holders, which would be.in the form of preferred equity, also with a 5% coupon. Vector Capital stated that this change in proposed structure with the Rollover Holders had enabled them to increase their offer to the Company from $2.63 per share to $2.75 per share. At the meeting, Mintz Levin reviewed and described the Board’s fiduciary duties to ChyronHego’s shareholders under New York law. The Board then engaged in a lengthy discussion about the desirability of the proposed transaction with Vector Capital, the associated risks, and the range of alternative strategies other than the transaction proposed by Vector Capital. At the conclusion of the meeting, the Board authorized Mr. Frey and Mintz Levin to contact Vector Capital to negotiate the go-shop period and termination fee with Vector Capital.

On July 2, 2014, Mr. Frey contacted Mr. Fishman and indicated that the Special Committee would like to extend the go-shop period to seven weeks and to set a termination fee of 1% of the purchase price if ChyronHego decided to terminate the agreement due to a higher bid received during the go-shop period, and a termination fee of 3% of the purchase price if ChyronHego unilaterally decided to terminate the definitive agreement without having a higher bid.

On July 3, 2014, Mr. Fishman sent a revised draft of the non-binding term sheet to the Special Committee, including a seven week go-shop period and a termination fee of 2% of the purchase price if ChyronHego decided to terminate the agreement due to a higher bid received during the go-shop period, and a termination fee of 4% if ChyronHego decided to terminate the definitive agreement without having a higher bid Mr. Fishman also included a proposed form of exclusivity agreement for the transaction.

On July 4, 2014, representatives of Vector Capital met telephonically with Mintz Levin to discuss the transaction.

On July 7, 2014, ChyronHego and Vector Capital reached a verbal agreement to the material terms of a non-binding term sheet, by which Vector Capital would purchase all of ChyronHego’s outstanding shares at a price of $2.75 per share. Other terms included a seven week go-shop period during which ChyronHego could pursue another bidder at a higher price. Also, ChyronHego would be obligated to pay a termination fee of 1.5% of the purchase price if ChyronHego decided to terminate the agreement due to receiving a higher bid and entering into a definitive agreement by the end of the go-shop period, and a termination fee of 3.5% if ChyronHego decided to terminate the definitive agreement without having a higher bid. Also, ChyronHego management would be required to roll over a portion of its interest in ChyronHego and to hold a subordinate interest with respect to a portion of the equity held by Vector Capital.

On July 8, 2014, the Board met to discuss the next steps with regard to Vector Capital’s offer. The Board noted that the negotiations to date had been extremely thorough and that the Special Committee had negotiated an increase in Vector Capital’s offer price, obtained a lengthy go-shop period and reduced the termination fee payable by ChyronHego. After a comprehensive discussion, the Board voted unanimously to authorize and direct the management, the Special Committee and Mintz Levin to negotiate a definitive purchase agreement with Vector Capital and to authorize ChyronHego to enter into an exclusivity agreement with Vector Capital. The Board also discussed the need to retain a financial advisor; management agreed to solicit proposals from investment banks, each of which had been suggested as candidates by members of the Special Committee, to advise ChyronHego on the proposed transaction. The Board also decided that the Special Committee should continue to manage the process relating to the potential transaction and to advise the Board on maximizing the value to ChyronHego’s public shareholders.

On July 9, 2014, ChyronHego entered into an exclusivity agreement with Vector Capital, providing for a period of exclusivity through August 11, 2014, subject to extension as described below, during which ChyronHego would be prohibited from initiating or soliciting another proposal to acquire ChyronHego, obligated to disclose to Vector Capital if it received another unsolicited proposal and required to allow Vector Capital to increase its offer price in response to any unsolicited offer. The exclusivity agreement provided that it would be automatically extended for up to two consecutive five business day periods, until August 25, 2014, unless ChyronHego elected to terminate the exclusivity agreement not later than two business days prior to the scheduled expiration date. During the following weeks, representatives of Vector Capital continued to meet with representatives of ChyronHego and conduct due diligence.

Also on July 9, 2014, representatives of Vector Capital spoke with management of ChyronHego regarding ChyronHego’s financial performance.

Following its July 8, 2014 meeting, the Special Committee interviewed and received proposals from three major investment banks to advise it on the transaction with Vector Capital.

On July 10, 2014 and July 11, 2014, representatives of Vector Capital met in New York with management of ChyronHego to discuss ChyronHego’s business performance.

On July 12, 2014, Shearman & Sterling LLP (“Shearman & Sterling”), counsel to Vector Capital, provided a draft of the proposed Merger Agreement and began conducting a due diligence review and negotiating the terms of the Merger Agreement with Mintz Levin.

On July 16, 2014, management of ChyronHego met in San Francisco with representatives of Vector Capital to discuss the transaction.

On July 21, 2014, Mintz Levin provided its comments on the draft Merger Agreement to Shearman & Sterling.

On July 23, 2014, the Special Committee met to discuss the proposals it had received to serve as advisor to the Special Committee, and decided to retain Duff & Phelps. On July 25, 2014, the Special Committee entered into an engagement letter with Duff & Phelps relating to its service as financial advisor in connection with the proposed transaction.

On July 30, 2014, Shearman & Sterling provided a draft of the proposed Voting Agreement for review by Mintz Levin.

Also on July 30, 2014, representatives of Vector Capital spoke telephonically with management of ChyronHego to discuss ChyronHego’s customers and operations.

On August 1, 2014, Shearman & Sterling provided a revised draft of the Merger Agreement for review by Mintz Levin, and the Special Committee provided an update to the Board regarding the status of the transaction.

On August 2, 2014, Shearman & Sterling provided a proposed term sheet relating to the equity to be received in the rollover agreement to Mr. Apel.

On August 4, 2014, representatives of Mintz Levin and Shearman & Sterling had a conference call to discuss open points on the Merger Agreement. The primary open points discussed during this call included the features of the go-shop period, specifically including whether Vector Capital would have the right to match any offer received by ChyronHego from a third party during the go-shop period, and the lengths of time that each of ChyronHego and Vector Capital would have to provide information and respond to information provided during the go-shop period.

Also on August 4, 2014, Mr. Fishman and Mr. Lukens met Mr. Apel in New York to discuss the rollover equity term sheet.

On August 5, 2014, Mintz Levin provided its comments on the revised draft of the Merger Agreement and its comments on the draft of the Voting Agreement to Shearman & Sterling.

On August 6, 2014, Mr. Apel retained Proskauer Rose LLP (“Proskauer”) as his counsel.

Also on August 6, 2014, representatives of Vector Capital spoke with Mr. Apel regarding the rollover equity term sheet.

On August 7, 2014, the Board met to discuss the status of the transaction. During the meeting, representatives from Duff & Phelps noted that while Duff & Phelps was not being asked to provide an opinion to the Special Committee at that time, its analysis indicated that, subject to review of final documentation, it would be able to render an opinion to the Special Committee to the effect that the proposed merger consideration of $2.75 per share to be received by the shareholders of ChyronHego (other than the Rollover Holders) in the Merger was fair, from a financial point of view. Duff & Phelps also explained the go-shop process it would oversee. Duff & Phelps would provide a short description of ChyronHego to a list of potential buyers to encourage competing offers. If one of these potential buyers signed a confidentiality agreement, Duff & Phelps would provide them the same materials that were provided to Vector Capital. After the board meeting, Duff & Phelps met with the Special Committee and management to review a list of potential buyers to be contacted during the go-shop period. Members of the Special Committee and management identified a number of additional potential buyers to be added to the list, which resulted in a total of 88 potential buyers to be contacted during the go-shop period, which included 21 strategic parties and 67 financial buyers.

On August 11, 2014, Mr. Apel provided comments from Proskauer on the proposed rollover equity term sheet to Vector Capital.

During the weeks of August 11 and 18, 2014, representatives of Vector Capital and management spoke by telephone and exchanged electronic communications regarding outstanding due diligence issues and the structure of, and the key issues in, the rollover equity term sheet and draft employment agreement for Mr. Apel. On each of August 11 and August 18, the exclusivity agreement between Vector Capital and ChyronHego was automatically extended pursuant to its terms, in light of the ongoing dialogue and due diligence review taking place between the parties.

On August 12, 2014, representatives of Vector Capital met with management of ChyronHego in New York to discuss the Company’s forecasts and sale pipeline.

On August 14, 2014, Proskauer and Shearman & Sterling met by conference call to discuss the structure of the rollover equity arrangement.

On August 18, 2014, representatives of Proskauer and Shearman & Sterling met by conference call to discuss the term sheet relating to the rollover, including Mr. Apel’s role with ChyronHego after consummation of the proposed transaction.

On August 19, 2014, the Special Committee and representatives of Mintz Levin and Duff & Phelps met by conference call to discuss the status of the transaction.

On August 20, 2014, Shearman & Sterling provided a revised draft of the rollover equity term sheet to Proskauer, as well as initial drafts of the form of rollover agreement and the employment agreement between ChyronHego and Mr. Apel relating to his employment by ChyronHego after consummation of the proposed transaction.

On August 21, 2014, the Special Committee met by conference call to discuss the status of the transaction and the price per share to be paid in the transaction. Following the Special Committee’s meeting, the Board met to discuss and consider the Special Committee’s views on the topic. It was concluded that the Board would not offer an extension of the exclusivity agreement with Vector Capital, which was scheduled to expire pursuant to its terms on August 25. Mr. Frey was asked to contact representatives of Vector Capital to propose a call to determine the status of open issues, which Mr. Frey did.

On August 26, 2014, Mr. Frey, Mr. Fishman and Mr. Lukens met by conference call to discuss the status of the Merger Agreement. In light of the fact that the price per share of the common stock had recently traded as high as $2.75 per share on the Nasdaq Stock Market in intra-day trading, during that discussion, Mr. Frey noted that the Special Committee believed it to be necessary for Vector Capital to increase the proposed price per share to be paid in the transaction. Mr. Fishman and Mr. Lukens noted that they did not believe that an increase in the price was warranted or would be possible.

Later on August 26, 2014, Mr. Lukens sent Mr. Frey a summary of topics to be resolved prior to signing the Merger Agreement, including the completion of due diligence and the resolution of the rollover equity discussions. Mr. Lukens also provided a proposed extension to the exclusivity arrangement between the parties.

On August 28, 2014, the Special Committee and representatives of Mintz Levin met by conference call to discuss the proposed extension to the exclusivity arrangement. The Special Committee chose not to extend the period of exclusivity with Vector Capital.

On August 28, 2014, Mr. Fishman and Mr. Lukens met with Mr. Apel in New York to discuss the rollover equity term sheet.

On August 29, 2014, Mr. Frey, Mr. Fishman, Mr. Lukens and representatives of Mintz Levin and Shearman & Sterling met by conference call to discuss the status of open items on the process and the Merger Agreement, including timing aspects of the go-shop process.

On August 30, 2014, Shearman & Sterling provided Mintz Levin with revised drafts of the Merger Agreement and the Voting Agreement.

On September 8, 2014, the Board met by conference call to discuss the status of the transaction. Mr. Ogden noted that, in light of recent trading patterns in ChyronHego’s common stock, as well as an impasse in the discussions between Vector Capital and Mr. Apel regarding Mr. Apel’s role in the future management of ChyronHego, the Special Committee and Vector Capital had decided to discontinue further discussions regarding the potential transaction. Mr. Ogden further noted that the exclusivity period with Vector Capital had come to an end, and that the Special Committee was being dissolved.

Between October 4 and October 9, 2014, Mr. Apel and representatives of Vector Capital spoke several times by telephone and email. During these communications, Mr. Fishman reiterated Vector Capital’s continued interest in a transaction with ChyronHego and suggested that the parties continue to communicate about the potential transaction and drafts of the transaction documents. Mr. Apel entertained these and the other discussions and interactions described below, including allowing a representative of Vector Capital to visit ChyronHego’s facility on October 22, in the spirit of maintaining positive relations with a large, influential financial participant in ChyronHego’s industry; in the interests of not foreclosing the possibility of a future transaction that, in Mr. Apel’s view, could prove to be beneficial to the shareholders of ChyronHego; and in order to address issues concerning Mr. Apel’s role in future management of ChyronHego in the event that the trading patterns in ChytonHego’s common stock, which had affected the discussions regarding the potential transaction, changed.

On October 14, 2014, Shearman & Sterling provided Proskauer with a revised draft of the rollover term sheet.

On October 15, 2014, Mr. Fishman provided Mr. Apel with a revised employment agreement.

On October 17, 2014, representatives of Vector Capital spoke telephonically with management of ChyronHego to discuss ChyronHego’s outlook on financial results for the fourth quarter of 2014. Representatives of Vector Capital also spoke telephonically with Mr. Frey to discuss its continued interest in pursuing a transaction with ChyronHego.

Also on October 17, 2014, the Board held a telephonic meeting, with representatives of Mintz Levin also participating, to discuss whether to re-open the dialogue with Vector Capital regarding a potential transaction. Mr. Apel indicated that Vector Capital had indicated to him that they could be willing to increase the price to a level between $2.80 - $2.85 per share. The conclusion of the Board was that it was not prepared to reopen discussions at that time, but would revisit the topic at a future meeting.

On October 22, 2014, Mr. Lukens visited ChyronHego’s office in Stockholm, Sweden, and toured ChyronHego’s facility there.

On October 24, 2014, Proskauer provided Shearman & Sterling with comments on the draft employment agreement with Mr. Apel.

On October 27, 2014, Proskauer provided comments to Shearman & Sterling on the draft rollover agreement and rollover equity term sheet to Shearman & Sterling.

On October 28, 2014, Mr. Fishman and Mr. Lukens spoke telephonically with Mr. Apel to discuss its continued interest in pursuing a transaction with ChyronHego.

Also on October 28, 2014, representatives of Vector Capital and Mr. Apel communicated electronically to discuss the employment agreement.

On October 30, 2014, Proskauer provided Shearman & Sterling with a revised draft of the employment agreement.

On November 2, 2014, Shearman & Sterling provided Proskauer with the revised drafts of the rollover term sheet and rollover agreement.

On November 6, 2014, Mr. Frey spoke with representatives of Vector Capital by telephone. Vector Capital indicated that it was essentially done with its due diligence review of ChyronHego and had reached agreement on material open issues pertaining to the Rollover Shares, and that if ChyronHego wanted to proceed, they could sign the definitive agreement in a few days. They also noted that their current proposed price range was between $2.80 - $2.85 per share.

On November 6, 2014, the Board met in person at a regularly scheduled Board meeting. During the meeting, the Board discussed the renewed indication of interest from Vector Capital. Also present were representatives of Mintz Levin and Duff & Phelps. During the meeting, the representative of Duff & Phelps indicated due to recent trading patterns in ChyronHego’s common stock that Duff & Phelps would not be prepared to render an opinion to the Special Committee as to the proposed Merger Consideration without either (1) ChyronHego having undertaken a process to more broadly market itself prior to the signing of a definitive agreement with Vector Capital, or (2) changes in structural protections for the non-Rollover Holders.

On November 7, 2014, representatives of Vector Capital spoke telephonically with Mr. Apel to discuss the transaction.

On November 8, 2014, Duff & Phelps indicated to the members of the Special Committee that it was continuing to consider its position with regard to the fairness, from a financial point of view, of the Merger Consideration to be received by the shareholders of ChyronHego (other than the Rollover Holders) in the Merger, and that it would need to see the current draft of the Merger Agreement together with the draft of ChyronHego’s Form 10-Q for the quarter ended September 30, 2014, in order to update its analysis on the transaction. Mintz Levin and ChyronHego provided those items to Duff & Phelps. Duff & Phelps also noted that the Special Committee should consider requiring that a condition be added to the Merger Agreement to the effect that the Merger must be approved by a majority of the outstanding shares held by non-Rollover Holders in order to provide greater structural protection for the non-Rollover Holders in light of the ownership by the Rollover Holders of approximately 42.5% of the outstanding shares of ChyronHego common stock and the recent trading prices of ChyronHego common stock.

Also on November 8, 2014, representatives of Shearman & Sterling and Proskauer met via teleconference to discuss the issues in the equity rollover agreements and equity rollover term sheet relating to the rights of the Rollover Holders’ equity interests in the resulting company, including liquidity, governance and voting rights, and the terms and conditions of the Rollover Holders’ commitment to rollover their equity.

On November 10, 2014, ChyronHego reported financial results for the quarter ended September 30, 2014. Also on November 10, 2014, Vizrt Ltd., ChyronHego’s largest competitor, announced its proposed acquisition by Nordic Capital, a well-funded private equity firm.

Also on November 10, 2014, Mr. Fishman and Mr. Lukens spoke telephonically with Mr. Apel to discuss the general deal dynamics and the status of the transaction.

On November 11, 2014, the Special Committee was formally re-established and reconstituted and met by telephone, with representatives of Mintz Levin present, to discuss the renewed indication of interest from Vector Capital, and the additional conditions that could be placed on the shareholder approval of the transaction in order to provide additional protection to the minority shareholders of ChyronHego. It was decided that Mr. Ogden would henceforth serve as the Chairman of the Special Committee at this stage. Representatives of Duff & Phelps and Mr. Apel joined the call after this discussion, and the representatives of Duff & Phelps reported that, if the Merger Agreement included a provision requiring a vote of a majority of the shareholders who were not going to be parties to the Rollover Agreements, Duff & Phelps would be prepared, based upon that change for the structural protection of the non-Rollover Holders, to render an opinion to the Special Committee as to the fairness, from a financial point of view, of the Merger Consideration to be received by the shareholders of ChyronHego (other than the Rollover Holders) in the Merger. The members of the Special Committee discussed the impact of that condition on the votes that would be required in order to receive approval for the transaction. During the meeting, the members of the Special Committee and Mr. Apel also noted and discussed the announcement on the previous day by Vizrt Ltd. It was noted that this was a very significant development in terms of the meaningful financial strength that this would provide to ChyronHego’s largest competitor and that the offer to Vizrt Ltd. was made at a lower EBITDA multiple than Vector Capital’s offer for ChyronHego.

Also on November 11, 2014, Proskauer sent revised drafts of the rollover agreement and equity rollover term sheet to Shearman & Sterling and Shearman & Sterling sent a revised draft of the employment agreement with Mr. Apel to Proskauer.

On November 12, 2014, members of the Special Committee met in person with Mr. Fishman and Mr. Lukens of Vector Capital at the offices of Mintz Levin. During that meeting, Vector Capital indicated that it was prepared to pay $2.82 in cash per share for ChyronHego. The members of the Special Committee and Vector Capital also discussed, and indicated that they were in agreement, that the merger should be conditioned upon receipt of approval by a majority of the non-Rollover Holders. On the same date, Mr. Apel provided comments to Vector Capital on his proposed employment agreement.

On November 12, 2014, Proskauer provided Shearman & Sterling with comments on the draft of the employment agreement with Mr. Apel and Shearman & Sterling provided Proskauer with revised drafts of the rollover term sheet and rollover agreement.

On November 13, 2014, representatives of Mintz Levin and Shearman & Sterling discussed the two primary remaining open points in the Merger Agreement, which were the features of the go-shop provision and the voting condition for approval of the transaction. The parties also discussed the voting agreement to be entered into by directors and executive officers of ChyronHego, and the conditions under which that agreement could be terminated, and the language included in the merger agreement concerning representations and warranties about ChyronHego’s material contracts. Mintz Levin updated the Special Committee by e-mail regarding the discussion. On the same date, representatives of Shearman & Sterling and Proskauer discussed Mr. Apel’s proposed employment agreement, including how it differed from Mr. Apel’s current employment agreement.

On November 14, 2014, the Board met by telephone, with representatives of Mintz Levin present, and discussed the price per share being offered by Vector Capital, as well as the provision requiring a vote of a majority of the non-Rollover Holders and the news regarding the Vizrt transaction. Mintz Levin reviewed the protective provisions that had been included in the documentation with regard to the length and terms of the go-shop period and the conditions on receipt of shareholder approval. After a discussion, the Board approved authorizing management, the Special Committee and Mintz Levin to continue negotiations with Vector Capital and Shearman & Sterling to complete the documentation of the transaction, subject to receipt by the Special Committee of an opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the shareholders of ChyronHego (other than the Rollover Holders) in the Merger.

On November 14, 2014, Shearman & Sterling provided Mintz Levin with revised drafts of the Merger Agreement and Voting Agreement. Between November 14 and 16, 2014, Shearman & Sterling and Mintz Levin exchanged multiple drafts of the Merger Agreement, Voting Agreement and related documents, including disclosure schedules and the documents relating to the financing to be obtained by Vector Capital in connection with the transaction.

Between November 14, 2014 and November 16, 2014, representatives of Shearman & Sterling and Proskauer met by conference call to discuss the drafts of the rollover term sheet, rollover agreement and Mr. Apel’s employment agreement and Shearman & Sterling and Proskauer exchanged multiple drafts of Mr. Apel’s proposed employment agreement, which would result in Mr. Apel executing a new employment agreement to be effective as of the Merger. On November 16, 2014, at Vector Capital's request, Mr. Apel forwarded a draft employment agreement prepared by Shearman & Sterling to Mr. Kjellin, and Mr. Kjellin executed the new employment agreement, to be effective as of the Merger. Mr. Apel was asked to forward the document to Mr. Kjellin as Mr. Apel had a close professional relationship with Mr. Kjellin whereas Vector Capital had had little direct contact with Mr. Kjellin to that point.

On November 16, 2014, the Special Committee met by conference call, with representatives of Mintz Levin and Duff & Phelps present. At this meeting, representatives of Duff & Phelps reviewed with the Special Committee Duff & Phelps’ financial analyses with respect to the Merger Consideration. Representatives of Duff & Phelps also indicated that, upon request, Duff & Phelps would be prepared to deliver its opinion to the Special Committee as to the fairness, from a financial point of view, of the Merger Consideration to be received by the shareholders of ChyronHego (other than the Rollover Holders) in the Merger.

On November 17, 2014, the Special Committee and the Board each met by telephone, with representatives of Mintz Levin and Duff & Phelps participating. At this meeting of the Special Committee, Duff & Phelps distributed a presentation that was identical to the presentation that had been distributed to the Special Committee on November 16, 2014. Duff & Phelps delivered its opinion to the Special Committee to the effect that, as of that date and subject to the assumptions, qualifications and limiting conditions set forth therein, the $2.82 per share Merger Consideration to be received by the shareholders of ChyronHego (other than the Rollover Holders) in the Merger was fair, from a financial point of view, to such shareholders (without giving effect to any impact of the Merger on any particular shareholder other than in its capacity as a shareholder). The full text of the opinion of Duff & Phelps, dated as of November 17, 2014, which sets forth, among other things, the assumptions, qualifications and limiting conditions, is attached as Annex B to this proxy statement. Also at this meeting, the members of the Special Committee unanimously resolved to recommend the approval of the Merger Agreement and the transactions contemplated thereby to the full Board. The Special Committee considered the terms of the proposed acquisition, the Duff & Phelps presentation of the financial analyses reviewed with the Special Committee on the previous day, and the opinion dated as of November 17, 2014, and determined that the Merger, the Merger Agreement and the transactions contemplated thereby are substantively and procedurally fair to, and in the best interests of, ChyronHego unaffiliated shareholders and approved the Merger, the Merger Agreement and the transactions contemplated thereby. The Special Committee further recommended that the Board approve the Merger, the Merger Agreement and the transactions contemplated thereby and that the Board recommend that ChyronHego’s shareholders vote to adopt the Merger, the Merger Agreement and the transactions contemplated thereby. Following the Special Committee’s recommendation, the Board, by unanimous vote (with one abstention as noted below), determined that the Merger and the Merger Agreement are substantively and procedurally fair to, and in the best interests of, ChyronHego and its unaffiliated shareholders, declared the Merger Agreement and the Merger to be advisable and recommended that ChyronHego’s shareholders vote to adopt the Merger, the Merger Agreement and the transactions contemplated thereby. Mr. Apel abstained from this vote of the Board due to his status as a Rollover Holder, while noting his support for the transaction.

Following the meeting on November 17, 2014, ChyronHego issued a press release announcing the entry into the Merger Agreement. The go-shop period commenced on November 17, 2014 and concluded on January 5, 2015. At the conclusion of the go-shop period, the Special Committee was advised that no additional bids had been made during such period. During the go-shop period, Duff & Phelps contacted 85 potential buyers, including 20 strategic buyers and 65 private equity buyers, of which nine potential buyers entered into confidentiality agreements with ChyronHego and were given access to the same materials as had been provided to Vector Capital.  ChyronHego held management meetings with two of such potential buyers. Of such potential buyers, one was a strategic buyer and the other was a private equity buyer. None of these potential buyers submitted a bid to acquire ChyronHego.

Reasons for the Merger

In considering the Merger, the Special Committee consulted with Duff & Phelps regarding the financial aspects of the Merger and also consulted with representatives of Mintz Levin regarding the fiduciary duties of the members of the Special Committee and the Board and the terms of the Merger Agreement and related agreements. Based on these consultations and the factors discussed below, the Special Committee and the Board determined that the Merger and the Merger Agreement are substantively and procedurally fair to, and in the best interests of, ChyronHego’s shareholders (other than the Rollover Holders). Because any affiliates of ChyronHego, including its directors who are not Rollover Holders, will receive the same Merger Consideration per share as the unaffiliated shareholders who are not Rollover Holders, the Special Committee and the Board determined that the Merger and the Merger Agreement are substantively and procedurally fair to, and in the best interests of, ChyronHego’s unaffiliated shareholders.

In the course of reaching that determination and recommendation, to proceed with the transaction at this time, the Special Committee and the Board considered a number of potentially positive factors in its deliberations, including the following:

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The familiarity of the Board with, and information and analysis provided by management as to, ChyronHego’s business, financial performance and condition, results of operations, the nature of ChyronHego’s business and the industry in which ChyronHego competes and economic and market conditions on both a historical and a prospective basis, as well as ChyronHego’s strategic objectives and its competitive position in the markets in which it competes. In particular, the Board noted the significant increase in competition in the broadcast graphics creation, playout and real-time data visualization industry over the past two years, which had led in some instances to pricing pressure and discounting on ChyronHego’s products and services, and consistent competition for clients and customers with other companies, such as Vizrt, that were increasingly well-capitalized. This led to a belief on the part of the Board that a merger with a very well-capitalized partner, such as Vector Capital, would be in the best interests of ChyronHego’s shareholders.

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The strategic options available to ChyronHego and the Board’s assessment that when considering the financial resources and time required to execute those options, neither of these options was considered to be likely to present an opportunity that is equal or superior to the proposed transaction or to create value for ChyronHego shareholders that is equal to or greater than that created by the proposed transaction in the foreseeable future. The strategic options that were considered by the Board included remaining independent and being acquired by another party. In evaluating the choice to remain independent, the Board considered ChyronHego’s prospects to raise additional capital as an independent public company, which would be necessary in order to stay competitive in the increasingly challenging broadcast graphics creation, playout and real-time data visualization industry. Members of the Board believed, based on their experience with the capital markets, that issuers with small market capitalizations and insignificant levels of coverage by investment analysts generally have a more difficult time raising meaningful amounts capital on terms that are not punitively dilutive to their shareholders. In terms of the possibility to be acquired by another party, members of the Board noted that the lengthy go-shop period provided for in the Merger Agreement would provide an ample opportunity to determine if another third party would be willing to acquire ChyronHego on terms that were more favorable than those represented by the transaction with Vector Capital.

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The possible alternative of ChyronHego remaining independent as a standalone company, which alternative the Board determined was less favorable to ChyronHego’s shareholders than the proposed transaction given the potential risks, rewards and uncertainties associated with such alternative.

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The fact that ChyronHego’s primary competitor, Vizrt Ltd., had announced on November 10, 2014 that it would be acquired by an entity controlled by Nordic Capital, a leader in Nordic private equity investments. The Special Committee and the Board considered this fact to be significant because of the meaningful financial resources this would make available to Vizrt.

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The fact that the trading volume of the common stock was low and the number of shares held by non-affiliates of ChyronHego was quite small, resulting in a stock price that the Special Committee did not believe accurately reflected the inherent value of ChyronHego.

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The costs and expenses of remaining a public company, which the Company estimated to be approximately $785,000 (excluding option expense) for 2014, and the effect of such costs on ChyronHego’s profitability and access to capital through the public markets in view of the size of its business.

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The financial analyses of Duff & Phelps with respect to the Merger Consideration and the opinion of Duff & Phelps to the Special Committee to the effect that, as of November 17, 2014 and based upon and subject to the assumptions, qualifications and limiting conditions set forth therein, the $2.82 per share Merger Consideration to be received by the shareholders of ChyronHego (other than the Rollover Holders) in connection with the Merger, was fair from a financial point of view, to such shareholders (without giving effect to any impact of the Merger on any particular shareholder other than in its capacity as a shareholder). The Special Committee adopted Duff & Phelps’ financial analyses and fairness determination as its own. In reviewing Duff & Phelps’ analyses, the Special Committee did not raise any concerns as to the reliability of certain of Duff & Phelps’ analyses described in “Opinion of the Financial Advisor to ChyronHego’s Special Committee - Selected Public Companies and Merger and Acquisition Transactions Analyses - Selected Merger and Acquisition Transactions Analyses” in which five out of eleven selected merger and acquisition transactions were excluded from the EBITDA multiples analysis because of the absence of publicly available EBITDA information for the target company or because LTM EBITDA for the target company was a de minimis or negative number.

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The fact that the price paid by Vector Capital for the Company represents a multiple of 19.2x LTM EBITDA, which exceeds the 6.6x -10.5x LTM EBITDA multiples at which ChyronHego’s public peers trade, and the 10.6x multiple to be paid in the recently announced Vizrt Ltd. transaction.

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The relationship between the Merger Consideration and the historical market prices of ChyronHego’s common stock. The Board deliberated over the $2.82 per share to be paid in cash for each share of Company common stock (other than the Rollover Shares), and considered that such price represented a premium of approximately 18% over the average closing price of the common stock for the six months ended on November 14, 2014, and a premium of approximately 230% to the closing price of ChyronHego common stock on March 8, 2013, the day prior to the announcement of the merger between its predecessor Chyron Corporation and Hego AB, which the Board believes is relevant notwithstanding that the closing price of ChyronHego common stock on March 8, 2013 did not yet reflect the merger with Hego AB. Further, such price represented a premium of approximately 4% over the closing price of the common stock on November 14, 2014, after a significant increase in the stock price in recent months. The Special Committee and the Board did not consider whether the Merger Consideration constitutes fair value in relation to ChyronHego’s liquidation value, and did not attempt to calculate a specific going concern value, and did not give consideration to ChyronHego’s book value, because they believed that those measures of asset value do not reflect, or have any meaningful impact on, the market value of ChyronHego common stock. In addition, the liquidation value of ChyronHego’s assets was not considered to be a material factor from the perspective of the Special Committee or the Board because they believe that substantial value results from continuing ChyronHego as a going concern and any liquidation would destroy that value. Therefore, no appraisal of the liquidation value was attempted.

•	The possibility that, if the Board declined to approve the Merger Agreement, there would not be another opportunity for ChyronHego’s shareholders to receive a comparable price in another transaction.

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ChyronHego’s ability during the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m., New York City time, on January 5, 2015 (the “go-shop period”) to initiate, solicit and encourage alternative Acquisition Proposals from third parties and to enter into and maintain or continue discussions or negotiations with third parties with respect to such proposals. At the conclusion of the go-shop period, the Special Committee was advised that no additional bids had been made during such period. During the go-shop period, Duff & Phelps contacted 85 potential buyers, including 20 strategic buyers and 65 private equity buyers, of which nine potential buyers entered into confidentiality agreements with ChyronHego and none submitted a bid to acquire ChyronHego.

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ChyronHego’s ability to continue discussions after the end of the go-shop period with parties from whom ChyronHego has received during the go-shop period an Acquisition Proposal that the Board determines in good faith constitutes a superior proposal.

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ChyronHego’s ability, at any time from and after the end of the go-shop period but prior to the time ChyronHego shareholders approve the Merger Agreement, to consider and respond to an unsolicited written Acquisition Proposal, to engage in negotiations or discussions with the person making such a proposal and to furnish non-public information to the person making such a proposal, if the Board reasonably believes such proposal could lead to a superior proposal.

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ChyronHego’s ability, under certain circumstances, to terminate the Merger Agreement in order to enter into an agreement providing for a superior proposal, provided that it complies with its obligations relating to the entering into of any such agreement and concurrently with the termination of the Merger Agreement pays to Purchaser a termination fee of $1.8 million (which is relatively low based on a survey of comparable transactions that occured during the past several years), if the Merger Agreement had been terminated prior to the end of the go-shop period, and $4.2 million, if the Merger Agreement is terminated after that date.

•	The fact that the Merger must be approved by a majority of the outstanding shares held by non-Rollover Holders.

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The likelihood that the transaction would be completed, based on, among other things, the limited number of conditions to the transaction, Vector Capital’s prior experience in completing acquisitions of other companies, the relative likelihood of obtaining required regulatory approvals for the transaction and the terms of the Merger Agreement regarding the obligations of both companies to pursue such approvals, ChyronHego’s ability, under certain circumstances pursuant to the Merger Agreement, to seek specific performance from Vector Capital to make or secure equity contributions pursuant to the equity commitment letters and the fact that in the event of a failure of the Merger to be consummated under certain circumstances, Vector Capital will pay ChyronHego a $6.3 million termination fee.

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The fact that the form of consideration to be paid in the transaction to the holders of ChyronHego’s common stock is cash, which will provide substantial certainty of value and liquidity to ChyronHego’s shareholders.

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The board’s conclusion that the termination fees and the circumstances when such termination fees may be payable by ChyronHego to Vector Capital are reasonable in light of the benefit of the transactions contemplated by the Merger Agreement.

In terms of the timing of the transaction and the decision to recommend proceeding with the transaction at this time, the Board and the Special Committee were strongly influenced by the announcement on November 10, 2014 by Vizrt Ltd., ChyronHego’s primary competitor, that it would be acquired by a well-capitalized private equity firm called Nordic Capital. This event was deemed to be significant by the Board and the Special Committee in that it would mean that ChyronHego’s primary competitor would have access to meaningful capital resources, while ChyronHego’s access to capital, as a company with a small market capitalization and the need to rely on financing through the public capital markets, was much less certain.

The Board and the Special Committee also noted significant competitive pressures in ChyronHego’s industry, which were continuing to increase and to present challenges and uncertainty regarding ChyronHego’s ability to successfully address these trends. Continued development of new products and services in a timely and competitive manner will require significant investment in new products at a time when many of ChyronHego’s competitors are better financed than it is. The Board and the Special Committee believed that obtaining additional equity financing to fund these investments would be difficult to obtain on terms that were not dilutive to ChyronHego stockholders, due to its small market capitalization and history of operating losses. The Board and the Special Committee believed that this financing challenge reduced ChyronHego’s value as an independent company, and conversely increased ChyronHego’s value to potential acquirers, such as private equity firms, that were not subject to these constraints on their access to capital, as they would be in a better position to make necessary investments than ChyronHego is as a small, independent company.

In addition to taking into account the foregoing factors, the Board also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement and the transactions contemplated by the Merger Agreement at this time, including:

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The fact that, while the transactions contemplated by the Merger Agreement are expected to be completed, there can be no assurance that the transactions will be consummated in a timely manner or that all conditions to the parties’ obligations to complete the transaction will be satisfied, and as a result, it is possible that the transaction may not be completed as described under “The Merger Agreement — Conditions to the Merger.”

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The risk that the Merger will not occur if the financing contemplated by the financing commitments is not obtained, as described under “Special Factors — Financing”, since Purchaser does not on its own possess sufficient funds to complete the transaction.

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The fact that ChyronHego’s shareholders (other than the Rollover Holders) will have no ongoing equity in the surviving company following the Merger, meaning that ChyronHego’s shareholders will cease to participate in ChyronHego’s future earnings or growth, or to benefit from any increases in the value of ChyronHego’s common stock.

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The fact that Purchaser and Merger Subsidiary are newly formed companies with essentially no assets other than the equity commitments of the equity investors and that ChyronHego’s remedy in the event of breach of the Merger Agreement by Purchaser or Merger Subsidiary may be limited to receipt of the $6.3 million termination fee, and that under certain circumstances ChyronHego may not be entitled to a termination fee at all.

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The possible effect of the public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including any suit, action or proceeding in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement, any loss or change in relationship with any customer, supplier, vendor or other business partner of such person, any actions by competitors or any other disruption of the business of such person and any effect on ChyronHego’s stock price, operations and employees and ChyronHego’s ability to retain key employees.

•	The fact that the transactions contemplated by the Merger Agreement will be taxable transactions to ChyronHego’s shareholders for U.S. federal income tax purposes.

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The absence of a pre-signing market check by ChyronHego as to the availability of alternative proposals for the purpose of minimizing management distraction and reaching a binding agreement at an attractive valuation for ChyronHego’s shareholders as soon as possible, while imposing minimal constraints on a topping bid thereto, and ChyronHego’s ability to conduct a go-shop process post-signing to provide ChyronHego with a market check.

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The fact that, under the terms of the Merger Agreement, ChyronHego would be required to pay Vector Capital a termination fee if ChyronHego were to terminate the Merger Agreement to accept a superior proposal for a business combination with or acquisition of ChyronHego, and that ChyronHego’s obligation to pay the termination fee might discourage other parties from proposing a business combination with or acquisition of ChyronHego, as described under “The Merger Agreement — Termination of the Merger Agreement.”

•	The fact that ChyronHego will have incurred significant transaction and opportunity costs attempting to consummate the transactions contemplated by the Merger Agreement.

•	The risks and costs to ChyronHego if the Merger does not close, including the diversion of management and employee attention, employee attrition and the effect on other business relationships.

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The interests of certain executive officers of ChyronHego that are different from or in addition to the interests of ChyronHego’s shareholders generally as described under “Special Factors — Interests of ChyronHego’s Directors and Executive Officers in the Merger.”

•

The customary restrictions on the conduct of ChyronHego’s business prior to the consummation of the transaction, requiring ChyronHego’s business to be conducted in the ordinary course, subject to specific limitations, which may delay or prevent ChyronHego from undertaking certain business opportunities, outside the ordinary course of business, that may arise over the period that the Merger Agreement remains in effect.

The foregoing discussion of the information and factors considered by the Board, while not exhaustive, includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board did not find it practicable to, and did not, quantify, rank or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors. The Board considered all of the factors as a whole and considered the factors in their totality to be favorable and to support the decision to unanimously adopt and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement and to recommend approval of the Merger Agreement by the shareholders of ChyronHego.

In addition, the members of the Board who were not members of the Special Committee considered the extensive discussions, review and analysis that had been conducted by the Special Committee, and the Board expressly adopted the Special Committee’s analysis and conclusions.

The Special Committee and the Board also considered a number of additional potentially countervailing factors in its deliberations concerning the Merger, including the following:

•

that ChyronHego will no longer exist as an independent company and its shareholders (other than the Rollover Holders) will no longer participate in ChyronHego’s growth or from any future increase in the value of ChyronHego;

•

that the Merger Agreement requires ChyronHego to pay Purchaser a termination fee in the amount of $1.8 million if the Merger Agreement is terminated under circumstances involving a bona fide written superior proposal, and a termination fee of $4.2 million if the Merger Agreement is terminated unilaterally by ChyronHego under certain circumstances. See the section entitled “The Merger Agreement — Termination of the Merger Agreement”;

•	the fact that any gains from an all-cash transaction would be taxable to ChyronHego’s shareholders for U.S. federal income tax purposes;

•

that, under the terms of the Merger Agreement, ChyronHego agreed that it will carry on its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that it will not take a number of actions related to the conduct of its business without the prior consent of Purchaser (which cannot be unreasonably withheld or delayed in certain circumstances specified in the Merger Agreement); and

•

that if the Merger does not close, ChyronHego’s officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and ChyronHego will have incurred substantial transaction costs in connection with the transaction and such costs will harm its operating results.

The Special Committee and the Board also considered the interests of ChyronHego’s executive officers in the Merger which existed as of the time of the Special Committee’s and the Board’s determination, by reviewing a summary provided to the Special Committee and the Board of the ownership interests in ChyronHego of ChyronHego’s executive officers and the proposed treatment of such ownership interests in the proposed transaction, including the terms of the Rollover Holders’ agreements with respect to their shares of common stock and their future employment following the Merger, which are described below under “Special Factors — Interests of ChyronHego’s Directors and Executive Officers in the Merger.” The Special Committee and the Board also deemed it appropriate to reimburse Mr. Apel for his legal fees and expenses in connection with the transaction, which were incurred by him in connection with the rollover and his employment agreement, because the Special Committee and the Board viewed those fees and expenses as a necessary cost of completing a transaction that they each believed to be in the best interests of ChyronHego shareholders.

The Special Committee also considered the significant business and operating risks to executing ChyronHego’s business as a stand-alone entity, which created uncertainty as to ChyronHego’s ability to execute its business plan and achieve its projected operating results at this time, including the following:

•

the competitive pressures in ChyronHego’s industry, including competition with many larger, better capitalized companies, which have longer operating histories, larger customer bases, greater financial and marketing resources, and better brand recognition than it has;

•	the fact that ChyronHego’s largest competitor, Vizrt, had agreed to be purchased by Nordic Capital, a private equity firm with very meaningful capital resources;

•	the challenges associated with raising capital as an independent public company in ChyronHego’s industry with a small market capitalization; and

•	the potential dilutive effect on ownership to current shareholders if ChyronHego raised additional capital in the capital markets in order to accomplish its business plan.

As a result of these current trends and challenges, the Special Committee determined that there was significant uncertainty regarding ChyronHego’s ability to execute its business plan successfully, and to achieve the projected operating results described under “Important Information Concerning ChyronHego — Certain Projections.” However, the Special Committee also believed that an acquirer of ChyronHego could potentially create value by using its resources to reduce these risks and to address and capitalize on trends in its industry, and that this value could be reflected in a per share price in an acquisition that was greater than ChyronHego’s value as an independent company. Accordingly, the Special Committee determined that it would be advantageous to ChyronHego’s unaffiliated shareholders to pursue a sale of the company at this time.

The Special Committee

The Special Committee of the board of directors consists entirely of independent directors who are neither officers nor employees of ChyronHego and who will not have an economic interest in the surviving entity following the Merger. The Special Committee was charged with representing the interests of ChyronHego’s shareholders (other than the Rollover Holders) and was actively involved in deliberations and negotiations regarding the terms and conditions of a change of control transaction on behalf of the shareholders (other than the Rollover Holders). In this capacity, the Special Committee retained and received advice from Duff & Phelps, LLC, as financial advisor, and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., as legal advisor. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. was not legal advisor exclusively to the Special Committee, but also continued providing legal advice to the board of directors during the period in which it advised the Special Committee. The authority of the Special Committee was not limited by ChyronHego’s board of directors. See “Special Factors — Background of the Merger,” “Special Factors — Reasons for the Merger,” “Special Factors – Position of Purchaser, Merger Subsidiary and Vector Capital as to the Fairness of the Merger,” and “Special Factors – Purposes and Reasons of the Rollover Holders for the Merger and Position of the Rollover Holders as to the Fairness of the Merger.”

The Special Committee of the board of directors is comprised of Roger L. Ogden (Chair), Peter F. Frey, Henrik Sundberg and Michael C. Wheeler.

Opinion of the Financial Advisor to ChyronHego’s Special Committee

Duff & Phelps was engaged to provide an opinion to the Special Committee as to the fairness, from a financial point of view, to the shareholders of the Company (other than the Rollover Holders) of the $2.82 per share Merger Consideration to be received by such shareholders in connection with the Merger (without giving effect to any impact of the Merger on any particular shareholder other than in its capacity as a shareholder).

Duff & Phelps delivered its opinion to the Special Committee on November 17, 2014 to the effect that, as of such date and subject to the assumptions, qualifications and limiting conditions set forth therein, the $2.82 per share Merger Consideration to be received by the shareholders of the Company (other than the Rollover Holders) in the Merger was fair, from a financial point of view, to such shareholders (without giving effect to any impact of the Merger on any particular shareholder other than in its capacity as a shareholder).

The full text of Duff & Phelps’ opinion is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference.  The full text of the written opinion should be read carefully in its entirety for a description of the assumptions, qualifications and limiting conditions of the review undertaken in connection with the opinion.

The Duff & Phelps opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the Merger and was not intended to, and did not, confer any rights or remedies upon any other person, and was not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps’ opinion did not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; did not address any transaction related to the Merger; was not a recommendation as to how the Special Committee or any shareholder should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction, and did not indicate that the consideration received was the best possibly attainable under any circumstances; instead, it merely stated whether the consideration in the Merger is within a range suggested by certain financial analyses. Duff & Phelps was not requested to, and did not, (i) prior to the go-shop period, initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore Duff & Phelps assumed that such terms were the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Board or any other party with respect to alternatives to the Merger. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’ opinion was based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

●	Reviewed the following documents:

●	The Company’s annual reports on Form 10-K, including the audited financial statements contained therein, filed with the SEC for the years ended December 31, 2010 through December 31, 2013;

●

The Company’s unaudited interim financial statements for the quarter ended September 30, 2014 included in the Company’s quarterly report on Form 10-Q for such quarter filed with the SEC and which the Company’s management identified as being the most current financial statements available;

●

Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections, provided to Duff & Phelps by management of the Company; and

●

Documents related to the Merger, including the Merger Agreement in the form of a draft dated November 13, 2014; and the Voting Agreement among Purchaser, Merger Subsidiary and the signatories thereto in the form of a draft dated November 13, 2014; and

●	Discussed the information referred to above and the background and other elements of the Merger with the management of the Company;

●	Reviewed the historical trading price and trading volume of the Company’s common stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

●

Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

●	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Company’s consent:

●

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

●

Relied upon the fact that the Special Committee and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

●

Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expressed no opinion with respect to such projections or the underlying assumptions;

●	Assumed that information supplied and representations made by Company management were substantially accurate regarding the Company and the Merger;

●	Assumed that the representations and warranties made in the Merger Agreement were substantially accurate;

●	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conformed in all material respects to the drafts reviewed;

●

Assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading in any material respect;

●

Assumed that all of the conditions required to implement the Merger would be satisfied and that the Merger would be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

●

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any material adverse effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’ opinion was based prove to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon. Furthermore, in its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.

Duff & Phelps’ opinion is necessarily based upon market, economic, financial and other conditions as they existed on and could be evaluated as of the date of its opinion, and Duff & Phelps disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date of its opinion.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps was not requested to, and did not, (i) prior to the go-shop period, initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps assumed that such terms were the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the Board or any other party with respect to alternatives to the Merger.

Duff & Phelps expressed no opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Merger. The opinion of Duff & Phelps should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal or tax matter.

In rendering its opinion, Duff & Phelps expressed no opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration to be received by the shareholders of the Company in the Merger, or with respect to the fairness of any such compensation.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses. The summary below is qualified in its entirety by reference to the presentation of Duff & Phelps to the Special Committee dated November 17, 2014, a copy of which is filed as Exhibit (c)(2) to the Schedule 13E-3.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future free cash flows of the Company for the fiscal years ending December 31, 2014 through December 31, 2017, with “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon Company management’s financial forecasts, which are described in this proxy statement in the section entitled “Important Information Concerning ChyronHego—Certain Projections.”

Duff & Phelps estimated the net present value of all cash flows of the Company after fiscal year 2023 (the “terminal value”) using a perpetuity growth formula assuming a 3.5% terminal growth rate, which Duff & Phelps selected in its professional judgment, based on its experience in the industry in which the Company operates, the growth prospects of the Company beyond the terminal year, and the outlook for long-term inflation. Duff & Phelps used discount rates ranging from 14.0% to 16.0%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and terminal value.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in a range of implied enterprise values for the Company of approximately $77.3 million to $91.9 million. Duff & Phelps then subtracted the Company’s indebtedness as of September 30, 2014, the present value of expected earn-out payments to Zxy shareholders, the Company’s pension liability (after-tax) and non-controlling interest, added cash and cash equivalents and the present value of the Company’s tax benefits (including net operating loss carry-forwards and tax amortization), and divided such amount by the number of outstanding shares of Company common stock calculated using the treasury stock method, which resulted in a range of implied per share values of approximately $2.00 to $2.32 for the Company’s common stock, as compared to the $2.82 per share Merger Consideration to be received by the Company’s shareholders (other than the Rollover Holders) in the Merger.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from the following eight publicly traded companies that Duff & Phelps deemed relevant to its analysis:

●	Dalet S.A.

●	Dolby Laboratories, Inc.

●	DTS Inc.

●	EVS Broadcast Equipment SA

●	Harmonic Inc.

●	Orad Hi Tec Systems Ltd.

●	SeaChange International, Inc.

●	Vizrt Ltd.

The companies utilized for comparative purposes in Duff & Phelps’ analysis were not identical to the Company. As a result, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies, but also requires complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2014 and 2015 included in the tables below were derived from information for the 12-month periods ending closest to the Company’s fiscal year ends for which information related to the selected companies was available.

	REVENUE GROWTH			EBITDA GROWTH			EBITDA MARGIN

	LTM	2014	2015	LTM	2014	2015	LTM	2014	2015
Mean	8.1%	0.2%	7.4%	17.4%	12.0%	35.5%	16.3%	18.4%	20.9%
Median	10.2%	-5.2%	9.2%	5.6%	-2.4%	16.6%	15.1%	21.9%	23.4%

ChyronHego (Management projections)	NM	10.3%	10.7%	NM	43.0%	24.2%	12.8%	15.4%	17.3%

		ENTERPRISE VALUE AS A MULTIPLE OF
	ENTERPRISE VALUE ($ in millions)	LTM EBITDA	2014 EBITDA	2015 EBITDA	LTM Revenue	2014 Revenue
Dalet S.A.	$26	17.5x	N/A	N/A	0.53x	N/A
Dolby Laboratories, Inc.	$3,529	10.7x	11.0x	10.0x	3.68x	3.88x
DTS Inc.	$539	15.2x	15.4x	13.8x	3.70x	3.77x
EVS Broadcast Equipment SA	$402	6.4x	6.7x	8.1x	2.45x	2.42x
Harmonic Inc.	$501	21.4x	30.3x	13.3x	1.12x	1.17x
Orad Hi Tec Systems Ltd.	$24	6.9x	11.3x	7.1x	0.65x	0.83x
SeaChange International, Inc.	$108	NM	NM	7.0x	0.85x	0.86x
Vizrt Ltd.	$313	10.9x	9.8x	8.0x	2.26x	2.14x

Mean		12.7x	14.1x	9.6x	1.90x	2.15x
Median		10.9x	11.1x	8.1x	1.69x	2.14x

LTM = Latest twelve months

Enterprise Value = (Market Capitalization + Debt + Preferred Stock + Minority Interest) - (Cash & Equivalents)

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Source: Bloomberg, Capital IQ, SEC filings

Selected Merger and Acquisition Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the table below.

Date Announced	Acquirer Name	Target Name	TARGET COMPANY ENTERPRISE VALUE ($ in millions)	TARGET COMPANY LTM REVENUE ($ in millions)	TARGET COMPANY LTM EBITDA ($ in millions)	ENTERPRISE VALUE / REVENUE	ENTERPRISE VALUE / EBITDA
11/10/2014	Nordic Capital Fund VIII	Vizrt Ltd.	$332.1	$138.6	$30.3	2.40x	11.0x
3/16/2014	Matthews International Corporation	Schawk, Inc.	$585.3	$442.6	$53.3	1.32x	11.0x
2/6/2014	Miranda Technologies Inc.	Grass Valley USA, LLC	$218.0	$290.0	$27.0	0.75x	8.1x
1/6/2014	Brightcove Inc.	Unicorn Media, Inc.*	$51.3	$5.7	NM	8.97x	N/A
11/13/2013	Vizrt Ltd.	Mosart Medialab AS*	$17.1	$5.4	NM	3.17x	N/A
3/9/2013	Chyron Corporation (nka: ChyronHego Corp.)	Hego AB*	$30.3	$15.4	NM	1.97x	N/A
11/8/2012	Global Eagle Acquisition Corp.	Advanced Inflight Alliance AG	$155.2	$169.1	$19.4	0.92x	8.0x
6/4/2012	Belden CDT (Canada) Inc.	Miranda Technologies Inc.	$320.8	$184.9	$35.6	1.74x	9.0x
12/22/2010	Rovi Corporation	Sonic Solutions LLC*	$643.6	$103.5	NM	6.22x	N/A
10/12/2009	Cisco Systems, Inc.	Starent Networks, Corp.	$2,420.4	$308.1	$103.8	7.86x	23.3x
11/7/2007	Vizrt Ltd.	Escenic AS*	$60.6	$8.7	NM	6.96x	N/A

*Transactions excluded from the low, median, mean and high multiples summarized below because of the absence of publicly available EBITDA information for the target company or because LTM EBITDA for the target company was a de minimis or negative number.

NM = Not meaningful

N/A = Not available

The selected transactions indicated enterprise value to LTM revenue multiples ranging from 0.75x to 8.97x, with a mean of 3.84x and a median of 2.40x. The selected transactions also indicated enterprise value to LTM EBITDA multiples ranging from 8.0x to 23.3x, with a mean of 11.7x and a median of 10.0x.

Implied Enterprise Values Derived from Selected Public Companies and Selected Merger and Acquisition Transactions Analyses. Duff & Phelps utilized the data derived from the selected public company analysis in conjunction with the transaction multiples derived from the selected merger and acquisition transactions analysis to calculate a range of implied enterprise values and implied per share values for the Company. Duff & Phelps applied valuation multiples to the Company’s Adjusted EBITDA for the 2014 and 2015 fiscal years and 2014 Revenue. Duff & Phelps’ selected valuation multiples were as follows:

•	2014 Adjusted EBITDA multiple ranged from 8.5x to 9.5x;

•	2015 Adjusted EBITDA multiple ranged from 7.0x to 8.0x; and

•	2014 Revenue multiple ranged from 1.30x to 1.50x.

Duff & Phelps selected these valuation multiples taking into consideration the size, historical and projected financial performance of the Company relative to the selected public companies, as well as the enterprise value multiples implied from the selected merger and acquisition transactions. As a result of these selected valuation multiples, the collective public companies and merger and acquisition transactions analyses indicated an estimated enterprise value for the Company of approximately $81.4 million to $93.1 million. Duff & Phelps then subtracted the Company’s indebtedness as of September 30, 2014, the present value of expected earn-out payments to Zxy shareholders, the Company’s pension liability (after-tax) and non-controlling interest, added cash and cash equivalents and the present value of the Company’s tax benefits (including net operating loss carry-forwards and tax amortization), and divided such amount by the number of outstanding shares of Company common stock calculated using the treasury stock method, which resulted in a range of implied per share values of approximately $2.09 to $2.35 per share, as compared to the $2.82 per share Merger Consideration to be received by the Company’s shareholders (other than the Rollover Holders) in the Merger.

Summary of Analyses

The range of estimated enterprise values and per share values for the Company that Duff & Phelps derived from its discounted cash flow analysis was approximately $77.3 million to $91.9 million and $2.00 to $2.32, respectively. The range of estimated enterprise values and per share values that Duff & Phelps derived from the combination of its selected public companies and selected merger and acquisition transactions analyses was approximately $81.4 million to $93.1 million and $2.09 to $2.35, respectively. Based on the foregoing analyses, Duff & Phelps estimated an enterprise value for the Company of approximately $79.4 to $92.5 million. Duff & Phelps then subtracted the Company’s indebtedness as of September 30, 2014, the present value of expected earn-out payments to Zxy shareholders, the Company’s pension liability (after-tax) and non-controlling interest, added cash and cash equivalents and the present value of the Company’s tax benefits (including net operating loss carry-forwards and tax amortization), and divided such amount by the number of outstanding shares of Company common stock calculated using the treasury stock method, which resulted in a range of implied per share values of approximately $2.04 to $2.33. Duff & Phelps noted that the $2.82 per share Merger Consideration to be received by the Company’s shareholders (other than the Rollover Holders) in the Merger was above the range of the per share value indicated by its analyses and represented a 4.1% premium to the Company’s closing stock price of $2.71 as of November 14, 2014.

Duff & Phelps’ opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.

Miscellaneous

The Special Committee selected Duff & Phelps because of Duff & Phelps’ reputation as a leading independent financial advisory firm, offering a broad range of valuation and investment banking services, including fairness and solvency opinions, mergers and acquisitions advisory, mergers and acquisitions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, ESOP and ERISA advisory services, legal business solutions and dispute consulting.

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps $200,000 due and payable as follows: $100,000 in cash upon execution of the engagement letter with Duff & Phelps, and the remaining $100,000 in cash upon Duff & Phelps informing the Special Committee that it was prepared to deliver its opinion. No portion of the foregoing Duff & Phelps’ fee is contingent upon the conclusion expressed in the opinion or whether the Merger is consummated. In addition, the Company agreed to pay Duff & Phelps a fee in the amount of $149,000 contingent upon consummation of the Merger. Furthermore, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings (to parties other than the Special Committee) subsequent to the delivery of its opinion. The Company has also agreed to reimburse Duff & Phelps for its out-of-pocket expenses and reasonable fees and expenses of counsel, consultants and advisors retained by Duff & Phelps in connection with the engagement. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. Duff & Phelps’ opinion indicated that Duff & Phelps’ liability in connection with its opinion is limited in accordance with the terms set forth in the engagement letter dated July 25, 2014 among Duff & Phelps, Duff & Phelps Securities, LLC and the Company (the “Engagement Letter”). In that regard, the Engagement Letter provides that (i) no indemnified person (meaning Duff & Phelps and its affiliates, and its and their respective directors, officers, attorneys and other agents, stockholders, employees, and controlling persons) shall be liable to the Company for or in connection with Duff & Phelps’ engagement by the Company, except for certain losses by the Company which are determined by a final judgment of a court of competent jurisdiction to have resulted primarily and directly from the fraud, willful misconduct or gross negligence of that indemnified person, and (ii) in the event that the Company and Duff & Phelps are required to contribute to any losses or expenses for which indemnification is unavailable or insufficient, the contribution by Duff & Phelps and any indemnified persons shall not exceed the amount of fees actually received by Duff & Phelps pursuant to its engagement by the Company.

In the event the Merger Agreement is terminated and an alternative acquisition proposal is consummated during the term of Duff & Phelps’ engagement by the Company or within six months following the effective date of termination of its engagement by the Company, Duff & Phelps will be paid a fee in the amount of $149,000 plus 5% multiplied by the difference between the aggregate Merger Consideration pursuant to the Merger Agreement and the aggregate merger consideration pursuant to the alternative acquisition proposal.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Board are aware of these fee arrangements.

Duff & Phelps Securities, LLC has acted as financial advisor to the Special Committee, providing such financial and market related advice and assistance as deemed appropriate in connection with the Merger, including assisting the Special Committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties pursuant to the “go-shop period” provision of the Agreement, and will receive a fee for such services. Other than its engagement as financial advisor to the Special Committee, during the two years preceding the date of its opinion, Duff & Phelps has not had any material relationship with ChyronHego, Vector Capital, or any of their respective affiliates, for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Purposes and Reasons for the Merger of Purchaser

Purchaser and Merger Subsidiary are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. If the Merger is completed, ChyronHego will become a subsidiary of Purchaser. For Purchaser and Merger Subsidiary, the purpose of the Merger is to effectuate the transactions contemplated by the Merger Agreement and to bear the rewards and risks of such ownership after shares of ChyronHego common stock cease to be publicly traded. Purchaser did not consider any alternatives for achieving these purposes.

Purchaser and Merger Subsidiary believe that ChyronHego is relatively well situated in its industry, but faces substantial execution risk in the near term if it were to remain independent, as detailed elsewhere in this Proxy Statement under the caption “Special Factors — Reasons for the Merger.” Purchaser and Merger Subsidiary believe that this execution risk could be mitigated, and ChyronHego’s long-term market growth potential could be better realized, as a private company, particularly if it had the resources and support to pursue growth initiatives and to compete effectively against larger and better-capitalized entities.

Purchaser also believes that as a private company, ChyronHego could operate more efficiently and effectively. Operating as a public company entails substantial expense. Purchaser believes that other improvements to ChyronHego’s cost structure and strategic direction could be achieved, free of the market pressures imposed on a publicly traded company with regard to operating results. In addition, Purchaser considered what it believed were competitive advantages of ChyronHego no longer being a public company, including less transparency to competitors and greater access to capital resources to capitalize on market opportunities, if any. Purchaser has undertaken to pursue the Merger at this time for the reasons described above.

Purchaser and Merger Subsidiary believe that structuring the transaction as a merger transaction is preferable to other transaction structures because (i) it will enable Purchaser to acquire all of the outstanding shares of ChyronHego at the same time, (ii) it represents an opportunity for ChyronHego’s shareholders (other than the Rollover Holders with respect to the Rollover Shares) to receive fair value for their shares of common stock in the form of the Merger Consideration, and (iii) it allows the Rollover Holders to maintain a portion of their investment in ChyronHego. Further, Purchaser believes that structuring the transaction as a merger transaction provides a prompt and orderly transfer of ownership of ChyronHego in a single step, without the necessity of financing separate purchases of ChyronHego common stock in a tender offer and implementing a second-step Merger to acquire any shares of common stock not tendered in any such tender offer, and without incurring any additional transaction costs associated with such activities.

The primary purposes of the rollover transaction are to (i) reduce the amount of upfront liquidity required by Purchaser in order to fund the Merger Consideration, (ii) encourage management continuity by allowing management to retain an indirect equity interest in ChyronHego through the exchange of the Rollover Shares for equity interests of Purchaser, and to continue bearing the rewards and risks of such ownership after shares of ChyronHego common stock cease to be publicly traded and (iii) otherwise better align the incentives of the Rollover Holders with those of Vector Capital following the completion of the transaction. The primary purpose of Purchaser in structuring the rollover as partial rollover (as compared to a 100% rollover) is to effect Purchaser’s desired post-closing equity ownership and capital structure, including specifically, Vector Capital’s desire to obtain a substantial ownership position in ChyronHego after shares of ChyronHego common stock cease to be publicly traded. In structuring the transaction as a rollover, Purchaser considered the potential tax effects to the Rollover Holders. Purchaser structured the rollover to minimize the tax burden with respect to the illiquid stock received by the Rollover Holders in the transaction.

Position of Purchaser, Merger Subsidiary and Vector Capital as to the Fairness of the Merger

The rules of the SEC governing “going private” transactions require Purchaser and Merger Subsidiary to express their belief as to the fairness of the Merger to unaffiliated shareholders of ChyronHego. Purchaser and Merger Subsidiary did not undertake a formal evaluation of the fairness of the proposed Merger and are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Purchaser and Merger Subsidiary should not be construed as a recommendation as to whether any ChyronHego shareholder should adopt the Merger Agreement.

As the acquiring parties in the Merger, Purchaser and Merger Subsidiary are not objective in their views with regard to the fairness of the Merger to ChyronHego’s unaffiliated shareholders. Purchaser and Merger Subsidiary did not engage the services of a financial advisor in connection with the proposed Merger.

The shareholders of ChyronHego (other than the Rollover Holders) were, as described elsewhere in this proxy statement, represented by the Special Committee which negotiated with certain representatives of Purchaser and Merger Subsidiary, with the assistance of outside legal counsel and independent financial advisors. Purchaser and Merger Subsidiary were not members of, and did not participate in the deliberations of, the Special Committee.

Purchaser and Merger Subsidiary believe that the terms and conditions of the Merger are substantively and procedurally fair to ChyronHego’s unaffiliated shareholders. In making this determination, Purchaser and Merger Subsidiary considered among others, the following factors:

•

the Special Committee, which is comprised of four independent directors who are not affiliated with Purchaser or Merger Subsidiary, unanimously concluded that the Merger is fair to and in the best interests of ChyronHego’s unaffiliated shareholders, approved the Merger Agreement and the Merger and recommended to ChyronHego’s board that it approve the Merger Agreement and that the Merger Agreement be submitted to ChyronHego’s shareholders for adoption;

•	the Special Committee was advised by outside legal counsel and an independent financial advisor in relation to the Merger;

•	ChyronHego’s board unanimously approved the Merger Agreement and recommended that the Merger Agreement be submitted to ChyronHego’s shareholders for adoption;

•

the fact that, although Purchaser and Merger Subsidiary are not entitled to rely on it, the Special Committee received an opinion from the Special Committee’s independent financial advisor, Duff & Phelps, to the effect that, as of the date of the opinion and subject to various assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the shareholders (other than the Rollover Holders) in the proposed Merger pursuant to the Merger Agreement was fair to such shareholders from a financial point of view, which Purchaser and Merger Subsidiary consider relevant to their belief that the terms and conditions of the Merger are fair to the unaffiliated shareholders of ChyronHego because any affiliates of ChyronHego, including its directors who are not Rollover Holders, will receive the same Merger Consideration per share as the unaffiliated shareholders who are not Rollover Holders;

•

the fact that the Merger would be subject to the approval of the holders of two-thirds of the outstanding shares of ChyronHego common stock as well as the approval of a majority of holders of the outstanding shares of ChyronHego common stock, not including shares owned by Purchaser, Merger Subsidiary, the Guarantors or the Rollover Holders;

•

the fact that the shareholder approval pursuant to the Voting Agreement is not sufficient to approve the Merger and that the Voting Agreement terminates if the Merger Agreement is terminated in accordance with its terms (including termination by ChyronHego in connection with a superior proposal or an Adverse Recommendation Change (defined below) by the Special Committee in compliance with the Merger Agreement);

•	the Special Committee had the authority to reject any transaction proposed by Purchaser and Merger Subsidiary;

•	the terms of the Merger Agreement do not contain a financing contingency, which Purchaser and Merger Subsidiary believe is favorable to ChyronHego’s shareholders;

•

the fact that ChyronHego and its subsidiaries and their respective representatives had the right during the go-shop period to initiate, solicit and encourage or otherwise knowingly facilitate alternative acquisition proposals from third parties (or offers, proposals inquiries or indications of interest or other efforts or attempts that could potentially lead to acquisition proposals) and enter into and maintain or continue discussions or negotiations with respect to potential acquisition proposals (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to acquisition proposals), or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations, subject to specific conditions, and after such go-shop period, the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can authorize ChyronHego’s management to provide information to and can engage in negotiations with a third party following receipt of a proposal or offer that ChyronHego’s board (or the Special Committee) believes in good faith is reasonably likely to lead to a superior proposal in the manner provided in the Merger Agreement, subject to specified conditions;

•

the fact that ChyronHego’s Board or the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can terminate the Merger Agreement following receipt of a bona fide written superior proposal, or an intervening event, in the manner provided in the Merger Agreement, subject to specified conditions, including the payment of a termination fee;

•

the fact that the Board deliberated over the $2.82 per share to be paid in cash for each share of Company common stock (other than the Rollover Shares), and considered that such price represented a premium of approximately 18% over the average closing price of the common stock for the six months ended on November 14, 2014, and a premium of approximately 230% to the closing price of ChyronHego common stock on March 8, 2013, the day prior to the announcement of the merger between its predecessor Chyron Corporation and Hego AB, which Purchaser and Merger Subsidiary believes is relevant notwithstanding that the closing price of ChyronHego common stock on March 8, 2013 did not yet reflect the merger with Hego AB. Further, such price represented a premium of approximately 4% over the closing price of the common stock on November 14, 2014, after a significant increase in the stock price in recent months; and

•

the other factors referred to above as having been taken into account by the Special Committee and ChyronHego’s board, which Purchaser and Merger Subsidiary adopt as their own, as described above under “Special Factors — Reasons for the Merger” starting at page 22).

In addition, Purchaser and Merger Subsidiary considered, and gave substantial weight to, the following procedural safeguards in Purchaser and Merger Subsidiary’s determination that the terms and conditions of the Merger were procedurally fair to ChyronHego’s unaffiliated shareholders:

•

the Special Committee and outside legal counsel negotiated all financial and other terms and conditions of the Merger Agreement with Purchaser and Merger Subsidiary and its counsel, with the Special Committee benefiting from the advice of its independent financial advisor. Purchaser and Merger Subsidiary did not participate in the deliberations of the Special Committee or ChyronHego’s board;

•

the Special Committee unanimously concluded that the Merger is fair to and in the best interests of ChyronHego’s unaffiliated shareholders, approved the Merger Agreement and the Merger and recommended to ChyronHego’s board that ChyronHego’s board approve the Merger Agreement and that the Merger Agreement be submitted to ChyronHego’s shareholders for adoption;

•	the Special Committee had the authority to reject the transaction proposed by Purchaser and Merger Subsidiary;

•

the fact that ChyronHego and its subsidiaries and their respective representatives had the right during the go-shop period to initiate, solicit and encourage or otherwise knowingly facilitate alternative acquisition proposals from third parties (or offers, proposals inquiries or indications of interest or other efforts or attempts that could potentially lead to acquisition proposals) and enter into and maintain or continue discussions or negotiations with respect to potential acquisition proposals (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to acquisition proposals), or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations, subject to specific conditions, and after such go-shop period, the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can authorize ChyronHego’s management to provide information to and can engage in negotiations with a third party following receipt of a proposal or offer that ChyronHego’s board (or the Special Committee thereof) believes in good faith is reasonably likely to lead to a superior proposal in the manner provided in the Merger Agreement, subject to specified conditions;

•

the fact that ChyronHego’s board or the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can terminate the Merger Agreement following receipt of a bona fide written superior proposal, or an intervening event, in the manner provided in the Merger Agreement, subject to specified conditions, including the payment of a termination fee; and

•

the fact that the Voting Agreement terminates if the Merger Agreement is terminated in accordance with its terms (including termination by ChyronHego in connection with a superior proposal or an Adverse Recommendation Change (defined below) by the Special Committee in compliance with the Merger Agreement).

Purchaser and Merger Subsidiary also considered the interests of ChyronHego’s directors and executive officers, including Rollover Holders who are directors and executive officers, in the Merger which existed as of November 17, 2014, by reviewing a summary of the ownership interests of ChyronHego’s executive officers and directors and considering the proposed treatment of such ownership interests in the proposed transaction, which interests are described below under “Special Factors — Interests of ChyronHego’s Directors and Executive Officers in the Merger,” and the other risks and potentially negative factors identified under “— Purposes and Reasons for the Merger of Purchaser.”

Purchaser and Merger Subsidiary have considered all of the foregoing factors as a whole to support their belief that the proposed Merger is substantively and procedurally fair to ChyronHego’s unaffiliated shareholders. In view of the number and wide variety of factors considered in connection with making a determination as to the fairness of the proposed Merger to ChyronHego’s shareholders, and the complexity of these matters, Purchaser and Merger Subsidiary did not find it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered. Moreover, Purchaser and Merger Subsidiary have not undertaken to make any specific determination to assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above. Purchaser and Merger Subsidiary did not engage a financial advisor for purposes of undertaking a formal evaluation of the fairness of the Merger to ChyronHego’s shareholders.

Purchaser and Merger Subsidiary did not consider whether the Merger Consideration constitutes fair value in relation to ChyronHego’s liquidation value, did not give consideration to ChyronHego’s book value, and did not attempt to calculate a specific going concern value, because they believed that those measures of asset value do not reflect, or have any meaningful impact on, the market value of ChyronHego common stock. In addition, the liquidation value of ChyronHego’s assets was not considered to be a material factor from the perspective of Purchaser and Merger Subsidiary because they believe that substantial value results from continuing ChyronHego as a going concern and any liquidation would destroy that value. Therefore, no appraisal of the liquidation value was attempted. Purchaser and Merger Subsidiary have not previously purchased shares of ChyronHego common stock.

Purchaser and Merger Subsidiary believe that the factors discussed above provide a reasonable basis for their belief that the Merger is fair to ChyronHego’s unaffiliated shareholders. This belief should not, however, be construed as a recommendation to any shareholder to vote to approve the Merger Agreement. Purchaser and Merger Subsidiary do not make any recommendation as to how ChyronHego’s shareholders should vote their shares relating to the Merger or any related transaction. The foregoing discussion of the information and factors considered by Purchaser and Merger Subsidiary is not intended to be exhaustive but includes all material factors.

Purposes and Reasons of the Rollover Holders for the Merger and Position of the Rollover Holders as to the Fairness of the Merger

The Rollover Holders believe that ChyronHego is well situated in its current segment of the market, but faces substantial execution risk in the near term if it were to remain independent as detailed elsewhere in this proxy statement as described under the caption “Special Factors — Reasons for the Merger.” The Rollover Holders believe that this execution risk could be mitigated, and ChyronHego’s long-term market growth potential could be better realized, as a private company, particularly if it had the resources and support to pursue growth initiatives both organically and through strategic acquisitions.

The Rollover Holders believe that as a private company, ChyronHego could operate more efficiently and effectively. Operating as a public company entails substantial expense, which has been significantly increased by requirements arising from the Sarbanes-Oxley Act of 2002. The Rollover Holders believe that other improvements to ChyronHego’s long-term and strategic direction could be achieved, free of the market pressures imposed on a publicly traded company with quarterly reporting obligations. In addition, the Rollover Holders considered what it believed were competitive advantages of ChyronHego no longer being a public company, including less transparency to competitors and greater access to capital resources to capitalize on market opportunities, if any. Further, the Rollover Holders believe that the acquisition by Virzt Ltd., ChyronHego’s largest competitor, as announced on November 10, 2014, will create a significantly well-capitalized competitor in an already highly competitive market for ChyronHego’s products and services, against which ChyronHego would find it extremely challenging to compete as an independent entity. Accordingly, the Rollover Holders have undertaken to pursue the transaction at this time for the reasons described above.

The purposes of the Merger for the Rollover Holders are to: (i) enable ChyronHego’s shareholders to realize a premium on their shares of ChyronHego common stock (including 8,853,353 shares beneficially owned by the Rollover Holders which are not Rollover Shares as of January 5, 2015) based on the closing price of shares of ChyronHego common stock on November 14, 2014, and (ii) retain an indirect equity interest in ChyronHego through the exchange of the Rollover Shares for equity interests of Purchaser, and to continue bearing the rewards and risks of such ownership after shares of ChyronHego common stock cease to be publicly traded. If the Merger is completed, in addition to exchanging the Rollover Shares for equity interests in Purchaser, the Rollover Holders will also receive $2.82 per share for the remaining 8,853,353 shares of ChyronHego common stock they beneficially own. In addition, the Rollover Holders considered the potential tax effects of structuring the transaction as a rollover. Purchaser and the Rollover Holders structured the transaction as a rollover to attempt to minimize the tax burden with respect to the illiquid stock received by the Rollover Holders in the transaction.

In addition, Mr. Apel and Mr. Kjellin, who are both Rollover Holders, will continue to be employed by ChyronHego after completion of the Merger under the terms of employment agreements by and between each of Messrs. Apel and Kjellin and ChyronHego dated November 17, 2014. See “Special Factors – Interests of ChyronHego’s Directors and Executive Officers in the Merger – Employment Agreements.”

The rules of the SEC governing “going private” transactions require the Rollover Holders to express their belief as to the fairness of the Merger to unaffiliated shareholders of ChyronHego. The Rollover Holders did not engage a financial advisor to undertake a formal evaluation of the fairness of the proposed Merger to ChyronHego’s unaffiliated shareholders. The Rollover Holders are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Rollover Holders should not be construed as a recommendation as to whether any ChyronHego shareholder should adopt the Merger Agreement.

The unaffiliated shareholders of ChyronHego were, as described elsewhere in this proxy statement, represented by the Special Committee which negotiated with certain representatives of Purchaser and Merger Subsidiary, with the assistance of outside legal counsel and independent financial advisors. The Rollover Holders were not members of, and did not participate in the deliberations of, the Special Committee. The Merger is structured to require the approval of at least a majority of ChyronHego’s shareholders other than Purchaser, Merger Subsidiary, the Guarantors and the Rollover Holders, which the Rollover Holders viewed as a positive factor in assessing the procedural fairness of the Merger.

In addition, the following procedural safeguards were considered, and given substantial weight, in the Rollover Holders’ determination that the terms and conditions of the Merger were procedurally fair to ChyronHego’s unaffiliated shareholders: the fact that the Special Committee was advised by outside legal counsel and an independent financial advisor in relation to the Merger; the fact that the Special Committee and its advisors took an active role in the negotiations with Vector Capital in the sales process and had exclusive authority to review, evaluate and negotiate the terms of the transaction; the fact that the Rollover Holders did not participate in the negotiations with Vector Capital regarding the terms of the Merger Agreement; the terms of the Merger Agreement detailed below, including the fact that the Special Committee can engage in negotiations with a third party under certain circumstances; and the fact the Merger Agreement can be terminated following receipt of a bona fide written superior proposal subject to the payment of a fee as described below.

In connection with the Merger, the Rollover Holders have agreed to contribute, immediately prior to the effective time of the Merger, 8,258,706 Rollover Shares, which will be valued at $2.82 per share, and in exchange for the Rollover Shares, the Rollover Holders will receive equity interests in Purchaser valued at approximately $23.3 million, in the aggregate. The remaining 8,853,353 shares of ChyronHego common stock owned by the Rollover Holders as of January 5, 2015 will be cashed out in the Merger at $2.82 per share (or a total of approximately $25.0 million).

The Rollover Holders believe that the terms and conditions of the Merger are substantively and procedurally fair to ChyronHego’s unaffiliated shareholders. In making this determination, the Rollover Holders considered among others, the following factors:

•

the Special Committee unanimously concluded that the Merger is fair to and in the best interests of ChyronHego’s unaffiliated shareholders, approved the Merger Agreement and the Merger and recommended to ChyronHego’s board that it approve the Merger Agreement and that the Merger Agreement be submitted to ChyronHego’s shareholders for adoption;

•	the Special Committee was advised by outside legal counsel and an independent financial advisor in relation to the Merger;

•	ChyronHego’s board unanimously approved the Merger Agreement and recommended that the Merger Agreement be submitted to ChyronHego’s shareholders for adoption;

•

the fact that, although the Rollover Holders are not entitled to rely on it, the Special Committee received an opinion from the Special Committee’s independent financial advisor, Duff & Phelps, to the effect that, as of the date of the opinion and subject to various assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the shareholders (other than the Rollover Holders) in the proposed Merger pursuant to the Merger Agreement was fair to such shareholders from a financial point of view, which the Rollover Holders consider relevant to their belief that the terms and conditions of the Merger are fair to the unaffiliated shareholders of ChyronHego because any affiliates of ChyronHego, including its directors who are not Rollover Holders, will receive the same Merger Consideration per share as the unaffiliated shareholders who are not Rollover Holders;

•

the fact that the Merger would be subject to the approval of the holders of two-thirds of the outstanding shares of ChyronHego common stock as well as the approval of a majority of holders of the outstanding shares of ChyronHego common stock, not including shares owned by Purchaser, Merger Subsidiary, the Guarantors or the Rollover Holders;

•	the fact that the shareholder approval pursuant to the Voting Agreement is not sufficient to approve the Merger and that the Voting Agreement terminates if the Merger Agreement is terminated in accordance with its terms (including termination by ChyronHego in connection with a superior proposal or an Adverse Recommendation Change by the Special Committee in compliance with the Merger Agreement);

•	the Special Committee had the authority to reject any transaction proposed by Purchaser and Merger Subsidiary;

•	the terms of the Merger Agreement do not contain a financing contingency, which the Rollover Holders believe is favorable to ChyronHego’s shareholders given the current market conditions;

•

the fact that ChyronHego and its subsidiaries and their respective representatives had the right during the go-shop period to initiate, solicit and encourage or otherwise knowingly facilitate alternative acquisition proposals from third parties (or offers, proposals inquiries or indications of interest or other efforts or attempts that could potentially lead to acquisition proposals) and enter into and maintain or continue discussions or negotiations with respect to potential acquisition proposals (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to acquisition proposals), or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations, subject to specific conditions, and after such go-shop period, the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can authorize ChyronHego’s management to provide information to and can engage in negotiations with a third party following receipt of a proposal or offer that ChyronHego’s board (or the Special Committee) believes in good faith is reasonably likely to lead to a superior proposal in the manner provided in the Merger Agreement, subject to specified conditions;

•

the fact that ChyronHego’s board or the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can terminate the Merger Agreement following receipt of a bona fide written superior proposal, or an intervening event, in the manner provided in the Merger Agreement, subject to specified conditions, including the payment of a termination fee;

•

the fact that the Board deliberated over the $2.82 per share to be paid in cash for each share of Company common stock (other than the Rollover Shares), and considered that such price represented a premium of approximately 18% over the average closing price of the common stock for the six months ended on November 14, 2014, and a premium of approximately 230% to the closing price of ChyronHego common stock on March 8, 2013, the day prior to the announcement of the merger between its predecessor Chyron Corporation and Hego AB, which the Rollover Holders believe is relevant notwithstanding that the closing price of ChyronHego common stock on March 8, 2013 reflected the price of ChyronHego common stock prior to the merger with Hego AB. Further, that such price represented a premium of approximately 4% over the closing price of the common stock on November 14, 2014, after a significant increase in the stock price in recent months; and

•

the other factors referred to above as having been taken into account by the Special Committee and ChyronHego’s board, which the Rollover Holders adopt as their own, as described above under “Special Factors— Reasons for the Merger”).

In addition, the Rollover Holders considered, and gave substantial weight to, the following procedural safeguards in the Rollover Holders’ determination that the terms and conditions of the Merger were procedurally fair to ChyronHego’s unaffiliated shareholders:

•

the Special Committee and outside legal counsel negotiated all financial and other terms and conditions of the Merger Agreement with Purchaser and Merger Subsidiary and its counsel, with the Special Committee benefiting from the advice of its independent financial advisor. The Rollover Holders did not participate in the deliberations of the Special Committee;

•

the Special Committee unanimously concluded that the Merger is fair to and in the best interests of ChyronHego’s unaffiliated shareholders, approved the Merger Agreement and the Merger and recommended to ChyronHego’s board that it approve the Merger Agreement and that the Merger Agreement be submitted to ChyronHego’s shareholders for adoption;

•	the Special Committee had the authority to reject the transaction proposed by Purchaser and Merger Subsidiary;

•

the fact that ChyronHego and its subsidiaries and their respective representatives had the right during the go-shop period to initiate, solicit and encourage or otherwise knowingly facilitate alternative acquisition proposals from third parties (or offers, proposals inquiries or indications of interest or other efforts or attempts that could potentially lead to acquisition proposals) and enter into and maintain or continue discussions or negotiations with respect to potential acquisition proposals (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to acquisition proposals), or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations, subject to specific conditions, and after such go-shop period, the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can authorize ChyronHego’s management to provide information to, and can engage in negotiations with a third party following receipt of a proposal or offer that ChyronHego’s board (or the Special Committee thereof) believes in good faith is reasonably likely to lead to a superior proposal in the manner provided in the Merger Agreement, subject to specified conditions;

•

the fact that ChyronHego’s board or the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can terminate the Merger Agreement following receipt of a bona fide written superior proposal, or an intervening event, in the manner provided in the Merger Agreement, subject to specified conditions, including the payment of a termination fee; and

•

the fact that the Voting Agreement terminates if the Merger Agreement is terminated in accordance with its terms (including termination by ChyronHego in connection with a superior proposal or an Adverse Recommendation Change by the Special Committee in compliance with the Merger Agreement).

The Rollover Holders also considered the interests of ChyronHego’s directors and executive officers, including Rollover Holders who are directors and executive officers, in the Merger which existed as of November 17, 2014, by reviewing the ownership interests of ChyronHego’s executive officers and directors and considering the proposed treatment of such ownership interests in the proposed transaction, which interests are described below under “Special Factors — Interests of ChyronHego’s Directors and Executive Officers in the Merger,” and the other risks and potentially negative factors identified under “Special Factors — Purposes and Reasons for the Merger of Purchaser.”

The Rollover Holders have considered all of the foregoing factors as a whole to support their belief that the proposed Merger is substantively and procedurally fair to ChyronHego’s unaffiliated shareholders. In view of the number and wide variety of factors considered in connection with making a determination as to the fairness of the proposed Merger to the unaffiliated shareholders of ChyronHego, and the complexity of these matters, the Rollover Holders did not find it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered. Moreover, the Rollover Holders have not undertaken to make any specific determination to assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above. The Rollover Holders did not engage a financial advisor for purposes of undertaking a formal evaluation of the fairness of the Merger to ChyronHego’s unaffiliated shareholders.

The Rollover Holders did not consider whether the Merger Consideration constitutes fair value in relation to ChyronHego’s liquidation value, did not give consideration to ChyronHego’s book value, and did not attempt to calculate a specific going concern value, because they believed that those measures of asset value do not reflect, or have any meaningful impact on, the market value of ChyronHego common stock. In addition, the liquidation value of ChyronHego’s assets was not considered to be a material factor from the perspective of the Rollover Holders because they believe that substantial value results from continuing ChyronHego as a going concern and any liquidation would destroy that value. Therefore, no appraisal of the liquidation value was attempted. Nonetheless, the Rollover Holders note that ChyronHego’s net book value per share was approximately $0.77 as of September 30, 2014. The Merger Consideration represents a premium of 266% to net book value per share as of September 30, 2014.

The Rollover Holders believe that the factors discussed above provide a reasonable basis for their belief that the Merger is fair to ChyronHego’s unaffiliated shareholders. This belief should not, however, be construed as a recommendation to any shareholder to vote to approve the Merger Agreement. The Rollover Holders do not make any recommendation as to how ChyronHego’s shareholders should vote their shares relating to the Merger or any related transaction. The foregoing discussion of the information and factors considered by the Rollover Holders is not intended to be exhaustive but includes all material factors.

Purposes and Plans for ChyronHego After the Merger

The purpose of the Merger is to enable ChyronHego’s shareholders (other than the Rollover Holders with respect to the Rollover Shares) to immediately realize the value of their investment in ChyronHego through their receipt of the per share Merger Consideration of $2.82 in cash. We expect that, upon consummation of the Merger, the operations of ChyronHego will be conducted substantially as they currently are being conducted except that ChyronHego will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company.

At the effective time of the Merger, the directors of Merger Subsidiary immediately prior to the effective time of the Merger will be directors of the surviving corporation. It is further contemplated that the officers of ChyronHego immediately prior to the effective time of the Merger will be the initial officers of the surviving corporation.

Purchaser does not have any current plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the Merger involving ChyronHego’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. Purchaser expects, however, that following the Merger, ChyronHego’s management will evaluate and review ChyronHego’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of ChyronHego after the Merger. Purchaser expressly reserves the right to make any changes it deems appropriate in light of its evaluation and review or in light of future developments.

Limited Guarantee of Payment of Reverse Termination Fee

Pursuant to a Limited Guarantee by Vector Capital IV International, L.P. and Vector Entrepreneur Fund III, L.P. (the “Guarantors”) in favor of ChyronHego, the Guarantors, severally and not jointly, have guaranteed their respective portion (98.2% for Vector Capital IV International, L.P. and 1.8% for Vector Entrepreneur Fund III, L.P.) of Purchaser’s obligation to pay a reverse termination fee of $6.3 million to ChyronHego in the event that ChyronHego terminates the Merger Agreement due to a breach of any representation or warranty or failure to perform any covenant by Purchaser or Merger Subsidiary under the Merger Agreement, which breach could cause certain conditions to the closing not to be satisfied; and, provided, that, there are no facts or circumstances (other than Purchaser or Merger Subsidiary’s breach of its agreements or representations) that would cause the conditions to closing to not be satisfied on or prior to May 16, 2015. This guarantee will terminate upon the earlier of the effective time of the Merger or the termination of the Merger Agreement (or 180 days after a termination of the Merger Agreement in which Purchaser is required to pay the reverse termination fee, if ChyronHego fails to present a claim or commence any action for payment of such fee).

Financing

The Merger is not conditioned on Purchaser’s ability to obtain financing. Purchaser expects to fund the Merger Consideration with a combination of equity financing to be provided by the Guarantors, which are affiliates of Vector Capital, and debt financing to be provided by one or more groups of lenders, if available, and available cash balances of ChyronHego.

In connection with the Merger, Purchaser expects that the total amount of funds necessary to consummate the Merger and the related transactions is approximately $129.6 million, which includes $96.8 million to be paid out to ChyronHego’s shareholders (other than to the Rollover Holders in respect of the Rollover Shares) and holders of ChyronHego’s options, warrants and restricted stock units, with the remainder to be applied to pay related fees and expenses in connection with the Merger, any financing arrangements and related transactions. This amount is expected to come from a combination of debt financing to be provided by one or more groups of lenders, equity contributions by the Guarantors and Rollover Holders, and ChyronHego’s cash, cash equivalents and marketable securities on hand. As of December 31, 2014, we had approximately $5.4 million in cash and cash equivalents.

Equity Financing

As discussed above, the Guarantors have committed to contribute approximately $49.3 million to Purchaser to pay the aggregate Merger Consideration and related expenses. Such commitment is subject to the substantially contemporaneous contribution of the Rollover Shares to Purchaser by the Rollover Holders pursuant to the Rollover Agreements, the substantially contemporaneous funding of their respective portion of the debt financing by the lenders under the Debt Commitment Letter, defined below (or replacement debt commitment letter, if any), and the satisfaction of conditions precedent to Purchaser’s and Merger Subsidiary’s obligations under the Merger Agreement.

Debt Financing

Merger Subsidiary has received a commitment letter, dated November 17, 2014 (the “Debt Commitment Letter”), from Silicon Valley Bank (“SVB”) and Apollo Investment Corporation (“Apollo,” and together with SVB, the “Lenders”), to provide the following debt financing to Merger Subsidiary, initially, and the surviving corporation, as borrower, immediately following the Merger, subject to the conditions described below:

•

a $50 million senior secured term loan, which we refer to as the term facility, for the purpose of financing the Merger, repay any existing indebtedness of ChyronHego and its subsidiaries, and paying fees and expenses incurred in connection with the Merger and the financing. The term facility will be secured by the assets and any intercompany debt of Purchaser, ChyronHego, Vector CH (Lux) 1, S.a r.l (a subsidiary of Purchaser) and certain subsidiaries specified as “guarantors” under the Debt Commitment Letter and a pledge of the capital stock of the surviving corporation to the Merger, Vector CH (Lux) 1, S.a r.l (a subsidiary of Purchaser) and ChyronHego’s subsidiaries, in each case, subject to certain exceptions for foreign subsidiaries. The loans under the term facility are expected to bear interest, at the surviving company’s option, at either (i) the Eurodollar Base Rate plus 5.625% (subject to a 1.0% floor with respect to the Eurodollar Base Rate), or (ii) at the Adjusted Base Rate (defined as the highest of (w) 2.75% of (x) the Wall Street Journal Prime Rate and (y) the Federal Funds Rate plus 0.50%) plus 3.875%, and will have a five year term.

•

Up to $7 million of senior secured revolving credit loans, which we refer to as the revolving credit facility, to be used for financing working capital and capital expenditures and other general corporate purposes. The revolving credit facility will be secured by the assets and any intercompany debt of Purchaser, ChyronHego, Vector CH (Lux) 1, S.a r.l (a subsidiary of Purchaser) and certain subsidiaries of ChyronHego specified as “guarantors” under the Debt Commitment Letter and a pledge of the capital stock of the surviving corporation to the Merger, Vector CH (Lux) 1, S.a r.l (a subsidiary of Purchaser) and ChyronHego’s subsidiaries, in each case, subject to certain exceptions for foreign subsidiaries. The loans under the revolving credit facility are expected to bear interest, at the surviving company’s option, at either (i) the Eurodollar Base Rate plus 5.625% (subject to a 1.0% floor with respect to the Eurodollar Base Rate ), or (ii) at the Adjusted Base Rate (defined as the highest of (w) 2.75% of (x) the Wall Street Journal Prime Rate and (y) the Federal Funds Rate plus 0.50%) plus 3.875%, and will have a five year term.

The credit facilities described above will be guaranteed on a joint and several basis by Purchaser, ChyronHego, Vector CH (Lux) 1, S.a r.l. (a subsidiary of Purchaser) and ChyronHego’s subsidiaries, subject to certain exceptions for foreign subsidiaries.

Conditions Precedent to the Debt Commitment

Under the Debt Commitment Letter, the availability of the credit facilities is subject to ordinary documentation conditions and the satisfaction or waiver of the following conditions precedent:

•

the accuracy of representations and warranties made by ChyronHego in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Merger Subsidiary (or any of its affiliates) has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement;

•

the accuracy of representations made by the borrower or guarantors in the loan documentation relating to incorporation or formation; organizational power and authority; due execution, delivery, validity and enforceability of the loan documents; solvency of Purchaser and its subsidiaries on a consolidated basis; no conflicts in the loan documentation with charter documents; Federal Reserve margin regulations; the Investment Company Act of 1940, as amended; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, anti-terrorism laws and other laws applicable to sanctioned persons (including the Office of Foreign Assets Control); use of proceeds; and the creation, perfection and first priority status of the security interests (subject to customary permitted liens) granted in Uniform Commercial Code Article 9 collateral; and

•

there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a “material adverse effect” (as defined in the Merger Agreement) on ChyronHego.

In addition to the foregoing conditions, we expect the loan documentation to contain other customary corporate and other conditions, including the following:

•	receipt of customary filings, lien searches and certificates of insurance;

•	receipt of satisfactory opinions of counsel with respect to the loan documentation;

•	repayment of ChyronHego’s existing credit facilities;

•	subject to certain exceptions, satisfactory evidence of a valid and perfected security interest in the collateral described above granted to SVB as administrative agent or the other secured parties;

•	receipt of historical and pro forma consolidated financial statements giving effect to the Merger, and forecasts prepared by management of ChyronHego;

•	receipt of a certification regarding the financial condition and solvency of Purchaser and its subsidiaries;

•	the Merger shall have been consummated in accordance with the terms of the Merger Agreement;

•

the Lenders shall be satisfied that the Merger Subsidiary shall have received a capital contribution of at least $70.0 million in equity (of which up to $30.0 million may be roll-over equity) from Vector Capital (through Purchaser);

•	Purchaser shall have cash and cash equivalents of not less than $2.0 million;

•	payment of accrued fees and expenses of SVB and Apollo;

•	the receipt by SVB and Apollo of information requested for applicable Patriot Act and Bank Secrecy Act requirements.

The credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, acquisitions, investments, mergers and other fundamental changes, sales and other dispositions of property or assets, changes in the nature of the business, transactions with affiliates, burdensome agreements, use of proceeds, sale leasebacks, amendments of organizational documents, changes in fiscal year, hedging obligations, prepayments of certain indebtedness, or modification or termination of the documents related to the equity and debt financing of the Merger and certain other indebtedness, designation of other senior debt, and changes in the activities of Purchaser. The credit facilities will also include customary events of default, including a change of control default. There is no current plan or arrangement to finance or repay the credit facilities.

The term facility is subject to quarterly amortization payments of 0.625% of the original principal amount, with any remaining principal amount to be paid at maturity.

The obligations of the Lenders to provide financing under the Debt Commitment Letter expire on May 16, 2015. The legal and financing fees estimated to be paid for the debt financing are approximately $2,255,000.

The documentation governing the credit facilities has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement. In addition, Purchaser may obtain financing from different sources in amounts and on terms that may vary from those described herein.

Estimated Fees and Expenses

Except as set forth below, ChyronHego will not pay any fees or commissions to any broker, dealer or other person in connection with the Merger. Upon termination of the Merger Agreement under specified circumstances, ChyronHego will be required to pay Purchaser a termination fee. If the termination fee becomes payable as a result of ChyronHego terminating the Merger Agreement in order to enter into a definitive agreement concerning a Superior Proposal, the amount of the termination fee would have been $1.8 million if the termination occurred on or before the end of the go-shop period and will be $4.2 million if the termination occurs after the end of the go-shop period. If the termination fee becomes payable in other circumstances, the amount of the termination fee will be $4.2 million.

The following is an estimate of fees and expenses to be incurred by ChyronHego in connection with the Merger, excluding any potential litigation or litigation-related fees, costs and expenses:

Legal	$1,400,000*
Financial Advisors	426,000
Accounting Fees	25,000
Printing and Mailing	80,000
SEC Filing Fees	11,243
Paying Agent	40,000
Miscellaneous	7,757
Total	$1,990,000

*Includes approximately $220,000 payable by ChyronHego for Mr. Apel’s legal fees and expenses in connection with the Merger. The Special Committee and the Board deemed it appropriate to reimburse Mr. Apel for his legal fees and expenses in connection with the transaction, which were incurred by him in connection with the rollover and his employment agreement, because the Special Committee and the Board viewed those fees and expenses as a necessary cost of completing a transaction that they each believed to be in the best interests of ChyronHego shareholders.

None of the costs and expenses described above will reduce the $2.82 per share Merger Consideration payable to ChyronHego’s shareholders (other than the Rollover Holders with respect to the Rollover Shares).

ChyronHego has not retained Duff & Phelps to provide any services, in the past or the future, other than those services described in this proxy statement with respect to the Merger.

Rollover Agreements

Each of the Rollover Holders has entered into a Rollover Agreement with Purchaser dated November 17, 2014 in which such Rollover Holder has agreed to contribute to Purchaser, immediately prior to the effective time of the Merger, the Rollover Shares, representing up to 50% of the shares held by such Rollover Holders (excluding stock options and shares issuable upon exercise of stock options) in exchange for equity interests of Purchaser, as more fully described elsewhere in this proxy statement. The Rollover Agreements also contain customary representations and warranties of both Purchaser and the Rollover Holders.

Voting Agreement

The Voting Parties have executed and delivered a Voting Agreement dated November 17, 2014 in which each Voting Party has agreed to vote shares owned by them (20,152,594 shares as of the record date of January 5, 2015, or approximately 49.9% of ChyronHego’s outstanding common stock as of January 5, 2015) plus any additional shares of ChyronHego common stock subsequently acquired by the Voting Parties, whether through the exercise of options to purchase an aggregate of 2,686,755 shares of ChyronHego common stock (which are exercisable with respect to 1,422,168 shares within 60 days of the record date), any shares of common stock issuable upon vesting of restricted stock units (all of which shares had vested prior to the record date), in favor of the adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement, against any transaction or proposal that would result in a breach of the Merger Agreement or could result in the conditions under the Merger Agreement not being fulfilled, and in favor of any other matter necessary to consummate the Merger, and grants Purchaser a proxy to vote such shares in favor of the Merger in the event such Voting Party fails to do so. Each Voting Party also agreed not to dispose of any of his or her shares of ChyronHego common stock, other than to immediate family members or for estate planning purposes, and not to solicit or participate in any discussions or negotiations regarding any unsolicited proposal that constitutes or may reasonably be expected to lead to a Superior Proposal, other than activities in such person’s capacity as a director or executive officer of ChyronHego as permitted by the Merger Agreement. The Voting Agreement terminates upon the effective time of the Merger, if the Merger Agreement is terminated in accordance with its terms (including termination by ChyronHego in connection with a Superior Proposal as described under “The Merger Agreement — Termination of the Merger Agreement”), if there is an Adverse Recommendation Change (defined below) by the Special Committee in compliance with the Merger Agreement, or by mutual agreement of the parties to terminate the Voting Agreement.

Certain Effects of the Merger

If the Merger is consummated, Merger Subsidiary will be merged with and into ChyronHego, with ChyronHego continuing as the surviving corporation and a wholly owned subsidiary of Purchaser.

Upon the consummation of the Merger, each share of ChyronHego common stock issued and outstanding immediately prior to the effective time of the Merger (other than the Rollover Shares) will be converted into the right to receive $2.82 in cash, without interest and subject to any applicable withholding taxes. At the effective time of the Merger, each option to purchase ChyronHego common stock that has an exercise price less than $2.82 per share, whether or not exercisable or vested, shall be converted into the right to receive a cash payment equal to the excess of $2.82 per share over the exercise price per share of such stock option.

ChyronHego’s 1999 Incentive Compensation Plan and 2008 Long-Term Incentive Plan, as amended, shall terminate immediately prior to the effective time of the Merger.

As of the date of this proxy statement, the Rollover Holders, collectively, own approximately 17,112,059 shares of ChyronHego common stock (excluding any options held by the Rollover Holders). These shares are worth approximately $48.3 million at $2.82 per share. The shares owned by the Rollover Holders represent approximately 42.4% of the total number of shares of ChyronHego common stock outstanding as of January 5, 2015.

In connection with the Merger, the Rollover Holders have agreed to contribute to Purchaser, immediately prior to the effective time of the Merger, 8,258,706 Rollover Shares, which will be valued at $2.82 per share, and in exchange for the Rollover Shares, the Rollover Holders will receive equity in Purchaser valued at approximately $23.3 million, in the aggregate, in the same class of stock, and at the same valuation, as Vector Capital’s cash investment. The remaining 8,853,353 shares of ChyronHego common stock owned by the Rollover Holders will be cashed out in the Merger at $2.82 per share (or a total of approximately $25.0 million). Accordingly, immediately following the effective time of the Merger, the Rollover Holders will receive combined equity and cash in the total value of approximately $48.3 million (excluding payments with respect to stock options held by Mr. Apel and Mr. Kjellin described elsewhere in this proxy statement), the same value as their shares of ChyronHego common stock prior to the Merger (valued at $2.82 per share).

Vector Capital intends to raise approximately $50.0 million in debt in connection with the Merger. Assuming the full amount is borrowed and is used to purchase common stock, then the post-closing equity value of Purchaser after the Merger will be approximately $76.1 million (determined based on the pre-Merger equity value of ChyronHego common stock, options and restricted stock reduced by the amount of the debt incurred by Purchaser in connection with the Merger) and the enterprise value will be approximately $126.1 million. To fund a portion of the Merger Consideration, Vector Capital will invest $52.8 million in Purchaser in the form of an equity contribution. The Rollover Holders’ contribution and Vector Capital’s investment in Purchaser will be made at the same valuation. As a result, immediately after the Merger, the Rollover Holders will hold equity in Purchaser valued at approximately $23.3 million (or approximately 30.6% of the total equity value of approximately $76.1 million) and Vector Capital will hold equity in Purchaser valued at approximately $52.8 million (or approximately 69.4% of the total equity value of approximately $76.1 million). The remainder of the capitalization of Purchaser will consist of $50.0 million in debt, which will not exist prior to the closing of the Merger, and which was arranged by Vector Capital (as described elsewhere in this proxy statement). If the Merger is completed, ChyronHego’s shareholders (other than the Rollover Holders) will have no interests in ChyronHego’s net book value or net earnings after the Merger. Following the Merger, the entire interest in ChyronHego’s net book value and net income will be held indirectly by Vector Capital and the Rollover Holders.

A primary benefit of the Merger to ChyronHego’s shareholders will be the right of such shareholders to receive a cash payment of $2.82, without interest and subject to any applicable withholding taxes, for each share of ChyronHego common stock held by such shareholders as described above. Additionally, such shareholders will avoid the risk of any possible decrease in the future earnings, growth or value of ChyronHego following the Merger. The primary detriments of the Merger to such shareholders include the lack of an interest of such shareholders in the potential future earnings or growth of ChyronHego. Additionally, the receipt of cash in exchange for shares of ChyronHego common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes.

The primary benefits of the Merger to Purchaser, Vector Capital and the Rollover Holders include their right to all of the potential future earnings and growth of ChyronHego, which, if ChyronHego successfully executes its business strategies, could exceed the value of their original investment in ChyronHego. Additionally, immediately following the Merger, ChyronHego will be a private company directly owned by Purchaser and the Rollover Holders and as such will be relieved of the burdens imposed on companies with publicly traded equity, including the pressure to meet analyst forecasts and the requirements and restrictions on trading that ChyronHego’s directors, officers and beneficial owners of more than 10% of the shares of ChyronHego common stock currently face as a result of the provisions of Sections 13 and 16 of the Exchange Act. Certain of the Rollover Holders will also continue to be employees of ChyronHego. See “— Interests of ChyronHego’s Directors and Executive Officers in the Merger – Employment Agreements.”

The primary detriments of the Merger to Purchaser, Vector Capital and the Rollover Holders include the fact that all of the risk of any possible decrease in the earnings, growth or value of ChyronHego following the Merger will be borne by Purchaser and the Rollover Holders. Additionally, the shares of Purchaser will be illiquid, with no public trading market for such securities.

ChyronHego common stock is currently registered under the Exchange Act and is quoted on the NASDAQ Global Market under the symbol “CHYR.” If the Merger is completed, ChyronHego common stock will be delisted from NASDAQ and will be deregistered under the Exchange Act.

Interests of ChyronHego’s Directors and Executive Officers in the Merger

In considering the recommendation of the Special Committee and ChyronHego’s board with respect to the Merger, ChyronHego shareholders should be aware that directors and executive officers of ChyronHego have certain interests in the Merger that are different from, or in addition to, the interests of ChyronHego shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Special Committee and ChyronHego’s board of directors were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger and making its recommendation that ChyronHego shareholders adopt the Merger Agreement. These interests are described below.

Treatment of Outstanding Equity Awards

Pursuant to the terms of the Merger Agreement, ChyronHego equity awards held by ChyronHego employees, including its executive officers and directors, that are outstanding immediately prior to the effective time of the Merger will be subject to the following treatment.

ChyronHego Stock Options

At the effective time of the Merger, each stock option representing the right to acquire shares of ChyronHego common stock outstanding immediately prior to the effective time that has an exercise price less than $2.82 per share, whether or not exercisable or vested, will be cancelled and converted into the right to receive a cash payment equal to the product of (1) the total number of shares of common stock subject to such stock option, multiplied by (2) an amount equal to the excess, if any, of the Merger Consideration of $2.82 per share over the exercise price per share of such stock option. Stock options where the exercise price per share is equal to or greater than the Merger Consideration of $2.82 per share will be cancelled for no consideration and will have no further force or effect from and after the effective time of the Merger.

The following table shows, for each executive officer and each director, as applicable, as of January 5, 2015, (a) the number of shares subject to vested stock options held by such person, (b) the cash consideration that such person will receive for such vested stock options as a result of the Merger, (c) the number of shares subject to unvested stock options held by such person, (d) the cash consideration that such person will receive for such unvested stock options at the effective time of the Merger, (e) the aggregate number of shares subject to vested stock options and unvested stock options held by such person and (f) the total cash consideration such person will receive for all such vested and unvested stock options.

	Vested Stock Options		Stock Options that will Vest as a Result of the Merger		Totals
Directors and Executive Officers	(a) Shares	(b) Value	(c) Shares	(d) Value	(e) Total Shares	(f) Total Value
Executive Officers
Johan Apel	66,666	$80,000	633,334	$375,000	700,000	$455,000
President, Chief Executive Officer and Director
Dawn R. Johnston	79,668	$66,610	-	$-	79,668	$66,610
Interim Chief Financial Officer
Sören Kjellin	66,666	$80,000	239,584	$182,313	306,250	$262,313
Chief Technology Officer

Non-Employee Directors
Roger L. Ogden	40,000	$22,800	-	$-	40,000	$22,800
Chairman of the Board
Susan Clark-Johnson	-	$-	-	$-	-	$-
Peter F. Frey	30,000	$22,800	-	$-	30,000	$22,800
Christopher R. Kelly	55,002	$37,801	-	$-	55,002	$37,801
Henrik Sundberg	-	$-	-	$-	-	$-
Michael C. Wheeler	50,835	$30,301	-	$-	50,835	$30,301
All directors and executive officers as a group (9 persons)	388,837	$340,312	872,918	$557,313	1,261,755	$897,625

ChyronHego Restricted Stock Units

At the effective time of the Merger, each restricted stock unit representing the right to acquire shares of ChyronHego common stock outstanding immediately prior to the effective time, whether vested or unvested, will be cancelled in exchange for the right to receive a cash amount, without interest and subject to any applicable withholding taxes, equal to the product of (1) the total number of shares of common stock subject to such restricted stock unit, multiplied by (2) the Merger Consideration of $2.82 per share. All restricted stock units held by any director or executive officer have vested and are reflected in the table below under “—Treatment of Shares of Common Stock.”

Treatment of Shares of Common Stock

In connection with the Merger, all of ChyronHego’s directors and executive officers holding shares of ChyronHego common stock will have their shares (other than Rollover Shares) converted into the right to receive $2.82 per share in cash. The following table shows, for each executive officer and each director, as applicable, as of January 5, 2015, (a) the number of Rollover Shares beneficially owned by such person, (b) the value on which such Rollover Shares will be exchanged for equity interests in Purchaser at $2.82 per share, (c) the number of outstanding shares of common stock beneficially owned by such person that are not Rollover Shares, (d) the cash consideration that such person will receive for such shares that are not Rollover Shares at the effective time of the Merger, (e) the aggregate number of outstanding shares beneficially owned by such person and (f) the total of the cash consideration that such person will receive for outstanding shares beneficially owned by such person that are not Rollover Shares plus the value at which the Rollover Shares beneficially owned by such person will be exchanged.

	Rollover Shares		Outstanding Shares Beneficially Owned Other Than Rollover Shares		Totals
Directors and Executive Officers	(a) Shares	(b) Value	(c) Shares	(d) Value	(e) Total Shares	(f) Total Value
Executive Officers
Johan Apel(1)	2,648,782	$7,469,565	2,648,887	$7,469,861	5,297,669	$14,939,426
President, Chief Executive Officer and director
Dawn R. Johnston	-	-	44,642	$125,890	44,642	$125,890
Interim Chief Financial Officer
Sören Kjellin(2)	1,210,855	$3,414,611	1,211,407	$3,416,168	2,422,262	$6,830,779
Chief Technology Officer

Non-Employee Directors
Roger L. Ogden	-	-	277,624	$782,900	277,624	$782,900
Chairman of the Board
Susan Clark-Johnson	-	-	141,048	$397,755	141,048	$397,755
Peter F. Frey	-	-	261,776	$738,208	261,776	$738,208
Christopher R. Kelly	-	-	2,543,145	$7,171,669	2,543,145	$7,171,669
Henrik Sundberg (3)	-	-	576,986	$1,627,100	576,986	$1,627,100
Michael C. Wheeler	-	-	127,762	$360,289	127,762	$360,289
All directors and executive officers as a group (9 persons)	3,859,637	$10,884,176	7,833,277	$22,089,840	11,692,914	$32,974,016

(1)

Consists of 5,245,403 shares held by Westhill Group AB, of which Mr. Apel is sole equity owner and sole director (of which 2,622,701 shares are Rollover Shares); 31,804 shares held individually (of which 15,902 shares are Rollover Shares); 5,462 shares held in ChyronHego’s 401(k) plan (of which 2,679 shares are Rollover Shares); and 15,000 shares held in a personal pension plan (of which 7,500 shares are Rollover Shares).

(2)	Consists of shares held by Maxflyt AB, of which Mr. Kjellin is sole equity owner and sole director.
(3)

Includes 548,972 shares held by Stella Capital Advisors, of which Mr. Sundberg is co-founder and has a 25% ownership interest. Mr. Sundberg disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the following table sets forth the estimated amounts of compensation that are based on or otherwise relate to the Merger and that may be payable to the following individuals, each a named executive officer of ChyronHego, under existing agreements with ChyronHego. This compensation is referred to as “golden parachute” compensation by applicable SEC disclosure rules. The “golden parachute compensation” payable by ChyronHego to these individuals is subject to a non-binding, advisory vote of ChyronHego’s shareholders, is described below in “Non-Binding Advisory Vote Regarding Merger-Related Compensation Proposal” beginning on page 89 of this proxy statement and assumes the following:

●	the price per share of ChyronHego common stock in the Merger is $2.82 per share;

●	the Merger closes on January 5, 2015, which is a date assumed solely for purposes of the calculations set forth in this table, as required by SEC rules; and

●	the named executive officers of ChyronHego are terminated without cause immediately following a change in control on January 5, 2015.

Named Executive Officers	Cash (1)	Equity (2)	Pension/ Non-Qualified Deferred Compensation	Perquisites/ Benefits (3)	Tax Reimburse-ment (4)	Other (5)	Total Consideration

Johan Apel	$774,050	$455,000	$-	$30,555	$14,214	$20,292	$1,294,111
President, Chief Executive Officer and director
Dawn R. Johnston	$-	$66,610	$-	$-	$-	$-	$66,610
Interim Chief Financial Officer
Sören Kjellin	$-	$262,313	$-	$-	$-	$-	$262,313
Chief Technology Officer

_______

(1)

Cash. Represents the value of cash severance payments payable under the applicable named executive officer's employment or separation agreement, including bonus payments equal to the bonus to be paid for a full fiscal year immediately prior to the effective date of a change in control, annualized.

(2)

Equity. Represents the value of the conversion of the applicable named executive officer’s outstanding options and restricted stock units to a right to receive cash payments, as discussed above, by reason of consummation of the Merger.

(3)

Perquisites/Benefits. Represents the value of continued medical insurance coverage, long-term disability and life insurance costs payable by the Company upon the applicable named executive officer's separation.

(4)

Tax reimbursement. Estimated tax gross-up as required to compensate the applicable named executive for an estimated 46.52% effective rate (U.S. federal, state, local, social security and Medicare taxes) on the perquisites/benefits amounts.

(5)	Other. Dollar value of accrued vacation as of January 5, 2015.

Employment Agreements

In connection with the Merger, and in order to provide Mr. Apel and Mr. Kjellin with incentives to continue their employment with us, we entered into employment agreements with each of Messrs. Apel and Kjellin, dated November 17, 2014, which will be effective as of the effective time of the Merger and will govern their respective employment arrangements with ChyronHego after such time. Each employment agreement provides that the executive’s employment relationship with ChyronHego will be “at-will” and terminable by either the executive or ChyronHego at any time, for any reason or no reason. Each employment agreement provides for an initial annual base salary for the executives, in the following amounts: (i) $500,000 for Mr. Apel, and (ii) $250,000 for Mr. Kjellin. In addition, each executive will be eligible to receive an annual bonus, determined in the reasonable discretion of ChyronHego’s board of directors, based on each such executive’s achievement of annually established performance objectives.

The employment agreements with Messrs. Apel and Kjellin further provide to such executives grants of equity interests. The grants of equity interests shall occur as soon as reasonably practicable following the start of employment, and will entitle Mr. Apel to an equity interest equal to 1.5% of any appreciation in the value of Purchaser and ChyronHego (as a subsidiary of Purchaser), and will entitle Mr. Kjellin to an equity interest to be determined by the board of directors. The equity interest grants shall vest over a five-year period with respect to 50% of the granted shares (with 20% vesting on the first anniversary of the executives’ employment), and vest with respect to 100% of the granted shares in the event of certain change in control events and public offerings of ChyronHego stock, but only if ChyronHego has achieved certain valuation milestones. Grants that remain unvested after a change in control event or on the tenth anniversary of the effective date will expire and be forfeited.

If either of Messrs. Apel and Kjellin’s employment is terminated by ChyronHego or by the executive, then ChyronHego shall pay to such executive: (i) any base salary accrued but not paid, any reimbursements due, and any amounts provided under any plan, policy or program of ChyronHego; (ii) for any termination other than a termination for cause or a voluntary termination without good reason, the prior year’s bonus and a pro-rata portion of the current year’s bonus, subject to a release of claims; and (iii) for a termination without cause or a voluntary termination with good reason, and, subject to a release of claims, severance of 12 months continued payment of such executive’s base salary plus twice ChyronHego’s cost for monthly life insurance, long-term disability, and health insurance benefits, and the accelerated vesting of certain amounts of such executive’s equity interest grant. Mr. Apel’s employment agreement provides that his removal as Chief Executive Officer following the failure of ChyronHego to meet specified performance milestones will not result in Mr. Apel being entitled to resign with good reason, whereas if ChyronHego otherwise removes him from the position of Chief Executive Officer, he will be entitled to resign for good reason. Each of Messrs. Apel and Kjellin will, in certain circumstances, have the right to sell one-half (1/2) of his Rollover Shares to ChyronHego for the lower of (a) the value of the Rollover Shares at the time of rollover, and (b) the per share fair market value of the Rollover Shares (determined by the board of directors in its sole, but reasonable, discretion) as of the date of termination. Mr. Apel will have this right if his employment is terminated for any reason other than by ChyronHego for cause; Mr. Kjellin will have this right if his employment is terminated by ChyronHego without cause or if he terminates his employment by resignation for good reason.

In the event that Messrs. Apel or Kjellin receive any payments or distributions pursuant to these employment agreements or otherwise that constitute “parachute payments” within the meaning of Section 280G of the Code, defined below, ChyronHego and the executives have agreed to take steps so as to prevent the imposition of excise taxes under Section 280G of the Code and the loss of deductions under Section 4999 of the Code, which steps may include subjecting amounts to shareholder approval to exempt payments from the application of foregoing Code Sections or reducing amounts otherwise payable so that the foregoing Code Sections may not apply. Furthermore, in the event of the involuntary termination of Mr. Apel’s employment where the severance and other payments provided to Mr. Apel in connection with the Merger result in the imposition of a tax under Section 280G of the Code, then instead of the foregoing treatment, Mr. Apel will be provided an additional payment that will put him in substantially the same after-tax economic position that he would have been in had there been no Section 280G tax, unless the payments provided to Mr. Apel in connection with the Merger are equal to or less than 115% of his Section 280G threshold (in general, three-times his average taxable income for the five years preceding the year of the Merger or, if shorter, for such period as he has been employed by ChyronHego or a related company), in which case payments will be reduced to avoid the application of Section 280G.

The employment agreements contain certain restrictive covenants, including covenants of non-solicitation of ChyronHego employees and business relationships and covenants of non-competition for 12 months after the termination of employment, as well as confidentiality provisions.

As of the date of this proxy statement, none of the other executive officers of ChyronHego has entered into any employment arrangements with Vector Capital, Purchaser or their affiliates.

 Positions with the Surviving Corporation

It is anticipated that the officers of ChyronHego immediately prior to the effective time of the Merger will be the initial officers of the surviving corporation. To the extent these officers receive stock options or other equity interests in the surviving corporation or Purchaser, they would benefit from future growth, if any, of ChyronHego after it ceases to be publicly traded.

Indemnification of Directors and Officers; Insurance

The Merger Agreement provides that, for a period of six years after the effective time of the Merger, the surviving corporation will continue ChyronHego’s indemnification obligations with respect to ChyronHego’s directors and officers; Purchaser will cause to be maintained provisions in the surviving corporation’s certificate of incorporation and bylaws regarding the elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that is no less advantageous to ChyronHego’s directors and officers as the provisions in ChyronHego’s current certificate of incorporation and bylaws; and ChyronHego or the surviving corporation will obtain and pay the premiums under ChyronHego’s directors’ and officers’ liability insurance policies and ChyronHego’s existing fiduciary liability insurance policies, in an amount not to exceed 250% of the amount per annum ChyronHego paid in its last full fiscal year, that provides coverage for events occurring at or prior to the effective time of the Merger that is no less favorable than the coverage provided under the existing policies of ChyronHego.

Compensation of Members of the Special Committee

The members of the Special Committee will not be compensated separately in connection with the performance of their duties as members of the Special Committee.

Transactions with the Rollover Holders

In connection with the Merger, the Rollover Holders will contribute, immediately prior to the effect time of the Merger, 8,258,706 Rollover Shares to Purchaser. The Rollover Holders include the following executive officers and affiliates of ChyronHego’s executive officers: Westhill Group AB, which is controlled by Mr. Apel, and Maxflyt AB, which is controlled by Mr. Kjellin. The Rollover Shares will be valued at $2.82 per share, and in exchange for the Rollover Shares, the Rollover Holders will receive equity in Purchaser valued at approximately $23.3 million, in the aggregate, representing approximately 30.6% of the equity interests of Purchaser. The remaining 8,853,353 shares of ChyronHego common stock owned by the Rollover Holders will be cashed out in the Merger at $2.82 per share (or a total of approximately $25.0 million). Accordingly, immediately following the effective time of the Merger, the Rollover Holders will receive combined equity and cash in the total value of approximately $48.3 million (excluding payments with respect to stock options held by Mr. Apel and Mr. Kjellin described elsewhere in this proxy statement), the same value as their shares of ChyronHego common stock prior to the Merger (valued at $2.82 per share).

Vector Capital intends to raise approximately $50.0 million in debt in connection with the Merger. Assuming the full amount is borrowed and is used to purchase common stock, then the post-closing equity value of Purchaser after the Merger will be approximately $76.1 million (determined based on the pre-Merger equity value of ChyronHego common stock, options and restricted stock reduced by the amount of the debt incurred by Purchaser in connection with the Merger) and the enterprise value will be approximately $126.1 million. To fund a portion of the Merger Consideration, Vector Capital will invest $52.8 million in Purchaser in the form of an equity contribution. The Rollover Holders’ contribution and Vector Capital’s investment in Purchaser will be made at the same valuation. As a result, immediately after the Merger, the Rollover Holders will hold equity in Purchaser valued at approximately $23.3 million (or approximately 30.6% of the total equity value of approximately $76.1 million) and Vector Capital will hold equity in Purchaser valued at approximately $52.8 million (or approximately 69.4% of the total equity value of approximately $76.1 million). The remainder of the capitalization of Purchaser will consist of $50.0 million in debt, which will not exist prior to the closing of the Merger, and which was arranged by Vector Capital (as described elsewhere in this proxy statement).

In addition, all of ChyronHego’s executive officers and directors have executed and delivered the Voting Agreement dated November 17, 2014 in which each Voting Party has agreed to vote shares owned by them (approximately 49.9% of ChyronHego’s outstanding common stock as of January 5, 2015) in favor of the adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement, against any transaction or proposal that would result in a breach of the Merger Agreement or could result in the conditions under the Merger Agreement not being fulfilled, and in favor of any other matter necessary to consummate the Merger, and grants Purchaser a proxy to vote such shares in favor of the Merger in the event such Voting Party fails to do so. Each Voting Party also agreed not to dispose of any of his or her shares of ChyronHego common stock, other than to immediate family members or for estate planning purposes, and not to solicit or participate in any discussions or negotiations regarding any unsolicited proposal that constitutes or may reasonably be expected to lead to a Superior Proposal, other than activities in such person’s capacity as a director or executive officer of ChyronHego as permitted by the Merger Agreement. The Voting Agreement terminates upon the effective time of the Merger, if the Merger Agreement is terminated in accordance with its terms (including termination by ChyronHego in connection with a Superior Proposal as described under “The Merger Agreement — Termination of the Merger Agreement”), if there is an Adverse Recommendation Change by the Special Committee in compliance with the Merger Agreement, or by mutual agreement of the parties to terminate the Voting Agreement.

The Rollover Holders will enter into a limited partnership agreement (or similar agreement), on terms attached to the Rollover Agreements, with Purchaser and Vector Capital, which will govern the rights and obligations of Vector Capital and the Rollover Holders as holders of equity in Purchaser following completion of the Merger. Immediately following the Merger, the board of directors of the general partner of Purchaser will initially consist of five members, three of which initially will be designated by Vector Capital and two of which (who will initially be Johan Apel and Henrik Sundberg) initially will be designated by a majority of the Rollover Holders. Under the limited partnership agreement, there will be multiple classes of convertible preferred units and common units of Purchaser and the terms of the preferred units and the common units of Purchaser will differ with respect to liquidation preferences and distributions. The limited partnership agreement will also set forth certain requirements regarding the voting of the equity of Purchaser and certain restrictions on transfers of the equity of Purchaser and provide the Rollover Holders with certain consent rights, information rights, preemptive rights, rights of first offer, tag-along rights, drag-along rights and registration rights with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the equity of Purchaser they will own following the Merger. Purchaser has agreed, contingent upon the closing of the Merger, to reimburse the Rollover Holders for the expenses incurred by them in connection with the negotiation of the rollover terms.

Appraisal Rights

Section 910 of the New York Business Corporation Law (“NYBCL”) provides an appraisal right to certain shareholders who do not assent to certain plans of merger or consolidation. However, the Merger of ChyronHego into Merger Subsidiary is not a merger for which appraisal rights are provided pursuant to the NYBCL. Accordingly, if the Merger Agreement is adopted and the Merger is consummated, the ChyronHego shareholders (other than the Rollover Holders) will have all of their shares in ChyronHego cancelled in exchange for the right to receive cash, and the holders of shares of ChyronHego common stock will NOT have any appraisal rights.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary is a general discussion of certain material U.S. federal income tax consequences to ChyronHego shareholders whose shares of common stock are exchanged for cash pursuant to the Merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect or different interpretations. Any such change could alter the tax consequences to ChyronHego shareholders as described herein. As a result, we cannot assure you that the tax consequences described herein will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein. This summary does not cover the U.S. federal income tax consequences applicable to the Rollover Holders that will hold equity interests in Purchaser.

This summary only applies to beneficial owners of ChyronHego common stock that own such common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not contain an analysis of all potential tax effects of the Merger. For example, it does not consider the effect of any applicable state, local, foreign, estate or gift tax laws, or of any U.S. federal non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions occur in connection with the Merger), including, without limitation, any exercise of a ChyronHego option, the acquisition or disposition of ChyronHego shares other than pursuant to the Merger, or the exchange of Rollover Shares for equity interests in Purchaser. In addition, it does not address all aspects of U.S. federal income taxation that may affect particular ChyronHego’s shareholders in light of their particular circumstances, including:

•	shareholders that are insurance companies;

•	shareholders that are tax-exempt organizations;

•	shareholders that are financial institutions, regulated investment companies, or brokers or dealers in securities;

•	shareholders who hold their common stock as part of a hedge, straddle or conversion transaction;

•	shareholders that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code or “section 1244 stock” for purposes of Section 1244 of the Code;

•	shareholders who are liable for the alternative minimum tax;

•	shareholders that are partnerships or other entity classified as a partnership for U.S. federal income tax purposes;

•	shareholders who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation;

•	shareholders that are controlled foreign corporations or passive foreign investment companies; and

•	shareholders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

For the purposes of this discussion, the term “U.S. holder” is any beneficial owner of stock who is treated for U.S. federal income tax purposes as:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is, in each case, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of stock that is not a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

If a partnership, or other entity treated as a partnership for U.S. federal income tax purposes, holds shares of ChyronHego common stock, the tax treatment of its partners generally will depend on a partner’s status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the U.S. federal income tax consequences to them of the Merger.

ACCORDINGLY, CHYRONHEGO’S SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, AND AS TO ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR OWN RESPECTIVE TAX SITUATIONS.

Consequences to U.S. Holders of ChyronHego

The receipt of cash in exchange for shares of ChyronHego common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. Generally, this means that a U.S. holder (other than a Rollover Holder with respect to the Rollover Shares) will recognize a capital gain or loss equal to the difference between (1) the amount of cash such U.S. holder receives in the Merger and (2) the U.S. holder’s adjusted tax basis in the ChyronHego common stock surrendered therefor. For this purpose, U.S. holders that acquired different blocks of ChyronHego shares at different times for different prices must calculate gain or loss separately for each identifiable block of ChyronHego common stock surrendered in the exchange. Such gain or loss will be long-term capital gain if the U.S. holder has held such ChyronHego common stock for more than one year as of the date of the Merger. Any long-term capital gain recognized by individuals and other non-corporate U.S. holders generally will be subject to reduced rates of U.S. federal income tax. In addition, certain U.S. holders may be subject to the additional tax on net investment income of 3.8%. The deduction of capital losses is subject to limitations.

Consequences to Non-U.S. Holders of ChyronHego

A non-U.S. holder that receives cash in exchange for shares of ChyronHego common stock in the Merger generally will not be subject to U.S. federal income taxation unless:

●

gain resulting from the Merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base of the non-U.S. holder in the United States;

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the Merger occurs and certain other conditions are satisfied; or
●

ChyronHego is or has been a U.S. real property holding corporation (“USRPHC”) as defined in Section 897 of the Code at any time within the shorter of the five-year period preceding the Merger, and the non-U.S. holder’s holding period of its ChyronHego common stock. We do not believe that ChyronHego is or was a USRPHC during the applicable period for U.S. federal income tax purposes.

Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code, unless an applicable income tax treaty provides otherwise. A non-U.S. holder that is a corporation may also be subject to an additional 30% branch profits tax (unless an applicable income tax treaty provides otherwise) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. trade or business. Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate (unless an applicable income tax treaty provides otherwise), but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.

Backup Withholding and Non-U.S. Holder Withholding

Certain ChyronHego shareholders may be subject to “backup withholding” with respect to certain “reportable payments” including cash consideration received in exchange for the shareholder’s shares of ChyronHego common stock in the Merger. The current backup withholding rate is 28%. Backup withholding will generally apply only if the ChyronHego shareholder fails to furnish a correct Social Security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. In order to avoid backup withholding, a U.S. holder generally must complete an IRS Form W-9. U.S. holders that fail to provide their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. A non-U.S. holder will generally not be subject to U.S. federal backup withholding and information reporting with respect to cash consideration received in exchange for shares of ChyronHego common stock if the non-U.S. holder delivers the applicable IRS Form W-8 to the paying agent, for example by providing a properly completed IRS Form W-8BEN or W-8BEN-E certifying such shareholder’s non-U.S. status. Each ChyronHego shareholder and, if applicable, each other payee, should complete and sign the IRS Form W-9 included with the letter of transmittal (or other applicable form such as the appropriate IRS Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup or other withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax and may be refunded or allowed as a credit against a shareholder’s U.S. federal income tax liability, provided that the shareholder furnishes the required information to the IRS in a timely manner.

THE FOREGOING DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR CHYRONHEGO’S SHAREHOLDERS’ (OTHER THAN THE ROLLOVER HOLDERS’) GENERAL INFORMATION ONLY. ACCORDINGLY, CHYRONHEGO’S SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Litigation Related to the Merger

Following the announcement on November 17, 2014 of the execution of the Merger Agreement, six lawsuits challenging the proposed acquisition of ChyronHego were filed in the Supreme Court of the State of New York, County of Suffolk. Four of the actions have been consolidated as In re ChyronHego Corporation Shareholders Litigation (Index No. 069864-2014), and the complainant in one of the actions, John D. Deleo v. ChyronHego Corporation, et al., was designated as the Lead Plaintiff. We expect the remaining actions will also be consolidated with the class action suit. One complainant filed an identical action in the County of New York which we expect to be dismissed or transferred and consolidated with the class action suit.

The litigation is a putative class action filed on behalf of the shareholders of the ChyronHego other than the defendants and their affiliates. The operative complaint, which names as defendants ChryonHego, its directors, Vector Capital Management, L.P., Purchaser and Merger Subsidiary, alleges that the ChyronHego directors breached their fiduciary obligations in connection with their approval of the Merger Agreement by entering into a transaction that is coercive and constitutes an unfair and inequitable subversion of shareholders’ rights, and that the entity defendants aided and abetted those breaches. The complaint seeks, among other relief, declaratory and injunctive relief enjoining the proposed Merger, rescission of the Merger Agreement or awarding rescissory damages of an undisclosed amount, and fees and costs.

ChyronHego believes that the claims in the suits are without merit and intends to vigorously defend against them. However, there can be no assurances as to the outcome of the litigation. A preliminary injunction could delay or jeopardize the completion of the Merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the Merger.

Provisions for Unaffiliated Security Holders

No provision has been made to grant ChyronHego’s shareholders access to the corporate files of ChyronHego, any other party to the Merger Agreement or to obtain counsel at the expense of ChyronHego or any other such party.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”), and the applicable waiting period has expired or been terminated. Each of Vector Capital and ChyronHego filed on December 3, 2014 notification and report forms under the HSR Act with the FTC and the DOJ and early termination of the waiting period was granted effective December 16, 2014. At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of ChyronHego or Vector Capital. At any time before or after the consummation of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of ChyronHego or Vector Capital. Private parties may also seek to take legal action under certain circumstances.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “intends,” “projects,” “estimates” or other words of similar meaning including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers about the Merger and the Special Meeting,” “Opinion of the Financial Advisor to ChyronHego’s Special Committee,” “Purposes and Reasons for the Merger of Purchaser,” “Purposes and Reasons of the Rollover Holders for the Merger and Position of the Rollover Holders as to the Fairness of the Merger,” “Purposes and Plans for ChyronHego After the Merger,” “Litigation Related to the Merger” and “Certain Projections.”

Forward-looking statements are based on certain assumptions and expectations of future events. ChyronHego cannot guarantee that these assumptions and expectations are accurate or will be realized. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many important factors, including those discussed more fully in documents filed with the SEC by ChyronHego, particularly under the heading “Risk Factors” in ChyronHego’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014 and subsequent filings with the SEC, as well as others, could cause results to differ materially from those indicated by such forward-looking statements. Any forward-looking statement made by us in this proxy statement speaks only as of the date on which we make it. Factors or events that could cause ChyronHego’s actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Except as required by applicable law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. In addition to other factors and matters contained in or incorporated by reference in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

●	current and future economic conditions that may adversely affect ChyronHego’s business and customers;

●

ChyronHego’s revenues and profitability may fluctuate from period to period and therefore may fail to meet expectations, which could have a material adverse effect on its business, financial condition and results of operations;

●	ChyronHego’s ability to maintain adequate levels of working capital;

●	ChyronHego’s ability to successfully maintain the level of operating costs;

●	ChyronHego’s ability to obtain financing for its future needs should there be a need;

●	ChyronHego’s ability to incentivize and retain its current senior management team and continue to attract and retain qualified scientific, technical and business personnel;

●	ChyronHego’s ability to expand its Axis online graphics creation solution or to develop other new products and services;

●	ChyronHego’s ability to generate sales and profits from its Axis online graphics services, workflow and asset management solutions;

●	ChyronHego’s ability to grow sales and profits from its Hego products and services;

●	ChyronHego’s ability to develop new Hego products and services;

●	rapid technological changes and new technologies that could render certain of ChyronHego’s products and services to be obsolete;

●	competitors with significantly greater financial resources;

●	new product and service introductions by competitors;

●	challenges associated with expansion into new markets;

●	ChyronHego’s ability to integrate Zxy's business and WeatherOne's business into ChyronHego’s business;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

●	the outcome of any legal proceedings that have been or may be instituted against ChyronHego and others relating to the Merger Agreement;

●	the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummate the Merger;

●	the failure of the Merger to close for any other reason;

●	the risk that the proposed Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed Merger;

●	the effect of the announcement of the Merger on ChyronHego’s customer relationships, operating results and business generally; and

●	the amount of the costs, fees, expenses and charges related to the Merger.

RISK FACTORS

In addition to the risk factors detailed in ChyronHego’s Annual Report on Form 10-K for the year ended December 31, 2013 and ChyronHego’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 (which are incorporated by reference herein), below please find risk factors which relate to the proposed Merger. You should consider the following factors in conjunction with the other information included or incorporated by reference in this proxy statement.

If the proposed Merger is not completed, ChyronHego’s business could be harmed and ChyronHego’s stock price could decline.

The consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by ChyronHego’s shareholders, regulatory approvals and other customary closing conditions. Therefore, the Merger may not be completed or may not be completed in a timely manner. If the Merger Agreement is terminated, the market price of ChyronHego common stock will likely decline. In addition, ChyronHego’s stock price may decline as a result of the fact that we have incurred and will continue to incur significant expenses related to the Merger prior to its closing that will not be recovered if the Merger is not completed. Upon termination of the Merger Agreement under specified circumstances, ChyronHego will be required to pay Purchaser a termination fee. If the termination fee becomes payable as a result of ChyronHego terminating the Merger Agreement in order to enter into a definitive agreement concerning a Superior Proposal (defined below), the amount of the termination fee will be $1.8 million if the termination occurred on or before the end of the go-shop period and $4.2 million if the termination occurs after the end of the go-shop period. If the termination fee becomes payable in other circumstances, the amount of the termination fee will be $4.2 million.

As a consequence of the failure of the Merger to be completed, as well as of some or all of these potential effects of the termination of the Merger Agreement, ChyronHego’s business could be harmed, making it more difficult to retain employees and existing customers and to generate new business.

The fact that there is a merger pending could harm ChyronHego’s business, revenue and results of operations.

While the Merger is pending, it creates uncertainty about ChyronHego’s future. As a result of this uncertainty, customers may decide to delay, defer, or cancel purchases of ChyronHego’s products and services pending completion of the Merger or termination of the Merger Agreement. If these decisions represent a significant portion of ChyronHego’s anticipated revenue, ChyronHego’s results of operations and quarterly revenues could be substantially below the expectations of investors.

In addition, while the Merger is pending, ChyronHego is subject to a number of risks that may harm ChyronHego’s business, revenue and results of operations, including:

●

the diversion of management and employee attention and the unavoidable disruption to ChyronHego’s relationships with customers and vendors may detract from ChyronHego’s ability to grow revenues and minimize costs;

●	we have and will continue to incur significant expenses related to the Merger prior to its closing; and

●	we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

THE PARTIES TO THE MERGER

ChyronHego Corporation

In May 2013, Chyron Corporation, a New York corporation, acquired the outstanding stock of Hego Aktiebolag, and the combined company changed its name to ChyronHego Corporation. ChyronHego’s principal executive offices are located at 5 Hub Drive, Melville, New York 11747. ChyronHego’s website is located at http://chyronhego.com and its telephone number is (631) 845-2000. Additional information regarding ChyronHego is contained in ChyronHego’s filings with the SEC. See “Other Matters — Where You Can Find More Information” on page 90.

Vector CH Holdings (Cayman), L.P.

Vector CH Holdings (Cayman), L.P. (“Purchaser”) is an affiliate of Vector Capital Partners IV, L.P., Vector Capital International IV, L.P., Vector Entrepreneur Fund III, L.P. and their affiliated funds. Purchaser is a newly organized Cayman Islands exempted limited partnership formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Purchaser has not engaged in any business activity other than in connection with its formation and the proposed Merger. The principal office address of Purchaser is c/o Vector Capital IV International, L.P. and Vector Entrepreneur Fund III, L.P., One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105. Its telephone number is (415) 293-5000.

CH Merger Sub, Inc.

CH Merger Sub, Inc. (“Merger Subsidiary”) is a newly formed New York corporation and a wholly owned subsidiary of Purchaser. Merger Subsidiary was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Subsidiary has not engaged in any business activity other than in connection with its formation and the proposed Merger. Upon the consummation of the proposed Merger, Merger Subsidiary will cease to exist and ChyronHego will continue as the surviving corporation and a wholly owned subsidiary of Purchaser. The principal office address of Merger Subsidiary is c/o Vector Capital IV International, L.P. and Vector Entrepreneur Fund III, L.P., One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105. Its telephone number is (415) 293-5000.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by ChyronHego’s board of directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, NY 10017, at       a.m., local time, on           , 2015.

Purpose of the Special Meeting

You will be asked at the Special Meeting to adopt the Merger Agreement. The Special Committee has determined that the Merger and the Merger Agreement are substantively and procedurally fair to, and in the best interests of, ChyronHego’s unaffiliated shareholders and recommended that the board of directors approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and that the board of directors recommend that ChyronHego’s shareholders vote to adopt the Merger Agreement. The board of directors has also determined that the Merger and the Merger Agreement are procedurally and substantively fair to, and in the best interests of, ChyronHego and its unaffiliated shareholders, declared the Merger Agreement and the Merger to be advisable and recommended that ChyronHego’s shareholders vote to adopt the Merger Agreement. You will also be asked to approve, on an advisory basis, the compensation of ChyronHego’s named executive officers relating to the Merger Agreement (the “Merger-Related Compensation Proposal”), as described in this proxy statement. Finally, you will be asked to vote on a proposal to adjourn the Special Meeting, if necessary and appropriate, for the purpose of soliciting additional proxies to vote in favor of adoption of the Merger Agreement (the “Adjournment Proposal”).

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of ChyronHego common stock at the close of business on January 5, 2015, the record date, are entitled to notice of and to vote at the Special Meeting. On the record date, 40,381,633 shares of ChyronHego common stock were issued and outstanding and held by approximately 2,038 holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of ChyronHego common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of ChyronHego common stock on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

The adoption of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of ChyronHego common stock as of the record date. The Merger Agreement also requires holders of a majority of the outstanding shares of ChyronHego common stock, but not including shares owned by Purchaser, Merger Subsidiary, the Guarantors or the Rollover Holders, to affirmatively vote for the adoption of the Merger Agreement. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

The approval of the Merger-Related Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of ChyronHego common stock cast, in person or by proxy, at the Special Meeting (excluding abstentions). The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of ChyronHego common stock cast, in person or by proxy, at the Special Meeting (excluding abstentions). If you abstain from voting or do not vote on the Merger-Related Compensation Proposal and/or the Adjournment Proposal, either in person or by proxy, it will have no effect on the Merger-Related Compensation Proposal and the Adjournment Proposal.

Voting of Proxies

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the Merger Agreement, “FOR” the approval of the Merger-Related Compensation Proposal, and “FOR” the approval of the Adjournment Proposal.

To vote, please complete, sign, date and return the enclosed proxy card or, to vote over the Internet or by telephone, follow the instructions provided below. Whether you plan to attend the Special Meeting or not, we recommend that you vote through the enclosed proxy card, over the Internet or by telephone. If you attend the Special Meeting, you may withdraw any previously submitted proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote such shares at the Special Meeting.

Shares of ChyronHego common stock represented at the Special Meeting but not voted, including shares of ChyronHego common stock for which proxies have been received but for which shareholders have abstained or that do not contain specific voting instructions, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business but will not be treated as votes cast for certain proposals presented at the Special Meeting.

Only shares affirmatively voted for the adoption of the Merger Agreement, but including properly executed proxies that do not contain specific voting instructions, will be counted for such proposal. Therefore, if you abstain from voting on the Merger Agreement or if you do not execute a proxy card, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Properly executed proxies that do not contain specific voting instructions will be counted as a vote “FOR” the adoption of the Merger-Related Compensation Proposal and the Adjournment Proposal. If you abstain from voting on the Merger-Related Compensation Proposal and/or the Adjournment Proposal, or if you do not execute a proxy card, it will have no effect on the Merger-Related Compensation Proposal and the Adjournment Proposal.

Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the Merger Agreement and the Merger-Related Compensation Proposal. As a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists. Therefore, a broker non-vote will have the same effect as votes “AGAINST” the adoption of the Merger Agreement but a broker non-vote will have no effect on the Merger-Related Compensation Proposal and the Adjournment Proposal.

No business may be transacted at the Special Meeting other than the proposal to adopt the Merger Agreement, the Merger-Related Compensation Proposal and the Adjournment Proposal.

Voting over the Internet or by Telephone

You may also cause your shares to be voted over the Internet or by telephone. The laws of the State of New York, under which ChyronHego is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the shareholder.

The Internet and telephone voting procedures described below are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares over the Internet or by telephone and to confirm that shareholders’ instructions have been recorded properly. Shareholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

For Shares Registered in Your Name

Internet. You may vote over the Internet until 11:59 PM Eastern Time on the day before the Special Meeting by going to the website for Internet voting on the proxy card (www.proxyvote.com) and following the instructions on the screen. Votes cast through the Internet are authenticated by use of a personal identification number. Specific instructions to be followed are set forth on the enclosed proxy card, and you should have your proxy card available when you access this web page. If you vote through the Internet, you do not need to return your proxy card.

Telephone. You may vote by telephone by calling the toll-free number on your proxy card, 24 hours a day and until 11:59 PM Eastern Time on the day before the Special Meeting and following the prerecorded instructions. Votes cast by telephone are authenticated by use of a personal identification number. Specific instructions to be followed are set forth on the enclosed proxy card, and you should have your proxy card available when you call. If you vote by telephone, you do not need to return your proxy card.

For Shares Registered in the Name of a Broker or Bank

If you are the beneficial owner of shares held in “street name” (i.e., your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares), you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the Internet or by telephone. In the alternative, you may vote in person at the meeting if you obtain a valid legal proxy from your broker, bank or other nominee and present it at the meeting. Brokers and banks do not have discretionary authority to vote on any of the proposals.

General Information for All Shares Voted over the Internet or by Telephone

Votes submitted over the Internet or by telephone must be received by 11:59 PM, on        , 2015, the day before the Special Meeting. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card, over the Internet or by telephone does not preclude a shareholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the Special Meeting by:

•	filing with ChyronHego’s corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to ChyronHego’s corporate secretary bearing a later date;

•	submitting a subsequent vote over the Internet or by telephone; or

•	appearing at the Special Meeting and voting in person.

Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies and Expense

The enclosed proxy is solicited on behalf of ChyronHego’s board of directors and the Special Committee. The cost of preparing, assembling, and mailing this proxy statement, the Notice of Special Meeting of Shareholders and the enclosed proxy will be borne by ChyronHego. ChyronHego is requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy materials to their principals and request authority for the execution of proxies. ChyronHego may reimburse these persons for their expenses in so doing. The directors, officers and employees of ChyronHego and its subsidiaries may also solicit proxies by telephone, facsimile, electronic mail, telegram or in person. Such directors, officers, and employees will not be additionally compensated for this solicitation, but may be reimbursed for out-of-pocket expenses incurred.

ChyronHego has not authorized any person to provide any information or make any representation not contained in this proxy statement. You should not rely on any such information or representation as having been authorized.

You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of ChyronHego common stock certificates will be mailed to ChyronHego shareholders as soon as practicable after the completion of the Merger, if approved.

Delivery of this Proxy Statement to Multiple Shareholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address if we believe the shareholders are members of the same family by delivering a single proxy statement addressed to those shareholders. Each shareholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies by reducing the volume of duplicate information.

A number of brokers with account holders who are ChyronHego’s shareholders will be “householding” ChyronHego’s proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, or if you have additional questions about the Merger or require assistance in submitting proxies or voting shares of ChyronHego common stock, or if you would like to receive additional copies of the proxy statement or the enclosed proxy card, please notify your broker.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the Merger Agreement, but we urge you to read the entire text of the Merger Agreement, a copy of which is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety. The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about ChyronHego. Such information can be found elsewhere in this proxy statement and in the other public filings ChyronHego makes with the SEC, which are available without charge at www.sec.gov.

Merger Consideration

Upon completion of the Merger, each outstanding share of ChyronHego common stock, other than 8,258,706 shares held by the Rollover Holders, which will be exchanged for equity interests of Purchaser (as more fully described below), will be converted into the right to receive $2.82 in cash, without interest and subject to any applicable withholding taxes. The price of $2.82 per share was determined through negotiations between the Special Committee and Vector Capital. Upon completion of the Merger, no shares of ChyronHego common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.

Pursuant to a Limited Guarantee by the Guarantors, which are affiliates of Purchaser and Merger Subsidiary, in favor of ChyronHego, the Guarantors have guaranteed the payment of any reverse termination fee that may become payable by Purchaser, up to $6.3 million, as described in more detail above under “Special Factors — Limited Guarantee of Payment of Reverse Termination Fee.” Additionally, there is no financing condition to the Merger.

Conversion of Shares; Procedures for Exchange of Certificates

Effective automatically upon completion of the Merger, you will have the right to receive $2.82 per share (other than Rollover Shares) in cash, without interest and subject to any applicable withholding taxes. Prior to the effective time of the Merger, Purchaser will enter into an agreement with a bank or trust company to act as paying agent under the Merger Agreement. On or before the effective time of the Merger, Purchaser will deposit with the paying agent cash sufficient to enable the paying agent to pay the aggregate cash Merger Consideration to ChyronHego’s shareholders, other than the Rollover Holders with respect to the Rollover Shares.

Promptly after the effective time of the Merger, the paying agent will mail to each record holder of shares a letter of transmittal and instructions for use in surrendering certificates in exchange for the Merger Consideration. No shareholder should surrender any certificates until the shareholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, duly completed and executed in accordance with the instructions, and such other documents as the paying agent may require, the holder of such certificate will be entitled to receive the Merger Consideration into which the number of shares of common stock previously represented by such stock certificate will have been converted pursuant to the Merger Agreement, without any interest thereon and subject to any applicable withholding taxes. The certificates so surrendered will be canceled.

In the event of a transfer of ownership of shares of common stock which is not registered in ChyronHego’s transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent to evidence such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable Merger Consideration for the shares represented by that certificate if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•

if required by the surviving corporation, you post a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made with respect to that certificate against the surviving corporation.

You should not send your certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to shareholders promptly after the effective time of the Merger. In all cases, the Merger Consideration will be provided only in accordance with the procedures set forth in this proxy statement, the Merger Agreement and such letters of transmittal.

Six months after the effective time, the paying agent will deliver to Purchaser upon demand any funds made available to the paying agent which have not been disbursed. Any holders of certificates who have not complied with the above-described procedures to receive payment of the Merger Consideration during such six-month period may thereafter look only to Purchaser for payment of the Merger Consideration, without interest, to which they are entitled.

The cash paid to you upon conversion of your shares of ChyronHego common stock will be issued in full satisfaction of all rights relating to the shares of ChyronHego common stock.

Effect on ChyronHego Stock Options

At the effective time of the Merger, each option to purchase ChyronHego common stock that has an exercise price less than $2.82 per share, whether or not exercisable or vested, will be converted into the right to receive a cash payment equal to the product of (1) the total number of shares of common stock subject to such stock option, multiplied by (2) an amount equal to the excess, if any, of the Merger Consideration of $2.82 per share over the exercise price per share of such stock option. ChyronHego will pay such cash payment to the holder of each such converted stock option as soon as practicable, but no later than five business days after the effective time of the Merger. At the effective time of the Merger, each option to purchase ChyronHego common stock that has an exercise price equal to or greater than $2.82 per share, whether or not exercisable or vested, will be cancelled.

Effect on ChyronHego Restricted Shares

At the effective time of the Merger, each outstanding share of ChyronHego common stock granted subject to vesting or other lapse restrictions will vest in full and become free of such restrictions and be converted into the right to receive a cash payment equal to the number of such restricted shares of common stock multiplied by $2.82.

Effect on ChyronHego Restricted Stock Units

At the effective time of the Merger, each restricted stock unit outstanding will be converted into the right to receive a cash payment equal to the product of (1) the total number of shares of ChyronHego common stock subject to such restricted stock unit, multiplied by (2) the Merger Consideration of $2.82 per share.

Effect on ChyronHego Warrants to Purchase Common Stock

At the effective time of the Merger, each warrant to purchase ChyronHego common stock that has an exercise price less than the Merger Consideration of $2.82 per share, whether or not exercisable, will be converted into the right to receive a cash payment equal to the excess of the Merger Consideration of $2.82 per share over the exercise price per share of such warrant.

Effect on Shares Held by Rollover Holders

In connection with the Merger, the Rollover Holders have agreed to contribute, immediately prior to the effective time of the Merger, 8,258,706 Rollover Shares, which will be valued at $2.82 per share, and in exchange for the Rollover Shares, the Rollover Holders will receive equity interests in Purchaser valued at approximately $23.3 million, in the aggregate. The remaining 8,853,353 shares of ChyronHego common stock owned by the Rollover Holders will be cashed out in the Merger at $2.82 per share (or a total of approximately $25.0 million).

Effect on ChyronHego’s 1999 Incentive Compensation Plan and 2008 Long-Term Incentive Plan, as Amended

ChyronHego’s 1999 Incentive Compensation Plan and 2008 Long-Term Incentive Plan, as amended, will terminate immediately prior to the effective time of the Merger. We do not expect to grant any new options, restricted stock, restricted stock units or other equity incentive awards to employees, directors or officers prior to the effective time of the Merger.

Effective Time of the Merger

The Merger will become effective upon the filing of a certificate of merger with the Department of State of the State of New York or at such later time as is specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date. Subject to the terms and conditions of the Merger Agreement and in accordance with New York law, at the effective time of the Merger, Merger Subsidiary, a wholly owned subsidiary of Purchaser and a party to the Merger Agreement, will merge with and into ChyronHego. ChyronHego will survive the Merger as a New York corporation and wholly owned subsidiary of Purchaser.

Representations and Warranties

The Merger Agreement contains representations and warranties of each party to the agreement. The representations and warranties in the Merger Agreement are complicated and not easily summarized. Although the material representations and warranties are summarized below, you are urged to read carefully and in their entirety the sections of the Merger Agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent” in Annex A to this proxy statement. However, the assertions embodied in these representations and warranties are qualified by information in a confidential disclosure schedule that ChyronHego provided to Purchaser in connection with the signing of the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in ChyronHego’s public disclosures.

The Merger Agreement contains customary representations and warranties of ChyronHego as to, among other things:

●	ChyronHego’s corporate existence and power;

●	the vote required to approve the Merger;

●	government authorizations;

●	non-contravention;

●	ChyronHego’s capitalization;

●	ChyronHego’s subsidiaries;

●	ChyronHego’s SEC filings and the Sarbanes-Oxley Act of 2002;

●	ChyronHego’s financial statements;

●	the proxy statement and related disclosures;

●	absence of certain changes;

●	the absence of undisclosed material liabilities;

●	compliance with laws and court orders;

●	litigation;

●	ChyronHego’s leased properties;

●	intellectual property;

●	tax matters;

●	employee benefit plans;

●	labor and employment matters;

●	insurance policies;

●	environmental matters;

●	ChyronHego’s material contracts;

●	ChyronHego’s customers and suppliers;

●	inventory;

●	international trade matters;

●	compliance with anti-corruption laws;

●	finders’ fees;

●	the opinion of ChyronHego’s financial advisor;

●	antitakeover statutes; and

●	appraisal rights.

In addition, the Merger Agreement contains representations and warranties by Purchaser as to, among other things:

●	corporate existence and power;

●	corporate authorizations;

●	government authorizations;

●	non-contravention;

●	the proxy statement and related disclosures;

●	financing;

●	limited guaranty;

●	ownership of ChyronHego securities; and

●	certain arrangements with directors, officers, employees and shareholders of ChyronHego and its subsidiaries.

The representations and warranties of ChyronHego and Purchaser will expire upon completion of the Merger.

Covenants

Conduct of Business

ChyronHego has agreed in the Merger Agreement that ChyronHego and its subsidiaries will conduct their business and operations in the ordinary course, consistent with past practices and use reasonable best efforts to preserve its current business organization; maintain in effect its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations; keep available the services of its directors, officers and key employees; maintain and preserve its cash and working capital balances in a manner consistent with past practice and maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with us.

In addition, ChyronHego has agreed that, subject to specified exceptions, neither ChyronHego nor any of its subsidiaries may, without Purchaser’s prior written consent (which may not be unreasonably withheld, conditioned or delayed):

●	amend their respective certificates of incorporation, bylaws or other similar organizational documents;

●

split, combine or reclassify any shares of their capital stock; declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, their capital stock; or with certain exceptions, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of the securities of ChyronHego or its subsidiaries;

●

subject to certain exceptions, issue, deliver, sell, grant, pledge, transfer, subject to any lien or otherwise encumber or dispose of any of the securities of ChyronHego or its subsidiaries, or amend the term of any security of ChyronHego or its subsidiaries (in each case, whether by merger, consolidation or otherwise);

●	incur any capital expenditures or any obligations or liabilities, except for those described in the Merger Agreement;

●

adopt a plan or agreement for, or resolutions providing for or authorizing, the liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, with respect to ChyronHego or any of its subsidiaries;

●

acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business that is consistent with past practices;

●

sell, lease or otherwise transfer, or create or incur any lien on, any of ChyronHego’s or its subsidiaries’ assets, securities, properties, interests or businesses (or permit any of ChyronHego’s registered intellectual property to expire), with certain exceptions;

●

repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of ChyronHego or any of its subsidiaries, with certain exceptions;

●

enter into, amend or modify in any material respect or terminate any material contract or otherwise waive, release or assign any material rights, claims or benefits of ChyronHego or any of its subsidiaries;

●

agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant that restricts ChyronHego or its subsidiaries or any of their respective affiliates from competing in any line of business or with any person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products and services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or would have any such effect on Purchaser or any of its affiliates after the consummation of the Merger or the closing date;

●

hire any new employee or extend any new offers of employment to any individual; grant to any current or former director, officer, employee or consultant any increase in compensation, bonus or additional benefits or severance or termination pay or benefits or any increase thereof; establish, adopt, enter into or amend any employee plan or collective bargaining agreement, with certain exceptions; take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, with certain exceptions; or make any person a new beneficiary of any retention or severance plan with vesting or other certain rights;

●

write-down any of their material assets, including any capitalized inventory, or make any material change in any method of financial accounting principles except as required by generally accepted accounting principles or applicable law;

●

make or change any material tax election, change any annual tax accounting period or method of accounting, materially amend any tax return or file any claim for material tax refunds, enter into any closing agreement, enter into any material tax allocation agreement, tax sharing agreement or tax indemnity agreement (with certain exceptions), settle any material tax claim, audit or assessment or surrender any right to claim a material tax refund (including any such refund to the extent it is used to offset or otherwise reduce tax liability);

●

with certain exceptions, institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $500,000 in any individual case; waive, relinquish, release, grant, transfer or assign any right with a value of more than $100,000 in any individual case, except in the ordinary course of business consistent with past practice; or waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter in which consent is required under any confidentiality, standstill or similar contract;

●

engage in any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters; engage in any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters; engage in any practice which would have the effect of postponing to subsequent fiscal quarters payment by ChyronHego or any of its subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter); or engage in any other promotional sales or discount activity, in each case in the foregoing clauses in a manner outside the ordinary course of business consistent with past practice; or

●	agree or commit to take any of the forgoing actions.

The covenants in the Merger Agreement relating to the conduct of ChyronHego’s business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the Merger Agreement entitled “Conduct of the Company” in Annex A to this proxy statement.

Go-Shop; No-Shop; Change in Board Recommendation

From the November 17, 2014 signing date of the Merger Agreement until 11:59 p.m. (New York City time) on January 5, 2015 (the “Go-Shop Period End Date”), ChyronHego, its subsidiaries, and their respective representatives had the right, directly or indirectly, under the direction of the Special Committee, to:

●

initiate, solicit and encourage or otherwise facilitate Acquisition Proposals (defined below) (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to Acquisition Proposals), including by furnishing non-public information pursuant to a confidentiality agreement; and

●

enter into and maintain or continue discussions or negotiations with respect to potential Acquisition Proposals (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to Acquisition Proposals), or otherwise cooperate with, assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

We are required to provide promptly to Purchaser any non-public information related to ChyronHego or its subsidiaries that we make available to any third party, to the extent that such information was not previously made available to Purchaser or its representatives.

Except as described below and except as may relate to certain Excluded Parties (defined below) from whom we receive an acquisition proposal prior to the Go-Shop Period End Date, we have agreed that, from the Go-Shop Period End Date until the earlier of the effective time of the Merger or the termination of the Merger Agreement, neither we, any of ChyronHego’s subsidiaries nor any of ChyronHego’s respective representatives will, directly or indirectly:

●	solicit, initiate, or take any action to facilitate or encourage the submission of any Acquisition Proposal;

●

enter into or participate in any discussions or negotiations with, furnish any information relating to ChyronHego or its subsidiaries or afford access to ChyronHego’s or its subsidiaries’ business, properties, assets, books or records to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party seeking to make, or which has made, an Acquisition Proposal;

●

fail to make, withdraw or modify in a manner adverse to Purchaser the board of directors’ recommendation or to recommend an Acquisition Proposal or take any action or make any statement inconsistent with the board of directors’ recommendation;

●	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of ChyronHego or its subsidiaries;

●	approve any transaction under Section 912 of the NYBCL; or

●	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

The Merger Agreement provides that, notwithstanding the restrictions described above, if, at any time after the Go-Shop Period End Date and prior to adoption of the Merger Agreement by ChyronHego shareholders, we receive a bona fide, written Acquisition Proposal that the Special Committee reasonably believes constitutes or would reasonably be expected to lead to a Superior Proposal, and the Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with or in violation of its fiduciary duties to ChyronHego’s shareholders under the NYBCL, then in response to such Acquisition Proposal, we may:

●	engage in negotiations or discussions with the party making such Acquisition Proposal and its representatives; and

●

furnish non-public information relating to ChyronHego or its subsidiaries to the party making the Acquisition Proposal or its representatives pursuant to a confidentiality agreement executed by such party, provided that we provide to Purchaser any such non-public information prior to or substantially concurrently with the time it is provided to such party, to the extent that such information was not previously made available to Purchaser.

At any time prior to the adoption of the Merger Agreement by ChyronHego’s shareholders, the Special Committee may make a change in recommendation with respect to ChyronHego’s shareholders’ approval and adoption of the Merger Agreement if we have received a Superior Proposal, provided that it determines in good faith (after receiving the advice of outside legal counsel) that the failure to take such action could reasonably be determined to constitute a violation of the board of directors’ fiduciary duties to ChyronHego’s shareholders under applicable law.

Neither the board of directors nor any committee thereof may engage in negotiations or discussions with a party making an Acquisition Proposal, furnish non-public information to such party, or make a change in recommendation with respect to ChyronHego shareholders’ approval and adoption of the Merger Agreement unless we have delivered to Purchaser a prior written notice advising that we intend to take such action. After taking such action, we must continue to advise Purchaser on a current basis the status and terms of any discussions and negotiations with such third party. ChyronHego is also required to notify Purchaser orally and in writing within one business day after receipt of any Acquisition Proposal, any indication that a third party is considering making an Acquisition Proposal or any request for information relating to ChyronHego or its subsidiaries or for access to information by any third party that may be considering making, or has made, an Acquisition Proposal. In addition, we must provide to Purchaser within one business day of receipt copies of all correspondence and written materials sent or provided to ChyronHego or its subsidiaries that describes any terms or conditions of any Acquisition Proposal (and written summaries of any oral communications addressing such matters).

Neither the board of directors nor any committee thereof may make an Adverse Recommendation Change in response to an Acquisition Proposal unless it constitutes a Superior Proposal, we notify Purchaser in writing at least three business days before taking that action of the Special Committee’s determination that the Acquisition Proposal constitutes a Superior Proposal and that we intend to take such action, we attach the most current version of the proposed agreement under which the Superior Proposal is made and the identity of the party making such proposal, and Purchaser does not within three business days “match” such Acquisition Proposal. We have agreed that each and every amendment to the financial terms or other material terms of a Superior Proposal will require a new written notice by ChyronHego and an additional three business days from the date of the new written notice for Purchaser to “top” such proposal.

Subject to the qualifications described below, neither the board of directors nor any committee thereof, shall:

●	effect an Adverse Recommendation Change or fail to recommend to ChyronHego’s shareholders approval and adoption of the Merger Agreement in this proxy statement;

●	take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer; or

●

approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement, or understanding relating to, or that would reasonably be expected to lead to, any Acquisition Proposal.

Provided, that at any time prior to obtaining the shareholders’ approval of the Merger Agreement, the Special Committee may make an Adverse Recommendation Change if we have received a Superior Proposal and the Special Committee determines in good faith (after receiving the advice of outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

As used in this proxy statement, an “Excluded Party” means any person or group of persons that has made a bona fide, written Acquisition Proposal prior to the Go-Shop Period End Date, which the Special Committee reasonably believes constitutes or would reasonably be expected to lead to a Superior Proposal and which the Special Committee determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law.

As used in this proxy statement, “Acquisition Proposal” means any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of ChyronHego’s and its subsidiaries’ consolidated assets, (ii) any acquisition or purchase (including by tender offer or exchange offer to ChyronHego’s shareholders), direct or indirect, of 20% or more of any class of ChyronHego’s or its subsidiaries’ equity or voting securities whose assets, individually or in the aggregate, constitute 20% or more of ChyronHego’s consolidated assets, (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party’s beneficially owning 20% or more of any class of equity or voting securities of ChyronHego or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of ChyronHego’s consolidated assets, (iv) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving ChyronHego or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of ChyronHego’s consolidated assets, (v) any combination of the foregoing types of transactions that would result in such third party beneficially owning assets equal to 20% or more of ChyronHego’s and its subsidiaries’ consolidated assets or to which 20% or more of ChyronHego and its subsidiaries’ consolidated revenues or earnings are attributable or 20% or more of any class of equity or voting securities of ChyronHego or (vi) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger.

As used in this proxy statement, “Adverse Recommendation Change” means any instance where ChyronHego or its subsidiaries, directly or indirectly, fail to make, withdraw or modify in a manner adverse to Purchaser the board of directors’ recommendation with respect to ChyronHego’s shareholders’ approval and adoption of the Merger Agreement (or recommend an Acquisition Proposal or take any action or make any statement inconsistent with such recommendation).

As used in this proxy statement, a “Superior Proposal” means a bona fide, written Acquisition Proposal on terms that the Special Committee determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable from a financial point of view to all ChyronHego shareholders (other than the Rollover Holders) than as provided under the Merger Agreement (taking into account any proposal by Purchaser to amend the terms of the Merger Agreement), which the Special Committee determines is reasonably likely to be consummated without undue delay relative to the transactions contemplated by the Merger Agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Special Committee. For purposes of the definition of “Superior Proposal,” each reference to 20% in the definition of “Acquisition Proposal” above shall be deemed references to 50%.

Nothing in the Merger Agreement prohibits the board of directors from taking and disclosing to ChyronHego’s shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act.

Other Covenants

The Merger Agreement contains a number of other covenants, including covenants relating to:

●	tax elections;

●	access to information; and

●	cooperation with respect to Purchaser’s debt financing;

Conditions to the Merger

ChyronHego’s, Purchaser’s and Merger Subsidiary’s obligation to complete the Merger are subject to the following conditions:

●	the affirmative vote of the holders of two-thirds of the outstanding shares of common stock entitled to vote thereon;

●	the affirmative vote of the holders of a majority of the outstanding shares of common stock not owned, directly or indirectly, by Purchaser, Merger Subsidiary, the Guarantors or the Rollover Holders;

●	the absence of any applicable law, injunction, judgment or ruling prohibiting the consummation of the Merger;

●	the expiration or termination of the waiting period under the HSR Act; and

●	all actions by, or filings with, any governmental authority required to permit the consummation of the Merger, shall have been taken, made or obtained.

Purchaser’s and Merger Subsidiary’s obligations to complete the Merger are also subject to the following conditions:

●	ChyronHego must have performed in all material respects all of ChyronHego’s obligations under the Merger Agreement;

●

ChyronHego’s representations and warranties must be true as of the closing of the Merger, except for (1) those representations and warranties which address matters as of a particular time or (2) any failure of certain representations and warranties to be so true which has not had and would not have, individually or in the aggregate, a “material adverse effect” on ChyronHego (except that certain representations and warranties must be true in all respects);

●

there must not be any instituted or pending actions or proceedings (or any investigation or other inquiry that might result in such action or proceeding) in which a governmental body has: (a) challenged, sought to make illegal, delayed materially or otherwise restrained or prohibited the consummation of the Merger, (b) sought to restrain or prohibit Purchaser’s, Merger Subsidiary’s or Purchaser’s affiliates’ (i) ability to exercise full rights of ownership of ChyronHego’s stock or (ii) ownership or operation of all or a material portion of the business or assets of ChyronHego and its subsidiaries, taken as a whole, or of Purchaser and its subsidiaries, taken as a whole, (c) sought to compel Purchaser or any of its subsidiaries or affiliates to dispose of or hold separate all or a material portion of the business or assets of ChyronHego and its subsidiaries, taken as a whole, or Purchaser and its subsidiaries, taken as a whole, or (d) that otherwise, in Purchaser’s judgment, is likely to have a “material adverse effect” on ChyronHego or Purchaser;

●

there must not have been any action taken or applicable law proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger by any governmental body, other than the application of the waiting period provisions of the HSR Act to the Merger, that, in the judgment of Purchaser, is likely to result in any of the consequences referred to in clauses (a) through (d) of the paragraph immediately above;

●

we must have delivered to Purchaser a certificate for purposes of satisfying Purchaser’s obligations under Section 1.1445-2(c)(3)(i) of the U.S. Treasury Regulations and a notice to the IRS in accordance with Section 1.897-2(h)(2) of such regulations; and

●

there shall not have occurred any event, occurrence, revelation or development or a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a “material adverse effect” on us.

ChyronHego’s obligations to complete the Merger are also subject to the following conditions:

●

Purchaser and Merger Subsidiary must have performed in all material respects all of their obligations under the Merger Agreement by the effective time; the representations and warranties of Purchaser must be true at and as of the effective time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time); and we must have received a certificate signed by an executive officer of Purchaser to the foregoing effect.

The Merger Agreement provides that a “material adverse effect” on ChyronHego means any effect, change, event or circumstance that, taken with all other effects, changes, events or circumstances, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (i) ChyronHego’s financial condition, business, assets, or operations excluding any effect to the extent resulting from (A) changes in the financial or securities markets, (B) changes in or conditions generally affecting the industry in which ChyronHego and its subsidiaries operate, (C) acts of war, sabotage or terrorism or natural disasters involving the United States of America, (D) changes in generally accepted accounting principles in the United States or interpretations thereof, (E) the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, or (F) any action taken at the request or with the consent of Purchaser or Merger Subsidiary, in and of itself, which shall not include any consequences of such action, or (ii) ChyronHego’s ability to consummate the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the closing of the Merger:

by mutual written consent of ChyronHego and Purchaser;

by either ChyronHego or Purchaser, if:

●

the Merger is not completed by May 16, 2015 (the “End Date”); provided that the right to so terminate the Merger Agreement will not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated by the End Date;

●

there is any applicable law that makes consummation of the Merger illegal or otherwise prohibited or permanently enjoins ChyronHego or Purchaser from consummating the Merger and such injunction has become final and nonappealable; or

●	the required vote of ChyronHego’s shareholders is not obtained to adopt the Merger at ChyronHego’s shareholder meeting (including any adjournment or postponement thereof);

by Purchaser, if:

●

an Adverse Recommendation Change will have occurred, or at any time after receipt or public announcement of an Acquisition Proposal, ChyronHego’s board of directors fails to affirm its decision to recommend approval and adoption of the Merger Agreement by ChyronHego’s shareholders within 10 business days after receipt of any written request to do so from Purchaser;

●

a breach of any representation or warranty or failure to perform any covenant or agreement on ChyronHego’s part set forth in the Merger Agreement will have occurred that would cause certain representations and warranties not to be true, or has failed to deliver a certificate signed by an executive officer of ChyronHego to the foregoing effect, and such condition is incapable of being satisfied by the End Date;

●

we intentionally and materially breach a covenant in the Merger Agreement under which we have agreed to cause a meeting of ChyronHego’s shareholders to be held as soon as reasonably practicable following clearance of this proxy statement by the SEC for the purpose of voting on the approval and adoption of the Merger Agreement, the Merger and related transactions; or

●	we intentionally and materially breach a covenant in the Merger Agreement under which we agreed to not take certain actions after the Go-Shop Period End Date;

by us, if:

●

ChyronHego’s board of directors and the Special Committee authorize ChyronHego to enter promptly into a definitive agreement to implement a Superior Proposal and we pay a termination fee of $4.2 million, provided that if we had terminated the Merger Agreement on or prior to the Go-Shop Period End Date in order to enter into such an agreement, we would have paid a termination fee of $1.8 million; or

●

if either Purchaser or Merger Subsidiary has breached any representation or warranty or failed to perform any covenant or agreement resulting in their representations and warranties contained in the Merger Agreement being inaccurate as of the effective time, or has failed to deliver a certificate signed by an executive officer of Purchaser to the foregoing effect, and such conditions are incapable of being satisfied by the End Date.

Fees and Expenses

Upon termination of the Merger Agreement under specified circumstances, ChyronHego will be required to pay Purchaser a termination fee. If the termination fee becomes payable as a result of ChyronHego terminating the Merger Agreement in order to enter into a definitive agreement concerning a Superior Proposal, the amount of the termination fee would have been $1.8 million if the termination occurred on or before the Go-Shop Period End Date and will be $4.2 million if the termination occurs after the Go-Shop Period End Date. The Merger Agreement also provides that Purchaser will be required to pay ChyronHego a reverse termination fee of $6.3 million in the event that ChyronHego terminates the Merger Agreement due to a breach of any representation or warranty or failure to perform any covenant by Purchaser or Merger Subsidiary under the Merger Agreement, which breach would cause certain conditions to the closing not to be satisfied; and, provided, that, there are no facts or circumstances (other than Purchaser or Merger Subsidiary’s breach of its agreements or representations) that would cause the conditions to closing to not be satisfied on or prior to the End Date.

IMPORTANT INFORMATION CONCERNING CHYRONHEGO

Selected Historical Financial Data

Set forth below is certain selected historical consolidated financial data relating to ChyronHego and its consolidated subsidiaries, which should be read in conjunction with, and is qualified in its entirety by reference to, ChyronHego’s historical financial statements, the notes to those statements, Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in ChyronHego’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in ChyronHego’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. The selected financial data set forth below as of December 31, 2013 and 2012, and for the fiscal years ended December 31, 2013 and 2012 have been derived from the audited consolidated financial statements contained in ChyronHego’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which information is incorporated by reference in this proxy statement. The selected financial data set forth below as of December 31, 2011, 2010 and 2009 and for the fiscal years ended December 31, 2011, 2010 and 2009 have been derived from ChyronHego’s audited consolidated financial statements which information is not incorporated by reference in this proxy statement. The selected financial data set forth below as of and for the nine months ended September 30, 2014 and 2013 have been derived from ChyronHego’s unaudited financial statements contained in ChyronHego’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which information is incorporated by reference in this proxy statement. The unaudited financial statements have been prepared on the same basis as ChyronHego’s audited financial statements and include all adjustments consisting of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Results for interim periods are not necessarily indicative of the results for a full year. More comprehensive financial information is included in ChyronHego’s Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, both of which are incorporated herein by reference, and other documents filed by ChyronHego with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Other Matters — Where You Can Find More Information,” beginning on page 90.

No separate financial information is provided for Purchaser because Purchaser is a newly-formed entity formed in connection with the Merger and has no independent operations. No pro forma data giving effect to the Merger has been provided. We do not believe that such information is material to shareholders in evaluating the proposed Merger and Merger Agreement because (i) the proposed Merger Consideration is all-cash, and (ii) if the Merger is completed, ChyronHego’s common stock will cease to be publicly traded.

						Unaudited Nine Months Ended September 30
	2009	2010	2011	2012	2013	2013	2014
	(In thousands, except per share data)
Operating Data:
Net Sales	$25,614	$27,727	$31,587	$30,222	$47,407	$32,692	$43,336
Gross profit	$17,597	$19,220	$22,114	$20,903	$31,111	$21,802	$26,911
Operating loss from continuing operations	$(3,552)	$(2,436)	$(1,948)	$(3,749)	$(7,648)	$(3,729)	$(2,509)
Net loss from continuing operations	$(3,117)	$(2,396)	$(4,246)	$(22,301)	$(7,800)	$(4,041)	$(2,819)
Basic loss per share	$(0.20)	$(0.15)	$(0.26)	$(1.31)	$(0.31)	$(0.17)	$(0.08)
Diluted loss per share	$(0.20)	$(0.15)	$(0.26)	$(1.31)	$(0.31)	$(0.17)	$(0.08)
Basic outstanding shares	$15,765	$15,969	$16,458	$16,961	$25,379	$23,576	$34,341
Diluted outstanding shares	$15,765	$15,969	$16,458	$16,961	$25,379	$23,576	$34,341

Balance Sheet:
Working Capital	$8,801	$8,362	$7,369	$3,709	$1,236	$1,346	$7,046
Total Assets	$37,573	$37,421	$35,806	$15,115	$50,652	$49,962	$62,269
LT Liabilities	$3,627	$2,605	$3,758	$5,819	$18,033	$15,559	$17,792
Shareholders’ Equity	$28,084	$27,610	$24,042	$1,981	$15,467	$17,328	$28,523

Certain Projections

ChyronHego does not as a matter of course make public projections as to future sales, earnings, or other results beyond the current fiscal year and is especially wary of making projections for extended earning periods due to the inherent unpredictability of the underlying assumptions and estimates. However, our management has prepared the prospective financial information set forth below to provide shareholders with information that was presented to Duff & Phelps in connection with its financial analyses and to Vector Capital and other prospective acquirers in connection with their respective due diligence review of ChyronHego. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, or toward complying with generally accepted accounting principles, but, in the view of our management, was prepared on a reasonable basis, reflected the best currently available estimates and judgments at the time this information was prepared, and presented, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of ChyronHego as of the time this information was prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the accompanying prospective financial information.

Neither ChyronHego’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. None of Duff & Phelps, Purchaser, or Vector Capital prepared or had any responsibility for this projected financial information. Furthermore, this projected financial information:

•	necessarily makes numerous assumptions, many of which are beyond our control and may not prove to have been, or may no longer be, accurate;

•	does not necessarily reflect revised prospects for our business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur;

•	is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the estimates will be achieved.

In June 2014, we provided Vector Capital with select unaudited projected financial forecasts through 2017, which forecasts match the projected financial forecasts provided to Duff & Phelps, and were based upon the following material assumptions:

•	we remained a public company;

•	we achieve organic business growth, as opposed to business expansions involving mergers and acquisitions or alternative business models;

•	we achieve sales of product and services above our historical levels;

•	a consistent and extended period of favorable business and market conditions; and

•	we are able to achieve consistent reductions to our operating costs over time.

In these projected financial results, we present EBITDA, Adjusted EBITDA and combined pro forma financial information, which in each case are non-GAAP financial measures. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with the GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business. These non-GAAP financial measures are also used by our management to evaluate financial results and to plan and forecast future periods. However, non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Non-GAAP financial measures used by us may differ from the non-GAAP financial measures used by other companies, including our competitors.

EBITDA is net income (loss) excluding the effects of interest, taxes, depreciation and amortization. Adjusted EBITDA is net income (loss) excluding the effects of interest, taxes, depreciation and amortization, and certain costs associated with being a public company. We believe that the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA is net income (loss).

EBITDA and Adjusted EBITDA have limitations, including that each measure:

•	is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation;

•	does not reflect actual cash expenditures, future requirements for cash expenditures or contractual commitments of in-process research and development on ChyronHego;

•	does not reflect actual cash expenditures, future requirements for cash expenditures or contractual commitments of transaction expenses for ChyronHego;

•	does not reflect actual cash expenditures, future requirements for cash expenditures or contractual commitments of severance and restructuring expenses for ChyronHego;

•	does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on ChyronHego’s debt;

•	does not reflect any cash income taxes that ChyronHego may be required to pay;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements; and

•

although stock-based compensation expenses are non-cash charges, the stock option grants being expensed will often have to be replaced in the future and these measures do not reflect any requirements for such replacements.

Therefore, EBITDA and Adjusted EBITDA should not be considered either in isolation or as a substitute for analysis of our results as reported under GAAP. Furthermore, EBITDA and Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) as a measure of operating performance or to net cash provided by operating, investing or financing activities, or as a measure of the ability of ChyronHego to meet cash needs.

The following table presents a reconciliation of net income (loss), the most directly comparable GAAP measure, which was included in the unaudited prospective financial forecasts that were provided by ChyronHego management to Vector Capital in June 2014 and Duff & Phelps in July 2014 to (i) EBITDA included in those forecasts, and (ii) EBITDA and Adjusted EBITDA included in the unaudited prospective financial forecasts that were approved by ChyronHego management and used by Duff & Phelps in its analyses, for the years presented:

	Projected Year Ending December 31,
	2014 (Unaudited)		2015 (Unaudited)	2016 (Unaudited)		2017 (Unaudited)
	($ in thousands)
Net Income (Loss)	$4,500	(1)	$6,595	$8,437		$9,724
+ Interest (Income) Expense	240		165	165		165
+ Income Tax Expense	444		1,181	1,506		1,733
+ Amortization Expense	1,325		1,325	1,325		1,325
+ Depreciation Expense	1,544		1,544	1,544		1,544
EBITDA (2)	$8,053		$10,810	$12,977		$14,491

+ Hego AB Minority Interest	167		200	200		200
+ Other Expense	70		100	100		100
+ Pro Forma Impact of Zxy & WeatherOne Acquisitions	500		-	-		-
EBITDA (3)	$8,790		$11,110	$13,277		$14,791

+ Excess Public Company Cost Savings	785		785	785		785
Adjusted EBITDA (4)	$9,575		$11,895	$14,061	(5)	$15,576

(1)

Net income (loss) that was projected for the year ending December 31, 2014 did not include a fair value adjustment of approximately $4.0 million for the contingent consideration to be received from the merger with Hego AB that occurred in 2013, which was not included so that net income (loss) that was projected for the fiscal year ending December 31, 2014 would be comparable to net income (loss) that was projected for the fiscal years ending December 31, 2015, 2016 and 2017.

(2)	EBITDA included in the unaudited prospective financial forecasts that were provided to Vector Capital in June 2014 and Duff & Phelps in July 2014.
(3)	EBITDA included in the unaudited prospective financial forecasts that were approved by ChyronHego management and used by Duff & Phelps in its analyses.
(4)	Adjusted EBITDA included in the unaudited prospective financial forecasts that were approved by ChyronHego management and used by Duff & Phelps in its analyses.
(5)	Total does not equal the sum of the line items due to rounding.

The projected financial results do not take into account any circumstances or events occurring after June 15, 2014, the date on which such information was prepared. The unaudited prospective financial information does not give effect to the Merger.

ChyronHego has made publicly available its actual results of operations for its fiscal year ended December 31, 2013 and its fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014. Shareholders are urged to read ChyronHego's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, which are incorporated by reference into this proxy statement, to obtain this information. For comparison purposes, select ChyronHego operating results for 2013 were:

Year ended December 31, 2013 (in thousands)
Revenue	$47,407
Operating Profit (Loss)	$(7,648)
Net Income (Loss)	$(7,800)

The following table includes the unaudited prospective financial forecasts that were provided to Vector Capital in June 2014 and Duff & Phelps in July 2014 for the fiscal years ending 2014 through 2017:

	Projected Year Ending December 31,
	2014	2015	2016	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	($ in thousands, unless noted)
Revenue	$59,066 (1)	$68,683	$77,096	$85,161

Operating Profit (Loss)	$5,421	$8,242	$10,408	$11,922
% Operating Margin	9.2%	12.0%	13.5%	14.0%
EBITDA	$8,053 (2)	$10,810 (3)	$12,977 (4)	$14,491 (5)
% EBITDA Margin	13.6%	15.7%	16.8%	17.0%
Net Income (Loss)	$4,500	$6,595	$8,437	$9,724
% Net Margin	7.6%	9.6%	10.9%	11.4%

_________________________________________________

(1) ChyronHego management’s projected revenue for 2014 does not include any impact of the Zxy or WeatherOne acquisitions, which is included in the amount of $3,000,000 in the projected revenue for 2014 used by Duff & Phelps in connection with its financial analyses.

(2) ChyronHego management’s EBITDA for 2014 includes a reduction for projected payments of $167,000 for minority interests and miscellaneous one-time expense of $70,000, which are not included in the projected EBITDA for 2014 used by Duff & Phelps in connection with its financial analyses. In addition, ChyronHego management’s projected EBITDA for 2014 does not include the pro forma full year impact of the Zxy and WeatherOne acquisitions of $500,000, which is included in the projected EBITDA for 2014 used by Duff & Phelps in connection with its financial analyses.

(3) ChyronHego management’s EBITDA for 2015 includes a reduction for projected payments of $200,000 for minority interests and miscellaneous one-time expense of $100,000, which are not included in the projected EBITDA for 2015 used by Duff & Phelps in connection with its financial analyses.

(4) ChyronHego management’s EBITDA for 2016 includes a reduction for projected payments of $200,000 for minority interests and miscellaneous one-time expense of $100,000, which are not included in the projected EBITDA for 2016 used by Duff & Phelps in connection with its financial analyses.

(5) ChyronHego management’s EBITDA for 2017 includes a reduction for projected payments of $200,000 for minority interests and miscellaneous one-time expense of $100,000, which are not included in the projected EBITDA for 2017 used by Duff & Phelps in connection with its financial analyses.

In addition, the following table includes the unaudited prospective financial forecasts for the years 2014 to 2023, which were approved by ChyronHego management and used by Duff & Phelps in its analyses, and reflect the adjustments described in the footnotes to the table:

Financial Performance Summary
($ in thousands)
	2014E (Unaudited)	2015P (Unaudited)	2016P (Unaudited)	2017P (Unaudited)	2018P (Unaudited)	2019P (Unaudited)	2020P (Unaudited)	2021P (Unaudited)	2022P (Unaudited)	2023P (Unaudited)
Revenue	$62,066 (1)	$68,683	$77,096	$85,161	$91,944	$98,120	$103,389	$107,623	$111,659	$115,567
% growth	10.3%	10.7%	12.2%	10.5%	8.0%	6.7%	5.4%	4.1%	3.8%	3.5%
Gross Profit (excluding Depreciation)	$42,751	$46,188	$51,657	$56,898	$61,431	$65,557	$69,077	$71,906	$74,603	$77,214
% margin	68.9%	67.2%	67.0%	66.8%	66.8%	66.8%	66.8%	66.8%	66.8%	66.8%
EBITDA	$8,790 (2)	$11,110 (3)	$13,277 (4)	$14,791 (5)	$15,969	$17,042	$17,957	$18,692	$19,393	$20,072
% margin	14.2%	16.2%	17.2%	17.4%	17.4%	17.4%	17.4%	17.4%	17.4%	17.4%
Plus:	$785	$785	$785	$785	$847	$904	$953	$992	$1,029	$1,065
Public Company Cost Savings
Adjusted EBITDA	$9,575	$11,895	$14,061	$15,576	$16,817	$17,946	$18,910	$19,684	$20,422	$21,137
% margin	15.4%	17.3%	18.2%	18.3%	18.3%	18.3%	18.3%	18.3%	18.3%	18.3%
% growth	43.0%	24.2%	18.2%	10.8%	8.0%	6.7%	5.4%	4.1%	3.8%	3.5%
Capital Expenditures	$1,417	$1,568	$1,760	$1,944	$2,098	$2,239	$2,360	$2,456	$2,548	$2,638
as % of Revenue	2.3%	2.3%	2.3%	2.3%	2.3%	2.3%	2.3%	2.3%	2.3%	2.3%
Net Working Capital	$3,999	$4,094	$4,540	$4,967	$5,363	$5,723	$6,030	$6,277	$6,513	$6,741
as % of Revenue	6.4%	6.0%	5.9%	5.8%	5.8%	5.8%	5.8%	5.8%	5.8%	5.8%

(1) Includes the pro forma full year impact of the Zxy and WeatherOne acquisitions of $3,000,000, which was not included in ChyronHego management’s projected revenue for 2014.

(2) Does not include a reduction for projected payments of $167,000 for minority interests and miscellaneous one-time expense of $70,000, which was included in ChyronHego management’s projected EBITDA for 2014. In addition, includes the pro forma full year impact of the Zxy and WeatherOne acquisitions of $500,000, which was not included in ChyronHego management’s projected revenue for 2014.

(3) Does not include a reduction for projected payments of $200,000 for minority interests and miscellaneous one-time expense of $100,000, which are included in ChyronHego management’s EBITDA for 2015.

(4) Does not include a reduction for projected payments of $200,000 for minority interests and miscellaneous one-time expense of $100,000, which are included in ChyronHego management’s EBITDA for 2016.

(5) Does not include a reduction for projected payments of $200,000 for minority interests and miscellaneous one-time expense of $100,000, which are included in ChyronHego management’s EBITDA for 2017.

Based on the financial projections provided by ChyronHego management, Duff & Phelps calculated the future free cash flows that ChyronHego is expected to generate during fiscal years 2014 through 2023. The following table sets forth these projected free cash flows.

Projected Free Cash Flows (1)

($ in thousands)

Q4 ‘14E (Unaudited)	2015P (Unaudited)	2016P (Unaudited)	2017P (Unaudited)	2018P (Unaudited)	2019P (Unaudited)	2020P (Unaudited)	2021P (Unaudited)	2022P (Unaudited)	2023P (Unaudited)
$2,243	$7,069	$8,030	$8,916	$9,704	$10,431	$11,079	$11,623	$12,092	$12,540

(1)

Free cash flow represents Adjusted EBITDA less income taxes (not taking into account the tax shield resulting from net interest expenses, net operating loss carry-forwards, and tax amortization), change in net working capital and capital expenditures. For purposes of the calculation of free cash flow in this table, the calculation of Adjusted EBITDA reflects the adjustments described in the footnotes to the table immediately above that provides the 10 year financial forecast of Adjusted EBITDA.

This projected financial information is not a guarantee of performance. This projected financial information, and the underlying assumptions and estimates, are inherently uncertain, and are subject to a wide variety of business, economic, and competitive risks and uncertainties that we cannot control or predict, which could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, including risks described in the documents incorporated by reference in this proxy statement as set forth under “Other Matters — Where You Can Find More Information.” Accordingly, our future financial results may materially differ from the projected financial information. We cannot assure you that the estimates in the projected financial information will be realized. Furthermore, we do not intend to update or revise the projected financial information to reflect changes in general economic or industry conditions or in our business, or otherwise.

The projected financial information contains forward-looking statements. For information on factors that may cause ChyronHego’s future financial results to vary materially, see “Caution Regarding Forward-Looking Statements” beginning on page 56 of this proxy statement.

Ratio of Earnings to Fixed Charges

The following presents our ratio of earnings to fixed charges for the fiscal years ended December 31, 2009, 2010, 2011, 2012 and 2013, and for the nine months ended September 30, 2013 and 2014, which should be read in conjunction with our consolidated financial statements, including the notes thereto, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014. See “Where You Can Find More Information” on page 90.

						Nine Months Ended
	2009	2010	2011	2012	2013	2013	2014
	(In thousands of US dollars, except per share data)
Fixed Charges:
Interest expense	$57	$59	$37	$28	$430	$264	$287
Capitalized interest	-	-	-	-	-	-	-
Deemed interest on operating leases (1)	231	227	236	237	374	280	289
Total Fixed Charges	$288	$286	$273	$265	$804	$544	$576

Earnings:
Add:
Loss from continuing operations before income taxes	$(3,655)	$(2,534)	$(1,969)	$(3,762)	$(7,934)	$(3,969)	$(2,807)
Fixed Charges	288	286	273	265	804	544	576
Deduct:
Capitalized interest	-	-	-	-	-	-	-
Net income attributable to non-controlling interests					(39)	(38)	(36)
Total earnings	$(3,367)	$(2,248)	$(1,696)	$(3,497)	$(7,169)	$(3,463)	$(2,267)
Ratio of earnings to fixed charges	(11.7)	(7.9)	(6.2)	(13.2)	(8.9)	(6.4)	(3.9)
Deficiency (2)	$3,655	$2,534	$1,969	$3,762	$7,973	$4,007	$2,843

(1)	For purposes of this calculation, management estimates approximately one-third of rent expense is representative of interest expense.

(2)	During each of these periods, ChyronHego’s earnings were less than its fixed charges and the amount of deficiency for each period is set forth in the table above under the caption “Deficiency”.

Book Value Per Share

ChyronHego’s net book value per share as of September 30, 2014 was $0.77.

Market Price and Dividend Data

ChyronHego common stock has traded on the NASDAQ Global Market (“NASDAQ”) under the trading symbol “CHYR” beginning on September 3, 2008. The following table sets forth, for the periods indicated, the high and low sales prices for ChyronHego common stock as derived from publicly reported NASDAQ daily trading data. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

	2013		2014
	High	Low	High	Low
First Quarter	1.64	0.69	3.12	2.12
Second Quarter	1.77	1.12	3.00	1.68
Third Quarter	1.78	1.38	4.30	1.89
Fourth Quarter	2.71	1.47	2.99	2.11

The high and low sales prices per share for ChyronHego common stock as reported by the NASDAQ on       , 2015, the latest practicable trading day before the filing of this proxy statement were $     and $     , respectively.

As of       , 2015, there were                 shareholders of record who held shares of ChyronHego common stock.

ChyronHego has not declared or paid dividends on its common stock since 1989. We currently plan to retain any future earnings for use in the operation and expansion of ChyronHego’s business and do not anticipate paying cash dividends in the foreseeable future. In addition, under the credit agreement with ChyronHego’s U.S. lender, ChyronHego is not permitted to pay any dividends without the bank's consent.

Following the Merger, ChyronHego’s common stock will not be traded on any public market.

Directors and Executive Officers of ChyronHego

The following information sets forth, as of January 5, 2015, the names, ages, titles of ChyronHego’s directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, neither ChyronHego nor its current executive officers or directors have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of ChyronHego’s directors and executive officers are U.S. citizens except Johan Apel, ChyronHego’s President, Chief Executive Officer and a director, Sören Kjellin, ChyronHego’s Chief Technology Officer, and Henrik Sundberg, a director, who are each citizens of Sweden. The business telephone number for all of the directors is (631) 845-2000.

As of January 5, 2015, the directors and executive officers of ChyronHego held and were entitled to vote, in the aggregate, shares of ChyronHego common stock representing approximately 29.0% of the outstanding shares. We believe ChyronHego’s directors and executive officers intend to vote all of their shares of ChyronHego common stock FOR the approval and adoption of the Merger Agreement, FOR the Merger-Related Compensation Proposal, and FOR the Adjournment Proposal. Furthermore, the Voting Parties, which include all of ChyronHego’s directors and executive officers, have entered into a Voting Agreement in which each Voting Party agreed to, among other things, vote in favor of the adoption of the Merger Agreement and against any competing proposals.

Name of Director and/or Executive Officer	Position
Johan Apel	President, Chief Executive Officer and Director
Dawn R. Johnston	Interim Chief Financial Officer
Sören Kjellin	Chief Technology Officer
Roger L. Ogden	Chairman of the Board of Directors
Susan Clark-Johnson	Director
Peter F. Frey	Director
Christopher R. Kelly	Director
Henrik Sundberg	Director
Michael C. Wheeler	Director

Johan Apel, age 42, has served as ChyronHego’s President and Chief Executive Officer since January 1, 2014. He had previously served as ChyronHego’s Chief Operating Officer from the time of the merger with Hego AB (“Hego”) in May 2013 until December 2013. Mr. Apel served as Chief Executive Officer of Hego AB from April 2002 until the merger with Chyron Corporation in May 2013.  Mr. Apel received his B.Sc. and M.Sc. in accounting and economics at Malardalen University. ChyronHego’s board of directors selected Mr. Apel to serve as a director because of his deep management experience in ChyronHego’s industry, having led Hego for over 10 years prior to Chyron’s merger with Hego.

Dawn R. Johnston, age 61, is the Interim Chief Financial Officer, reporting to the CEO. Ms. Johnston has served as ChyronHego's corporate controller since 2002 and became Interim Chief Financial Officer in January 2014. Prior to joining ChyronHego, Ms. Johnston served as Chief Financial Officer of both Cardion, Inc. (a subsidiary of Siemens AG) and Frequency Electronics, Inc. (a NASDAQ company). Ms. Johnston also worked as a Senior Manager at Coopers & Lybrand. She has an M.B.A. from Pace University and is a Certified Public Accountant.

Soren Kjellin, age 42, is ChyronHego’s Chief Technology Officer, a position he has held since the merger of Chyron and Hego in May 2013. In this role he is responsible for global engineering and product management. From July 2011 to May 2013, he served as Director of Product Management at Hego AB, guiding the global development teams and heading up product management. Prior to this, he was employed by Svenska Tracab AB, where he served as Chief Technology Officer, leading the development teams, from January 2009 to July 2011, and as Director of Business Development, responsible for business and project development, from March 2007 to January 2009. Hego AB acquired a majority interest in Svenska Tracab in July 2011.

Susan Clark-Johnson, age 67, is the retired President of the Gannett Newspaper Division of Gannett Co., Inc., a publicly traded company, a position she held from September 2005 until her retirement in May 2008. She also served as Executive Director of the Morrison Institute for Public Policy at Arizona State University from May 2009 to 2014, and is currently a professor-of-practice at the Walter Cronkite School for Journalism and Mass Communication/ASU.  She served in a variety of management positions for Gannett since 1977, including president of Gannett's western division while also Chairman and CEO of Phoenix Newspapers, Inc. from 2000 to 2005. ChyronHego’s board of directors selected Ms. Clark-Johnson to serve as a director because it believes she brings a breadth of operational and managerial experience, both domestically and internationally, in the newspaper industry. Ms. Clark-Johnson currently serves as a member of the board of directors of Pinnacle West Capital Corporation, a publicly-traded holding company which, through its affiliates, provides energy and energy-related products to customers in Arizona and areas of the southwestern United States.

Peter F. Frey, age 55, is a private investor and a retired partner of TRG Management, an emerging markets asset management/hedge fund business, where he was responsible for sales, marketing and product development from March 2003 until he retired in June 2007. Prior to this he spent more than 17 years at JP Morgan, mostly in the Emerging Markets Group, where he held a series of increasingly significant positions including Global Head of Sales, was Managing Director from 1993 to 2001 and, during his last two years at JP Morgan, was Co-Head of U.S. Fixed Income Sales. ChyronHego’s board of directors selected Mr. Frey to serve as a director because it believes he possesses extensive knowledge of the capital markets, and his experience in sales and marketing provides ChyronHego management with assistance in developing stronger customer relationships. He is a member of Vassar College's President's Advisory Council and a trustee of The Louis Comfort Tiffany Foundation.

Christopher R. Kelly, age 55, has been the owner of Fortuna Investments since 1997, where he specializes in private investments and venture capital. ChyronHego’s board of directors selected Mr. Kelly to serve as a director because it believes he possesses valuable broadcast industry expertise, having served in senior management positions in broadcast companies for 17 years, and, as a private investor since 1997, brings extensive knowledge of the capital markets. He is currently a member of the board of directors of E-poll, a privately held online research company, and Thoughtful Media, a privately held entertainment marketing solutions company. He previously served, until 2009, as a director of Ensequence, a privately held interactive television software and professional services company.

Roger L. Ogden, age 69, currently serves as an independent consultant to broadcast related companies. From August 1997 to July 2005 he served as General Manager of KUSA Television in Denver, Colorado where he had overall management responsibility for this local NBC affiliate station, and as a Senior Vice President of the Gannett Television Division of Gannett Co., Inc. From July 2005 until his retirement in July 2007, he was President and CEO of the Gannett Television Division, where he had overall responsibility for 23 television stations owned by Gannett and also served as Senior Vice President of Design, Innovation and Strategy for Gannett Co., Inc., encouraging development of new business ideas and improved processes, from June 2006 until July 2007. ChyronHego’s board of directors selected Mr. Ogden to serve as a director, and since October 2008 as Chairman of the Board, due to his extensive experience in television and media for 41 years, including top leadership positions at major companies including NBC, General Electric and Gannett; his international experience including having been President of NBC/CNBC Europe for two years; and his experience as a current director and chairman of the compensation committee of the board of directors at E.W. Scripps Company, a publicly traded media company with interests in newspaper publishing, broadcast television stations, and licensing and syndication.

Henrik Sundberg, age 40, co-founded Stella Advisors, an investment advisory firm, in June 2005.  Prior to founding Stella Advisors, Mr. Sundberg was Vice President at LongAcre Partners. Previously, he held positions as an Associate at Arthur Andersen Corporate Finance, and as an Analyst at Stern Stewart & Co. Mr. Sundberg has an MBA from Chicago Booth School of Business. He also has an M.Sc. in Economics and Business Administration from Stockholm University. Mr. Sundberg was named to ChyronHego’s board of directors following the merger with Hego. ChyronHego’s board of directors selected Mr. Sundberg to become a director given his deep experience in capital-raising and merger/acquisition transactions and his familiarity with the Hego business.

Michael C. Wheeler, age 65, has, since April 1999, served as Managing Partner of Westerly Partners, LLC, an investment advisory firm providing strategic, financial and technology solutions to early stage companies focused on new media and technology industries. ChyronHego’s board of directors selected Mr. Wheeler to serve as a director because of his over 40 years of experience, including senior management positions, at broadcast media and entertainment companies including CBS, NBC, Viacom and MTV and his experience with more than 20 private media and technology companies. Mr. Wheeler serves as a director of Library Ideas, LLC.

Directors and Executive Officers of the Purchaser Group

The following persons are the members of the Purchaser Group (the “Purchaser Group”): (i) Purchaser, (ii) Merger Subsidiary, (iii) Vector Capital Partners III, L.P., a Delaware limited partnership (“VCP III LP”), (iv) Vector Capital Partners IV, L.P., a Delaware limited partnership (“VCP IV LP”), (v) Vector Capital, Ltd., a Cayman Islands exempted company (“VC Ltd”), (vi) Vector Capital, L.L.C., a Delaware limited liability company (“VC LLC”), (vii) Vector Capital IV International, L.P., a Delaware limited partnership (“VC IV Intl LP”), (viii) Vector Entrepreneur Fund III, L.P., a Delaware limited partnership (“VEF III LP”) and (ix) Alexander R. Slusky, an individual. Mr. Slusky is the Managing Member of VC LLC. Mr. Slusky is the Managing Member of VC LLC. VC LLC and VC LTD are the General Partners of VCP III LP and VCP IV LP. VCP III LP is the sole General Partner of VEF III LP. VCP IV LP is the sole General Partner of VC IV Intl LP, and owns 100% of Purchaser, and Purchaser is the sole shareholder of Merger Subsidiary. The business address for each entity is c/o Vector Capital, One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105, and the business telephone number of each entity is (415) 293-5000.

During the past five years, neither of the Purchaser Group, nor their executive officers, directors, or managing members listed below have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Purchaser, Merger Subsidiary and the Guarantors

The name and principal occupation of the managing member of Purchaser and the Guarantors and the director and executive officer of Merger Subsidiary are as follows:

Alexander Slusky is the Managing Member of VC LLC. His principal occupation is as the Managing Director and Chief Investment Officer of Vector Capital Management, L.P.

Nicholas Lukens is the director of Merger Subsidiary. His principal occupation is as a Vice President of Vector Capital Management, L.P.

James Murray is the President, Secretary and Treasurer of Merger Subsidiary. His principal occupation is as the Chief Financial Officer of Vector Capital Management, L.P.

Each of the individuals listed above is a U.S. citizen, his business address is c/o Vector Capital, One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105, and his business telephone number is (415) 293-5000.

Voting Parties

The Voting Parties include Johan Apel, ChyronHego’s President, Chief Executive Officer and director; Westhill Group AB, of which Mr. Apel is sole equity owner and sole director; Dawn Johnston, ChyronHego’s Interim Chief Financial Officer; Sören Kjellin, ChyronHego’s Chief Technology Officer; Maxflyt AB, of which Mr. Kjellin is sole equity owner and sole director; Kevin Prince, ChyronHego’s Senior Vice President, Business Development; Kathleen Power, ChyronHego’s Senior Vice President, Sales; Jesper Gawell, ChyronHego’s Chief Marketing Officer; each of ChyronHego’s directors, Roger L. Ogden, Susan Clark-Johnson, Peter F. Frey, Christopher R. Kelly, Henrik Sundberg and Michael C. Wheeler; Stella Capital Advisors, of which Mr. Sundberg is co-founder and has a 25% ownership interest; Robert A. Rayne, one of ChyronHego’s former directors; Michael Wellesley-Wesley, ChyronHego’s former President, Chief Executive Officer and director; and Stefan Fjellsten, one of ChyronHego’s principal shareholders.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of January 5, 2015, with respect to the beneficial ownership of ChyronHego common stock by:

●	each person whom we know beneficially owns more than 5% of the outstanding shares of ChyronHego common stock;
●	each of ChyronHego’s directors;
●

each named executive, which includes Johan Apel, ChyronHego’s President, Chief Executive Officer and director, Dawn R. Johnston, ChyronHego’s Interim Chief Financial Officer, and Sören Kjellin, ChyronHego’s Chief Technology Officer; and

●	all of ChyronHego’s current directors and executive officers as a group.

Percentage of common stock outstanding is based on 40,381,633 shares of ChyronHego common stock outstanding as of January 5, 2015. Unless otherwise indicated below, the address for each person is to the care of ChyronHego Corporation, 5 Hub Drive, Melville, New York 11747.

	Number of Shares of	Percentage of
	Common Stock	Outstanding
Name of Beneficial Owner	Beneficially Owned(1)	Common Stock
Directors and Named Executive Officers
Johan Apel (2)	5,431,001	13.4
Christopher R. Kelly(3)	2,598,147	6.4
Sören Kjellin(4)	2,517,261	6.2
Henrik Sundberg (5)	576,986	1.4
Roger L. Ogden(6)	317,624	*
Peter F. Frey(7)	291,776	*
Michael C. Wheeler(8)	178,597	*
Susan Clark-Johnson(9)	141,048	*
Dawn R. Johnston(10)	124,310	*

All current executive officers and directors as a group (9 persons)	12,176,750	29.8

Five Percent Shareholders
Johan Apel/Westhill Group AB(2)	5,431,001	13.4

Stefan Fjellsten (11)	3,649,232	9.0

Entities affiliated with LMS Capital plc and Robert A. Rayne(12)	3,008,736	7.4
100 George Street
London, W1U 8NU
England, U.K.

Christopher R. Kelly(3)	2,598,147	6.4
800 Fifth Avenue, Suite 4100
Seattle, WA 98104

Sören Kjellin/Maxflyt AB(4)	2,517,261	6.2

Vector Capital(13)	21,574,762	51.6

* Represents beneficial ownership of less than 1% of the shares of common stock.

(1)

Beneficial ownership is determined in accordance with the rules promulgated by the SEC and includes sole or shared voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of January 5, 2015, pursuant to the exercise of stock options, vesting of restricted stock units (“RSU’s”) or any other right are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2)

Includes 5,245,403 shares beneficially owned by Westhill Group AB, for which Mr. Apel is deemed to be the beneficial owner, 31,804 shares owned directly by Mr. Apel, 15,000 shares in his personal pension account and 5,462 shares owned in his account in ChyronHego’s 401 (k) Plan. The total shown in the above table also includes 133,332 shares that may be acquired by Mr. Apel upon the exercise of options exercisable within 60 days of January 5, 2015.

(3)

Includes 2,336,129 shares owned by Christopher R. Kelly and 207,016 shares beneficially owned by Mr. Kelly as follows: Kelly Children's Trust, 24,315; Oona Andrea Kelly (daughter), 73,240; Isabella Van Cortland Kelly (daughter), 64,840; Marco Kelly (son), 24,621; Christopher R. Kelly Family Foundation, 10,000; and, Kelly Foundation of Washington, 10,000. The total shown in the above table also includes 55,002 shares that may be acquired by Mr. Kelly upon the exercise of options exercisable within 60 days of January 5, 2015.

(4)	Includes 2,412,203 shares beneficially owned by Maxflyt AB, for which Mr. Kjellin is deemed to be the beneficial owner and 10,059 shares owned directly by Mr. Kjellin. The total shown in the above table also includes 94,999 shares that may be acquired by Mr. Kjellin upon the exercise of options exercisable within 60 days of January 5, 2015.
(5)

Includes 548,972 shares beneficially owned by Stella Advisors, an entity in which Mr. Sundberg has a 25% ownership interest. Mr. Sundberg disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein. The total shown in the above table also includes 28,014 shares owned directly by Mr. Sundberg.

(6)	Includes 277,624 shares owned directly and 40,000 shares that may be acquired upon the exercise of options exercisable within 60 days of January 5, 2015.
(7)	Includes 261,776 shares owned directly and 30,000 shares that may be acquired upon the exercise of options exercisable within 60 days of January 5, 2015.
(8)	Includes 127,762 shares owned directly and 50,835 shares that may be acquired upon the exercise of options exercisable within 60 days of January 5, 2015.
(9)	Includes 141,048 shares owned directly.
(10)	Includes 44,642 shares owned directly and 79,668 shares that may be acquired upon the exercise of options exercisable within 60 days of January 5, 2015.
(11)	Includes 3,515,900 shares owned directly and 133,332 shares that may be acquired upon the exercise of options exercisable within 60 days of January 5, 2015.
(12)

Includes 1,238,464 shares beneficially owned by LMS Tiger Investments Limited (“Tiger”), 134,680 shares beneficially owned by Lion Investments Ltd. ("Lion"), and 1,410,720 shares beneficially owned by Westpool Investment Trust plc (“Westpool”). Tiger, Lion and Westpool are investment companies wholly-owned by LMS Capital plc (“LMS”). By virtue of this relationship, LMS is an indirect beneficial owner of the securities owned by Tiger, Lion and Westpool. Mr. Robert A. Rayne, a former director of ChyronHego, is a non-executive director and a principal shareholder of LMS and shares voting and investment control over these shares with two other directors of LMS. Mr. Rayne disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein. The amount shown also includes 194,872 shares owned directly by Mr. Rayne and stock options owned by Mr. Rayne for 30,000 shares that may be acquired upon the exercise of options exercisable within 60 days of January 5, 2015. The total of 3,008,736 is reported in the above table as beneficially owned by both LMS and Mr. Rayne.

(13)	Based solely on a Schedule 13D filed with the SEC on November 26, 2014 by Purchaser, Merger Subsidiary, Vector Capital IV International, L.P., Vector Entrepreneur Fund III, L.P., Vector Capital Partners III, L.P., Vector Capital Partners IV, L.P., Vector Capital, Ltd., Vector Capital, L.L.C. and Alexander R. Slusky. Consists of shares of common stock beneficially owned by the Voting Parties, and reported as beneficially owned by Purchaser, an affiliate of Vector Capital, because of the rights of Purchaser under the Voting Agreement. The principal address of each of Purchaser, Merger Subsidiary and Vector Capital is c/o Vector Capital Management, L.P., One Market Street, Steuart Tower, 23rd Floor, San Francisco, CA 94105.

In addition, as described above under “Special Factors — Interests of ChyronHego’s Directors and Executive Officers in the Merger,” immediately prior to the effective time of the Merger, all stock options having an exercise price of less than $2.82 per share will be automatically converted into an amount in cash equal to, for each share of common stock underlying such option, the excess of $2.82 over the exercise price per share of such option; all shares subject to restricted stock units will be automatically converted into the right to receive $2.82 per share; and all shares subject to vesting or lapsing repurchase restrictions will be converted into the right to receive $2.82 per share.

Prior Public Offerings

During the last three years, none of ChyronHego, the Rollover Holders nor Vector Capital have made any underwritten public offering of securities for cash that was registered under the Securities Act or exempt from registration under Regulation A.

On May 16, 2014, the SEC declared effective ChyronHego’s shelf registration statement on Form S-3, covering the sale from time to time of up to $50 million of ChyronHego common stock in one or more public offerings. Proceeds from any sale of common stock under this registration statement were intended to be used for ChyronHego operations, further development and commercialization of ChyronHego products, and other general corporate purposes. ChyronHego has not conducted any public offering under this registration statement.

On February 14, 2014, the SEC declared effective ChyronHego’s shelf registration statement on Form S-3, which was amended on May 14, 2014, covering the resale of up to 18,919,129 shares of ChyronHego common stock issued or to be issued in connection with ChyronHego’s acquisition of Hego and its subsidiary, Hego Trac. ChyronHego did not receive any proceeds from the sales of shares of common stock sold from time to time under this registration statement.

Transactions in Shares

Securities Transactions Within 60 Days

Other than the execution of the Voting Agreement by the Voting Parties and Purchaser, none of ChyronHego, Vector Capital, Purchaser, Merger Subsidiary, the Rollover Holders, any executive officer or director of ChyronHego, any pension, profit-sharing or similar plan of ChyronHego or any associate or majority owned subsidiary of ChyronHego, has effected any transactions with respect to ChyronHego common stock during the past 60 days, except:

On November 6, 2014, pursuant to an “earn-out” provision in the Stock Purchase Agreement by and among ChyronHego, Chyron Holdings, Inc., Chyron AB, Hego AB, Westhill Group AB as stockholder representative of the former Hego stockholders, and the former Hego stockholders in connection with the merger with Hego that was consummated on May 22, 2013 (the “Stock Purchase Agreement”):

●	Westhill Group AB, of which Mr. Apel is sole equity owner and sole director, acquired 953,710 shares of ChyronHego common stock;

●	Maxflyt AB, of which Mr. Kjellin is sole equity owner and sole director, acquired 438,583 shares of ChyronHego common stock; and

●	Stella Capital Advisors, of which Mr. Sundberg is co-founder and has a 25% ownership interest, acquired 24,953 shares of ChyronHego common stock.

During the past 60 days, ChyronHego has issued shares of ChyronHego common stock as a matching contribution to ChyronHego’s 401(k) plan for the benefit of Mr. Apel (105 shares), Ms. Johnston (552 shares) and Mr. Kjellin (551 shares).

Securities Transactions by the Company Within 2 Years

ChyronHego has not made any purchases of ChyronHego common stock over the past two years.

Securities Transactions by Johan Apel Within 2 Years

Including the transactions set forth above under “ – Securities Transactions Within 60 Days” with respect to Mr. Apel’s acquisition of ChyronHego common stock pursuant to an earn out provision and through ChyronHego’s 401(k) plan, and the transaction set forth below under “ – Significant Corporate Events Within 2 Years,” Mr. Apel has also made the following transactions involving ChyronHego securities within the past two years:

Date	Description of Transfer	Shares Transferred (1)	Price per Share (2)

May 20, 2014	Grant of non-qualified stock options exercisable for ChyronHego common stock	300,000	$2.17
May 16, 2014	Purchase of ChyronHego common stock through Mr. Apel’s personal pension account	5,000	$2.08
May 14, 2014	Purchase of ChyronHego common stock by Mr. Apel’s personal pension account	10,000	$2.13
March 27, 2014	ChyronHego common stock issued as the 2013 earn-out consideration pursuant to the Stock Purchase Agreement	819,338	--
March 27, 2014	ChyronHego common stock assigned to Stella Capital Advisors pursuant to a stock and earn-out rights assignment	24,580	--
March 5, 2014	ChyronHego common stock acquired as partial payment of bonus earned under the 2013 Management Incentive Compensation Plan	31,804	--
February 17, 2014	ChyronHego common stock assigned to Stella Capital Advisors pursuant to a stock and earn-out rights assignment	108,153	--
January 15, 2014	Grant of non-qualified stock options exercisable for ChyronHego common stock	200,000	$2.72
November 12, 2013	Grant of non-qualified stock options exercisable for ChyronHego common stock	200,000	$1.62

 ______

(1)	For grants of stock options, the number of shares of ChyronHego common stock that may be acquired upon the exercise of such options.
(2)	For grants of stock options, the exercise price per share of common stock.

Securities Transactions by Sören Kjellin Within 2 Years

Including the transactions set forth above under “ – Securities Transactions Within 60 Days” with respect to Mr. Kjellin’s acquisition of ChyronHego common stock pursuant to an earn out provision and through ChyronHego’s 401(k) plan, and the transaction set forth below under “ – Significant Corporate Events Within 2 Years,” Mr. Kjellin has also made the following transactions involving ChyronHego securities within the past two years:

Date	Description of Transfer	Shares Transferred (1)	Price per Share (2)

May 20, 2014	Grant of non-qualified stock options exercisable for ChyronHego common stock	21,250	$2.17
March 27, 2014	ChyronHego common stock issued as the 2013 earn-out consideration pursuant to the Stock Purchase Agreement	376,789	--
March 27, 2014	ChyronHego common stock assigned to Stella Capital Advisors pursuant to a stock and earn-out rights assignment	11,304	--
March 5, 2014	ChyronHego common stock acquired as partial payment of bonus earned under the 2013 Management Incentive Compensation Plan	9,508	--
February 17, 2014	ChyronHego common stock assigned to Stella Capital Advisors pursuant to a stock and earn-out rights assignment	49,736	--
January 15, 2014	Grant of non-qualified stock options exercisable for ChyronHego common stock	85,000	$2.72
November 12, 2013	Grant of non-qualified stock options exercisable for ChyronHego common stock	200,000	$1.62

 ______

(1)	For grants of stock options, the number of shares of ChyronHego common stock that may be acquired upon the exercise of such options.
(2)	For grants of stock options, the exercise price per share of common stock.

Significant Corporate Events Within 2 Years

On March 9, 2013, ChyronHego entered into a stock purchase agreement by and among ChyronHego, Chyron Holdings, Inc., Chyron AB, Hego Aktiebolag ("Hego"), Westhill Group AB as the stockholder representative of the Hego stockholders, and the stockholders of Hego, pursuant to which Chyron AB, ChyronHego’s wholly owned subsidiary, acquired all of the issued and outstanding shares of Hego. ChyronHego completed its acquisition of Hego on May 22, 2013 and issued 12,199,431 shares of its common stock to the former Hego stockholders. The following former Hego stockholders are Rollover Holders who have agreed to contribute, immediately prior to the effective time of the Merger, certain shares of common stock, which will be valued at $2.82 per share, and in exchange for such shares, the Rollover Holders will receive equity interests in Purchaser, at the same valuation as the cash investment made by Vector Capital, as set forth below:

	Rollover Shares	Outstanding Shares of Common Stock for Which Holder Will Receive Merger Consideration	Total Shares of Common Stock Outstanding

Westhill Group AB (Johan Apel)	2,648,782	2,648,887	5,297,669
Maxflyt AB (Sören Kjellin)	1,210,855	1,211,407	2,422,262
Jesper Gawell	324,282	324,281	648,563
Stefan Fjellsten	1,757,950	1,757,950	3,515,900
Peter Eriksson	145,074	435,221	580,295
Ulf Bengtsson	568,916	568,916	1,137,832
Tomas Eriksson	47,789	111,507	159,296
Oskar Norrman	199,121	199,121	398,242
Tomas Bastinec	341,349	341,350	682,699
Marek Fort	341,349	341,350	682,699
Ian Wray	85,337	85,337	170,674
David Stubley	25,742	25,742	51,484
Carl Lundmark	20,481	116,059	136,540
Charlotta Malander	28,446	28,446	56,892
Mattias Edqvist	51,202	51,202	102,404
Eric Hayman	119,472	119,471	238,943

On April 5, 2014, Hego Norge AS (“Hego Norge”), a subsidiary of ChyronHego, entered into a share purchase agreement with Metaphor AS (“Metaphor”) and the stockholders of Metaphor, pursuant to which Hego Norge acquired all of the issued and outstanding shares of Metaphor and its wholly owned subsidiaries WeatherOne AS and WeatherOne Limited (collectively with WeatherOneAS, “WeatherOne”). On July 1, 2014, Hego Norge completed its acquisition of Metaphor and WeatherOne, and issued 1,126,288 shares of common stock, 337,870 warrants to purchase common stock at $2.78 per share for a three year period from closing, and $700,000 in cash. The following former WeatherOne stockholders are Rollover Holders who have agreed to contribute, immediately prior to the effective time of the Merger, certain shares of common stock, which will be valued at $2.82 per share, and in exchange for such shares, the Rollover Holders will receive equity interests in Purchaser, at the same valuation as the cash investment made by Vector Capital, as set forth below:

	Rollover Shares	Outstanding Shares of Common Stock for Which Holder Will Receive Merger Consideration	Total Shares of Common Stock Outstanding

Per Gunnar Holm	72,304	216,914	289,218
John Vidar Larring	57,834	57,835	115,669
IA Invest AS	161,600	161,600	323,200
Peter Stridsberg	23,811	23,812	47,623

Also on April 5, 2014, Hego Norge entered into a share purchase agreement with Zxy sport Tracking AS (“Zxy”) and the stockholders of Zxy, pursuant to which Hego Norge acquired 67% of the issued and outstanding shares of Zxy. On April 30, 2014, ChyronHego completed its acquisition of Zxy and issued 1,374,545 shares of common stock at a value of $3.3 million and issued 549,818 warrants at a value of $700,000. In addition, the stockholders of Zxy will be entitled to a 15% earn-out, payable in cash, based on net revenues from all sales of Zxy products and services from the closing date through December 31, 2018 up to $3.0 million. If and when $3.0 million in earn-out has been achieved, the rate shall be reduced to 7.5% for the remainder of the earn-out period. The stockholders are entitled to a guaranteed minimum of earn-out of $110,000 in each of 2014, 2015 and 2016. The earn-out was valued at $1.5 million based on a discounted model measuring the likelihood of achieving certain revenue levels. The following former Zxy stockholder is a Rollover Holder who has agreed to contribute, immediately prior to the effective time of the Merger, certain shares of common stock, which will be valued at $2.82 per share, and in exchange for such shares, the Rollover Holder will receive equity interests in Purchaser, at the same valuation as the cash investment made by Vector Capital, as set forth below:

	Rollover Shares	Outstanding Shares of Common Stock for Which Holder Will Receive Merger Consideration	Total Shares of Common Stock Outstanding

Rolf Olstad	27,010	26,945	53,955

OTHER MATTERS

No business may be transacted at the Special Meeting other than the matters set forth in this proxy statement.

Non-Binding Advisory Vote Regarding Merger-Related Compensation Proposal

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and pursuant to Section 14A of the Exchange Act, we are providing ChyronHego’s shareholders with an opportunity to cast a non-binding advisory vote to approve the “golden parachute” compensation that ChyronHego’s named executive officers (as defined in Item 402 of Regulation S-K of the Exchange Act) will or may receive in connection with the Merger. Under the Dodd-Frank Act and for this purpose, “golden parachute” compensation is any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the Merger pursuant to arrangements entered into with ChyronHego and as disclosed in this proxy statement. Accordingly, we are asking ChyronHego’s shareholders to approve the following non-binding resolution at the Special Meeting:

“RESOLVED, that the shareholders of ChyronHego Corporation approve, on a non-binding advisory basis, the “golden parachute” compensation based on or otherwise related to the Merger that ChyronHego’s named executive officers will or may receive in connection with the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in “Special Factors — Interests of ChyronHego’s Directors and Executive Officers in the Merger.””

Vote Required and Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to approve the Merger. Accordingly, you may vote AGAINST the Merger-Related Compensation Proposal and vote FOR the Merger and to adopt the Merger Agreement, or vice versa.

Approval of this resolution, commonly referred to as a “say-on-pay” resolution, requires the affirmative vote of a majority of the votes cast at the Special Meeting with respect to the Merger-Related Compensation Proposal. For purposes of this proposal, abstentions and shares deemed present at the meeting but not entitled to vote with respect to the proposal (i.e., broker non-votes) will not be deemed to be voted and therefore will have no effect on this proposal. If you fail to submit a proxy or vote in person at the Special Meeting, such shares will not be counted in respect of, and will not have an effect on, this proposal.

Because the vote is advisory in nature only, it will not be binding on either ChyronHego or Purchaser regardless of whether the Merger is completed. Approval of the Merger-Related Compensation Proposal is not a condition to completion of the Merger, and failure to approve this advisory matter will have no effect on the vote to approve the Merger. Because the compensation to be paid in connection with the Merger is based on contractual arrangements with the named executive officers, such compensation will be payable, subject only to the contractual conditions applicable thereto, if the Merger is completed, regardless of the outcome of this advisory vote.

Furthermore, because the Rollover Holders and the Voting Parties beneficially own more than a majority of the outstanding shares of ChyronHego common stock as of the record date, they can approve or disapprove the Merger-Related Compensation Proposal regardless of how any other shareholder votes.

The Special Committee and ChyronHego’s board of directors recommend that you vote in favor of the Merger-Related Compensation Proposal.

Adjournment

ChyronHego’s by-laws provide that a majority of directors present may adjourn any meeting to another place and time. As such, a Special Meeting may be adjourned without notice to ChyronHego’s shareholders, other than by the announcement made at the Special Meeting. However, for the purposes of this Special Meeting, ChyronHego is soliciting proxies to grant ChyronHego’s board of directors the explicit authority to vote in favor of adjournment of the Special Meeting, if appropriate, to solicit additional proxies in favor of adoption of the Merger Agreement.

Because the Rollover Holders and the Voting Parties beneficially own more than a majority of the outstanding shares of ChyronHego common stock as of the record date, they can approve or disapprove the Adjournment Proposal regardless of how any other shareholder votes.

The Special Committee and ChyronHego’s board of directors recommend that you vote in favor of the Adjournment Proposal.

Shareholder Proposals

We will hold an Annual Meeting of Shareholders in 2015, or the 2015 Annual Meeting, only if the Merger is not completed. To be considered for inclusion in the proxy statement relating to ChyronHego’s 2015 Annual Meeting, shareholder proposals must be received no later than December 17, 2014. To be considered for presentation at the 2015 Annual Meeting, although not included in the proxy statement, proposals must be received no later than March 15, 2015. Proposals that are not received in a timely manner will not be voted on at the 2015 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All shareholder proposals should be marked for the attention of ChyronHego's Corporate Secretary, at ChyronHego, 5 Hub Drive, Melville, NY 11747. Shareholders are also advised to review ChyronHego’s bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. ChyronHego’s SEC filings are also available to the public at the SEC's website at http://www.sec.gov. You also may obtain free copies of the documents ChyronHego files with the SEC by going to the “Investors” section of ChyronHego’s website at http://chyronhego.com. ChyronHego’s website address is provided as an inactive textual reference only. The information provided on ChyronHego’s website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning ChyronHego may also be inspected at the offices of the NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Because the Merger is a “going-private” transaction, ChyronHego, Vector Capital, Purchaser, Merger Subsidiary, the Guarantors, Johan Apel, ChyronHego’s President, Chief Executive Officer and a director, Westhill Group AB, of which Mr. Apel is the sole equity owner and sole director, Sören Kjellin, ChyronHego’s Chief Technology Officer, and Maxflyt AB, of which Mr. Kjellin is the sole equity owner and sole director, have filed with the SEC a Rule 13e-3 Transaction Statement (“Schedule 13E-3”) under the Exchange Act with respect to the Merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto (including the financial analysis materials prepared by Duff & Phelps in connection with its presentation to the Special Committee) are available for inspection and copying at ChyronHego’s principal executive offices during regular business hours by any of ChyronHego’s shareholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by making a request in writing to ChyronHego’s Corporate Secretary, at ChyronHego, 5 Hub Drive, Melville, New York 11747, or from the SEC as described above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED         , 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

 AGREEMENT AND PLAN OF MERGER

dated as of

November 17, 2014

among

CHYRONHEGO CORPORATION,

VECTOR CH HOLDINGS (CAYMAN), L.P.

and

CH MERGER SUB, INC.

 i

Annex I – Guarantors
Annex II – Equity Financing Sources
Exhibit A – Form of Voting Agreements
Exhibit B – Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 17, 2014 among ChyronHego Corporation, a New York corporation (the “Company”), Vector CH Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“Parent”), and CH Merger Sub, Inc., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company, based on the unanimous recommendation of a special transaction committee thereof consisting solely of disinterested directors of the Company (the “Special Committee”), has determined that the acquisition of the Company by Parent, by means of a merger of Merger Subsidiary with and into the Company, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and the holders of Company Stock;

WHEREAS, the respective Boards of Directors of the Company (based on the unanimous recommendation of the Special Committee) and Merger Subsidiary have approved and deemed it advisable that the respective shareholders and stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain shareholders of the Company (the “Rollover Holders”) have entered into a rollover commitment letter in favor of Parent (the "Rollover Agreements"), pursuant to which, subject to the terms and conditions contained therein, (i) the Rollover Holders have committed to transfer, contribute and deliver shares of Company Stock (the "Rollover Shares") to Parent immediately prior to the Effective Time in exchange for equity of Parent in a transaction that qualifies for tax deferred treatment under Section 351(a) of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, certain shareholders of the Company are entering into Voting Agreements in the form attached as Exhibit A hereto (the “Voting Agreements”) pursuant to which those shareholders, among other things, will agree to vote all voting securities in the Company beneficially owned by them in favor of the approval and adoption of this Agreement and the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the parties listed on Annex I hereto (each, a “Guarantor” and, collectively, the “Guarantors”) is entering into a limited guaranty in favor of the Company (the “Limited Guaranty”) with respect to certain obligations of Parent and Merger Subsidiary under this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain key employees of the Company are entering into employment agreements with the Company, effective at and subject to occurrence of the Closing (the “Employment Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article I

Definitions

Section 1.01.     Definitions.

(a)     As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any acquisition or purchase (including by tender offer or exchange offer to the Company’s shareholders), direct or indirect, of 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (iv) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (v) any combination of the foregoing types of transactions that would result in such Third Party beneficially owning assets equal to 20% or more of the consolidated assets of the Company and its Subsidiaries or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable or 20% or more of any class of equity or voting securities of the Company or (vi) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon and applicable to such Person, as amended unless expressly specified otherwise.

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“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2014.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of June 30, 2014 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means June 30, 2014.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Owned IP” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries (including any and all Company Registered IP).

“Company Product” means any product (including any software product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries.

“Company Registered IP” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Company Shareholder Approvals” means the Shareholder Approval and the Unaffiliated Shareholder Approval.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company Stock Plans” means the 1999 Incentive Compensation Plan and the 2008 Long-Term Incentive Plan, as amended.

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement dated May 29, 2014, by and between Vector Capital Management, L.P. and the Company.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

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“Environmental Laws” means any Applicable Laws relating to the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates and approvals required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Financing Sources” means the lenders participating in the Debt Financing and their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or hazardous substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, Trade Secrets, know how, computer software programs (in both source code and object code form), business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; (ix) any similar or equivalent rights to any of the foregoing anywhere in the world; and (x) any documents or other tangible media containing any of the foregoing, and all rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing misuse or misappropriation.

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“International Plan” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates and (ii) covers any non-U.S. employee or former employee of the Company or any of its Subsidiaries.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (i) the financial condition, business, assets, or operations of such Person and its Subsidiaries, taken as a whole, excluding any effect to the extent resulting from (A) changes in the financial or securities markets, including but not limited to interest or exchange rates, or general economic or political conditions not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, (B) changes (including changes of Applicable Law) in or conditions generally affecting the industry in which such Person and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, (D) changes in GAAP or interpretations thereof not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, (E) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (F) any action taken at the request or with the consent of Parent or Merger Subsidiary, in and of itself, which shall not include for this purpose any consequences of such action, or (ii) such Person’s ability to consummate the transactions contemplated by this Agreement.

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“NASDAQ” means the NASDAQ Global Market.

“NYBCL” means the New York Business Corporation Law, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Third Party Software” means any software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software) and any documentation or other material related to such software, and any derivative of any of the foregoing, that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product. Third Party Software includes (a) software that is provided to Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (b) software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management software, source code control and bug tracking software, and software used for internal testing purposes, (c) software that is used to generate code or other software that is described in clauses (a) or (b), and (d) software that is used for the Company’s internal business purposes, including accounting software, human resources software, customer relationship management software and similar software.

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“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Treasury Regulations” shall mean the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of the Treasury with respect to the Code or other federal tax statutes.

(b)     Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	6.03
Adverse Recommendation Change	6.03
Agreement	Preamble
Certificates	2.03
Closing	2.01
Company	Preamble
Company Award Cash Consideration	2.04
Company Awards	2.04(e)
Company Board Recommendation	4.02
Company Intervening Event	6.03
Company Preferred Stock	4.05
Company Related Parties	11.04
Company Restricted Share	2.04
Company RSU	2.04
Company RSU Cash Consideration	2.04
Company SEC Documents	4.07
Company Securities	4.05
Company Shareholder Meeting	6.02
Company Stock Option	2.04

Company Subsidiary Securities	4.06
Company Termination Fee	11.04
Continuing Employees	7.04
Debt Commitment Letters	5.06

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Term	Section
Debt Financing	5.06
D&O Insurance	7.03
Effective Time	2.01
Employee Plans	4.17
Employment Agreements	Recitals
End Date	10.01
Equity Commitment Letter	5.06
Equity Financing	5.06
Exchange Agent	2.03
Excluded Party	6.03
Financing	5.06
Financing Commitment Letters	5.06
Financing Source Provisions	11.03
Go-Shop Period End Date	6.03
Guarantor(s)	Recitals
Holdco	5.01
In-the-Money Company Stock Option	2.04
In-the-Money Company Stock Option Cash Consideration	2.04
In-the-Money Warrant	2.04
Indemnified Person	7.03
Insurance Policies	4.19
International Trade Law	4.24
Lease	4.14
Limited Guarantee	Recitals
Major Customer	4.22
Major Supplier	4.22
Material Contract	4.21
Maximum Tail Premium	7.03
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Multiemployer Plan	4.17
Necessary IP	4.15
Option Exercise Price	2.04
Out-of-the-Money Company Stock Option	2.04
Parent	Preamble
Parent Related Parties	11.04
Parent Termination Fee	11.04
Proxy Statement	4.09
Replacement Debt Commitment Letter	7.05
Representatives	6.03
Required Information	6.06
Rollover Agreements	Recitals
Rollover Holders	Recitals
Rollover Shares	Recitals

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Term	Section
Schedule 13E-3	4.09
Shareholder Approval	4.02(a)
Superior Proposal	6.03
Special Committee	Recitals
Surviving Corporation	2.01(a)
Tax	4.16
Tax Return	4.16
Tax Sharing Agreements	4.16
Taxing Authority	4.16
Title IV Plan	4.17
Unaffiliated Shareholder Approval	9.01
Uncertificated Shares	2.03(a)
Voting Agreements	Recitals
WARN Act	4.18
Warrant	2.04(g)
Warrant Exercise Price	2.04(g)

Section 1.02.     Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

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Article II

The Merger

Section 2.01.     The Merger.

(a)     At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with the NYBCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)     Subject to the provisions of Article IX, the closing of the Merger (the “Closing”) shall take place at the offices of Shearman & Sterling LLP, Four Embarcadero Center, Suite 3800, San Francisco, California 94111-5974, as soon as practicable, but in any event no later than two (2) Business Days after the date the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c)     At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Department of State of the State of New York and make all other filings or recordings required by the NYBCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Department of State of the State of New York (or at such later time as may be specified in the certificate of merger).

(d)     From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the NYBCL (including Section 906 thereof).

Section 2.02.     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)     except as otherwise provided in Section 2.02(b) or Section 2.02(c), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $2.82 in cash, without interest (the “Merger Consideration”);

(b)     each share of Company Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time (including the Rollover Shares) shall be canceled, and no payment shall be made with respect thereto;

(c)     each share of Company Stock held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and

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(d)     each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.     Surrender and Payment.

(a)     Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares (other than the Rollover Shares) of Company Stock (the “Certificates”) or (ii) uncertificated shares (other than the Rollover Shares) of Company Stock (the “Uncertificated Shares”). Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. For the avoidance of doubt, the parties acknowledge and agree that the contributions of the Rollover Shares shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

(b)     Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)     If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)     After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

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(e)     Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04.     Company Equity Awards; Warrants.

(a)     At or immediately prior to the Effective Time, each option to purchase shares of Company Stock outstanding under any Company Stock Plan (a “Company Stock Option”) that has an exercise price per share of Company Stock underlying such Company Stock Option (the “Option Exercise Price”) that is less than the Merger Consideration (each such Company Stock Option, an “In-the-Money Company Stock Option”), whether or not exercisable or vested, shall be converted into the right to receive an amount in cash determined by multiplying (i) the Merger Consideration over the Option Exercise Price of such In-the-Money Company Stock Option by (ii) the number of shares of Company Stock subject to such In-the-Money Company Stock Option (such amount, the “In-the-Money Company Stock Option Cash Consideration”). Parent shall cause the Surviving Corporation to pay the In-the-Money Company Stock Option Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time).

(b)     At or immediately prior to the Effective Time, each Company Stock Option that has an Option Exercise Price that is equal to or greater than the Merger Consideration (each such Company Stock Option, an “Out-of-the-Money Company Stock Option”), whether or not exercisable or vested, shall be cancelled.

(c)     Immediately prior to the Effective Time, each share of Company Stock granted subject to vesting or other lapse restrictions under any Company Stock Plan (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions as of the Effective Time and, at the Effective Time, shall be converted into the right to receive the Merger Consideration in accordance with Section 2.02(a) and under the same terms and conditions as apply to the receipt of the Merger Consideration by holders of Company Stock generally.

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(d)     At or immediately prior to the Effective Time, each restricted stock unit granted under a Company Stock Plan (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to (i) the number of shares of Company Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (ii) the Merger Consideration (such amount, the “Company RSU Cash Consideration”). Parent shall cause the Surviving Corporation to pay the Company RSU Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time).

(e)     At or immediately prior to the Effective Time, each award of any kind consisting of shares of Company Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company Stock Plan or other Employee Plan or otherwise, other than Company Stock Options, Company Restricted Shares and Company RSUs (collectively, the “Company Awards”), if any, shall be converted into an obligation of the Surviving Corporation to pay to the holder of such Company Award an amount in cash equal to (i) the number of shares of Company Stock subject to such Company Award immediately prior to the Effective Time multiplied by (ii) the Merger Consideration (such amount, the “Company Award Cash Consideration”). The Company Award Cash Consideration shall be paid or distributed within ten (10) Business Days following the earliest date which would not result in adverse tax consequences under Section 409A of the Code to the holder of such Company Awards.

(f)     Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.04. The Company shall provide that, following the Effective Time, no holder of any Company Stock Option, Company Restricted Share, Company RSU or Company Award shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof.

(g)     At or immediately prior to the Effective Time, each warrant to purchase shares of Company Stock (a “Warrant”) that has not previously been exercised and that has an exercise price per share of Company Stock underlying such Warrant (the “Warrant Exercise Price”) that is less than the Merger Consideration (each such Warrant, an “In-the-Money Warrant”), shall be converted into the right to receive an amount in cash determined by multiplying (i) the Merger Consideration over the Warrant Exercise Price of such In-the-Money Warrant by (ii) the number of shares of Company Stock subject to such In-the-Money Warrant.

Section 2.05.     Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

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Section 2.06.     Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock, Company Stock Option, Company Restricted Share, Company Awards or Company RSUs in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.07.     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article II.

Article III

The Surviving Corporation

Section 3.01.     Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02.     Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03.     Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Article IV

Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule (subject to Section 11.05), the Company represents and warrants to Parent that:

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Section 4.01.     Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 4.02.     Corporate Authorization.

(a)     The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Company Stock entitled to vote thereon (the “Shareholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. Assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)     At a meeting duly called and held where all directors were present, the Company’s Board of Directors, based on the unanimous recommendation of the Special Committee, has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.03, to recommend approval and adoption of this Agreement by its shareholders (such recommendation, the “Company Board Recommendation”).

Section 4.03.     Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Department of State of the State of New York and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to be material to the Company.

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Section 4.04.     Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of federal or New York state law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Material Contract or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (iii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05.     Capitalization.

(a)     The authorized capital stock of the Company consists of 1,000,000 shares of preferred stock of the Company (the “Company Preferred Stock”) and 150,000,000 shares of Company Stock. As of November 14, 2014, there were outstanding zero shares of Preferred Stock, 40,258,351 shares of Company Stock, employee stock options to purchase an aggregate of 6,094,124 shares of Company Stock (of which options to purchase an aggregate of 3,923,447 shares of Company Stock were exercisable), warrants to purchase 1,097,159 shares of Company Stock, and restricted stock units for 97,847 shares of Company Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.05 of the Company Disclosure Schedule contains a complete and correct list of each outstanding employee stock option to purchase shares of Company Stock and Company RSUs, including the holder, date of grant, exercise or purchase price, vesting schedule and number of shares of Company Stock subject thereto. No stock option has been granted with an exercise price less than fair market value on the date of grant.

(b)     There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in Section 4.05 of the Company Disclosure Schedule and for changes since June 30, 2014 resulting from the exercise of Company Stock Options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, other than (A) the acquisition by the Company of shares of Company Stock in connection with the surrender of shares of Company Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options, Company Restricted Shares, Company RSUs and Company Awards in connection with the forfeiture of such awards and (D) as required by any Employee Plan as in effect on the date of this Agreement. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

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(c)     Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06.     Subsidiaries.

(a)     Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business.

(b)     Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) is in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)     All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

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(d)     Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07.     SEC Filings and the Sarbanes-Oxley Act.

(a)     The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since June 30, 2012 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)     Since June 30, 2012, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c)     As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(d)     As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed pursuant to the 1934 Act subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(e)     Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f)     The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

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(g)     Since June 30, 2012, the Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since June 30, 2012.

(h)     There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has, since the enactment of the Sarbanes-Oxley Act, complied with Section 402 of the Sarbanes-Oxley Act to the extent it was required to do so.

(i)     Except as set forth in Section 4.07(i) of the Company Disclosure Schedule, since June 30, 2012, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(j)     Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct.

(k)     Section 4.07(k) of the Company Disclosure Schedule describes, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed with respect to, or were effected by, the Company or its Subsidiaries since June 30, 2012.

(l)     Since June 30, 2012, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act, but were not so disclosed.

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Section 4.08.     Financial Statements. The audited consolidated financial statements and unaudited consolidated quarterly financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09.     Disclosure Documents. The information supplied by the Company for inclusion in the proxy statement, or any amendment or supplement thereto, to be sent to the Company shareholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) and Schedule 13E-3 (as amended or supplemented, the “Schedule 13E-3”), each shall not, on the date the Proxy Statement or Schedule 13E-3, and any amendments or supplements thereto, is first mailed to the shareholders of the Company or filed, or at the time of the Company Shareholder Approvals, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10.     Absence of Certain Changes.

(a)     Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)     From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(a), (b), (d), (e), (f), (h), (j) (l), (n) or (o).

Section 4.11.     No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; and (iii) liabilities or obligations that would not reasonably be expected to be material to the Company.

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Section 4.12.     Compliance with Laws and Court Orders.

(a)     The Company and each of its Subsidiaries is in compliance with, and to the knowledge of the Company is not under investigation by any Governmental Authority with respect to and has not been threatened to be charged with or given notice by any Governmental Authority of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to be material to the Company.

(b)     There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to be material to the Company or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.13.     Litigation.

(a)     There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, which would be before) or by any Governmental Authority or arbitrator that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)     Section 4.13(b) of the Company Disclosure Schedule includes a complete and accurate summary of each action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company that would reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $5,000.

Section 4.14.     Properties.

(a)     The Company and its Subsidiaries have good title to, or valid leasehold interests in, all material properties and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practices.

(b)     (i) Each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any material provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Lease.

(c)     The Company does not own any real property.

Section 4.15.     Intellectual Property.

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(a)     Section 4.15(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Products.

(b)     The Company and its Subsidiaries exclusively own or otherwise hold all valid and enforceable rights in all Intellectual Property necessary for, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted (the “Necessary IP”), free and clear of any Liens. The consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any rights in any Necessary IP, or (ii) result in the creation of any Lien with respect to any of the Company Owned IP.

(c)     Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, since June 30, 2011, there have been, and there are currently, no legal disputes or claims pending or, to the knowledge of the Company, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries or by any Company Products, or (ii) challenging the scope, ownership, validity, or enforceability of any Company Owned IP or of the Company and its Subsidiaries’ rights under the Necessary IP. Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, to the knowledge of the Company with respect to third-party patents, none of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person. Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, to the knowledge of the Company with respect to third-party patents, the operation of the business of the Company and its Subsidiaries as currently conducted and as previously conducted (including without limitation the making, use, offer for sale, sale, importation, reproduction, creation of derivative works based on, translation, distribution, transmission, display, performance, license or sublicense of any of the Company Owned IP or Company Products) does not infringe on, misappropriate, or otherwise violate the Intellectual Property rights of any Person or constitute contributory infringement, inducement of infringement or unfair competition or trade practices under the laws of any jurisdiction.

(d)     (i) No Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute any Company Products or any Company Owned IP, and (ii) there are no restrictions binding on the Company or any Subsidiary with respect to the disclosure, use, license, transfer or other disposition of any Company Owned IP or Company Product.

(e)     Section 4.15(e)(i) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Registered IP. The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Company Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and recording all assignments (and licenses where required) of the Registered IP with the appropriate Governmental Authorities. Section 4.15(e)(ii) of the Company Disclosure Schedule includes a true and complete list as of the date of this Agreement of material actions that must be taken within one hundred eighty (180) days of the date hereof with respect to any of the Company Registered IP. The Company and each of its Subsidiaries have complied with all applicable notice and marking requirements for the Company Registered IP. None of the Company Registered IP has been adjudged invalid or unenforceable in whole or part and each item of the Company Registered IP is subsisting and, as applicable, valid or enforceable.

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(f)     The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Necessary IP and Company Owned IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality. Without limitation of the foregoing, the Company and its Subsidiaries have not made any of their trade secrets or other confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

(g)     Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries have obtained from all parties (including current or former employees, consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, any Company Owned IP, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and its Subsidiaries, substantially in the forms provided to Parent. To the knowledge of the Company, no such employee, consultant or subcontractor of the Company or any of its Subsidiaries is in default or breach of any term of such agreement. All amounts payable by the Company or any of its Subsidiaries to consultants and subcontractors have been paid in full.

(h)     Section 4.15(h) of the Company Disclosure Schedule contains a complete and accurate list of (i) all third-party Intellectual Property (other than Third Party Software) sold with, incorporated into, distributed in connection with or used in the development of any Company Product (including any Company Product currently under development) and (ii) all other third-party Intellectual Property (other than Third Party Software) used or held for use for any purpose by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole.

(i)     Section 4.15(i) of the Company Disclosure Schedule contains a complete and accurate list of all Third Party Software. For purposes of this Section 4.15(i), Company Product includes any Company Product under development. Neither the Company nor any of its Subsidiaries has been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company or any of its Subsidiaries hold rights to any Third Party Software, nor received any notice of intent to conduct any such audit. Neither the Company nor any Subsidiary has incorporated into any Company Product or otherwise accessed, used, modified or distributed any Third Party Software, in whole or in part, in a manner that may (a) require any Company Owned IP to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (b) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned IP, (c) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned IP or (d) otherwise impose any limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned IP, and neither the Company nor any of its Subsidiaries has any plans to do any of the foregoing.

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(j)     The Company Products do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software by or for the Company or its authorized users, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”). The Company has disclosed in writing to Parent all information relating to any problem or issue with respect to any of the Company Products which does, or may reasonably be expected to, adversely affect the value, functionality or fitness for the intended purpose of such Company Products in any material respects. Without limiting the foregoing, there are no warranty, indemnification requests or other claims asserted in writing against the Company or any of its Subsidiaries related to the Company Products which remain unresolved as of the date hereof.

(k)     Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned IP owned or purported to be owned by the Company or any of its Subsidiaries to any other Person, (ii) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes, or (iii) granted any Third Party the right to access or use any source code other than upon the occurrence of specified release events pursuant to a written source code escrow agreement, and no such release event has ever occurred or been claimed to have occurred.

(l)     None of the Company’s or any of its Subsidiaries’ agreements (including any agreement for the performance of professional services by or on the behalf of the Company or any of its Subsidiaries) confers upon any Person other than the Company any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such agreement.

(m)     No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned IP, including any portion of a Company Product. Neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any Third Party any license or right to such Company Owned IP.

(n)     The IT Assets operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct their respective businesses as currently conducted and, to the knowledge of the Company, no Person has gained unauthorized access to any IT Asset. The Company and each of its Subsidiaries have implemented reasonable backup and disaster recovery technology processes consistent with industry standard practices.

Section 4.16.     Taxes.

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(a)     All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns were true, correct and complete in all material respects.

(b)     The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c)     The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2010 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)     There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e)     During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)     Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(g)     No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(h)     Neither the Company nor any of its Subsidiaries are required to include an item of income, or exclude an item of deduction, for any taxable period or portion thereof ending after the Closing Date as a result of (A) an installment sale transaction occurring on or before the Closing Date governed by section 453 of the Code (or any similar provision of Applicable Law); (B) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of Applicable Law); (C) any prepaid amounts received on or prior to the Closing Date; (D) a change in method of accounting with respect to a period (or portion thereof) ending before the Closing Date; (E) an agreement entered into with any Taxing Authority (including a “closing agreement” under section 7121 of the Code) on or prior to the Closing Date.

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(i)     There are no Tax Liens upon any property or assets of the Company or any of the Company Subsidiaries except Liens for current Taxes not yet due and for which adequate reserves have been established in accordance with GAAP.

(j)     Neither the Company nor any of its Subsidiaries has entered into any agreement with or received any ruling with respect to Taxes from any Taxing Authority.

(k)     Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(l)     “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing by operation of law, as transferee or successor, pursuant to any contractual obligation, or otherwise, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

Section 4.17.     Employee Benefit Plans.

(a)     Schedule 4.17 contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability (the “Employee Plans”). Copies of the Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

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(b)     As of January 1, 2013, the fair market value of the assets of each Employee Plan subject to Title IV of ERISA (other than a “multiemployer plan,” as defined below) (a “Title IV Plan”) (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under such Title IV Plan determined on a termination basis using the assumptions established by the Pension Benefit Guaranty Corporation as in effect on such date. No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, other than a “reportable event” that would not reasonably be expected to have a Material Adverse Effect on the Company, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan. Neither the Company nor any ERISA Affiliate of the Company has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of the Company or any of its Subsidiaries or Parent or any of its ERISA Affiliates after the Effective Time.

(c)     Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d)     Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has pending, or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e)     Except as disclosed on Schedule 4.17(e), the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under or trigger any other material obligation pursuant to, any Employee Plan. Section 4.17(e) of the Company Disclosure Schedule lists (i) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been previously provided to Parent and (ii) the maximum aggregate amounts so payable to each such individual as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).

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(f)     There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(g)     Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(h)     There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2013.

(i)     Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(j)     There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened in writing against or involving, any Employee Plan before any Governmental Authority, other than routine claims for benefits.

(k)     The Company has provided Parent with a list and copies of each International Plan. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of January 1, 2013 the total amount or value of the funds available under such Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.

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Section 4.18.     Labor and Employment Matters.

(a)     Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. There is no (i) material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three (3) years there has not been any such action.

(b)     Since June 30, 2011, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act.

(c)     The Company is in compliance in all material respects with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. To the knowledge of the Company, no individual has been incorrectly denied material employment benefits as a result of an improper worker classification.

Section 4.19.     Insurance Policies. Section 4.19 of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the knowledge of the Company, there is no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, any Insurance Policy. Section 4.19 of the Company Disclosure Schedule identifies each material insurance claim made by the Company or any of its Subsidiaries between the Company Balance Sheet Date and the date of this Agreement.

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Section 4.20.     Environmental Matters.

(a)     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no written notice, notification, demand, request for information, citation, summons or order has been received, no penalty has been assessed, and no action, claim, suit or proceeding is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for liabilities or obligations arising under any Environmental Law.

(b)     For purposes of this Section 4.20, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.21.     Material Contracts.

(a)     Except for this Agreement and the Contracts filed as exhibits to the Company SEC Documents that are available as of the date of this Agreement, Section 4.21(a) of the Company Disclosure Schedule contains a complete and correct list of each of the following Material Contracts to which the Company or any of its Subsidiaries is a party or which bind their respective properties or assets:

(i)     Contracts between the Company or any of its Subsidiaries and any of the twenty largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four consecutive fiscal quarter periods ended June 30, 2014);

(ii)     except for the Contracts disclosed in clause (i) above, each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other service commitments by the Company or any of its Subsidiaries, providing for either (i) recurring annual payments to the Company after the date hereof of $400,000 or more or (ii) aggregate payments or potential aggregate payments to the Company after the date hereof of $2,000,000 or more;

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(iii)     Contracts between the Company or any of its Subsidiaries and any of (A) the ten (10) largest licensors of Intellectual Property to the Company or any of its Subsidiaries (determined on the basis of aggregate payments made or owed by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended June 30, 2014), (B) the ten (10) largest suppliers (other than licensors), including any supplier of manufacturing, outsourcing or development services (determined on the basis of aggregate payments made or owed by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended June 30, 2014), and (C) the ten largest distributors or resellers (including as an OEM or value-added reseller) of any of the Company Products or services provided by the Company or its Subsidiaries (determined on the basis of aggregate sales of Company Products made through such distributors or resellers over the four (4) consecutive fiscal quarter period ended June 30, 2014);

(iv)     except for the Contracts disclosed in clause (iii) above, each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other service commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, providing for either (i) recurring annual payments by the Company after the date hereof of $500,000 or more or (ii) aggregate payments or potential aggregate payments by the Company after the date hereof of $500,000 or more;

(v)     Contracts that contain any provisions restricting the Company or any of its Affiliates or their successors from (i) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing or (ii) hiring or soliciting for hire the employees or contractors of any Third Party;

(vi)     Contracts that (i) grant any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights, (ii) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Company Owned IP, (iii) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any Third Party, or any other similar provision, (iv) grants “most favored nation” or similar rights, (v) contains pricing commitments with respect to future purchases by any Third Party of Company Products or services that extend for more than six months from the effective date of such Contract, or (vi) obligates the Company or its Subsidiaries to provide maintenance and/or support with respect to any discontinued product or any prior version of any Company Product for more than six months following the release of a replacement product or new version of a Company Product, as applicable;

(vii)     Contracts pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any Third Party with rights in or access to source code (including on a contingent basis), or to provide for source code to be put in escrow, indicating for each Contract providing for source code escrow whether such Contract includes use rights upon release that would permit any Third Party to utilize any source code of the Company or any of its Subsidiaries other than for the limited purpose of maintaining and supporting such Third Party’s internal use of one or more Company Products pursuant to an end user license agreement;

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(viii)     Contracts pursuant to which the Company or any of its Subsidiaries has or has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice and commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses that is not material to the business;

(ix)     Contracts relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $500,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty;

(x)     Contracts pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

(xi)     Contracts under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries) and other than (i) extensions of credit in the ordinary course of business consistent with past practice and (ii) investments in marketable securities in the ordinary course of business;

(xii)     Contracts under which the Company or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $1,000,000;

(xiii)     any Contract (i) (A) between the Company or any of its Subsidiaries and any Governmental Authority, or (B) between the Company or any of its Subsidiaries, as a subcontractor, and any prime contractor to any Governmental Authority, or (ii) financed by any Governmental Authority and subject to the rules and regulations of any Governmental Authority concerning procurement;

(xiv)     partnership, joint venture or other similar Contracts or arrangements material to the Company and its Subsidiaries, taken as a whole;

(xv)     Contracts for the development, for the benefit of the Company or any of its Subsidiaries, by any party other than the Company or its Subsidiaries, of Third Party Software or Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole;

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(xvi)     employee collective bargaining agreements or other Contracts with any labor union and each employment Contract (other than for employment at-will or similar arrangements) that are not terminable by the Company without notice and without cost to the Company;

(xvii)     Contracts entered into in the last three (3) years in connection with the settlement or other resolution of any action or proceeding that has any continuing material obligations, liabilities or restrictions or involved payment of more than $250,000;

(xviii)     Contracts providing for indemnification of any Person (i) with respect to material liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person other than indemnification obligations of the Company or any of its Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, or (ii) with respect to claims involving infringement or misappropriation of any Intellectual Property rights of any Third Party, which Contract does not provide the Company or its Subsidiaries with the right to (A) assume control of the defense and settlement of any such claim, (B) require the indemnified Person to implement a non-infringing substitute provided by the Company or its Subsidiaries for any Company Product that is the subject of any such claim and (C) terminate the indemnified Person’s right to use any Company Product that is the subject of any such claim if the Company or its Subsidiaries is unable to provide a non-infringing substitute or otherwise abate the infringement or alleged infringement;

(xix)     Contracts containing (i) any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract (if such Contract is material to the Company and its Subsidiaries, taken as a whole), or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a benefit or the creation of any Lien upon any of the properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent that such termination, amendment, revocation, cancellation, acceleration, loss, Lien or entitlements are not material to the Company and its Subsidiaries, taken as a whole, or are required by Applicable Law, (ii) any restriction on the ability of any of the Company and its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder (if such Contract is material to the Company and its Subsidiaries, taken as a whole), unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries that holds assets substantially equivalent to the assigning entity in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement or (iii) any standstill or similar provision purporting to limit the authority of any party to such agreement to acquire any equity interest in the Company or any other Person; or

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(xx)     except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, or that is otherwise material to the Company and its Subsidiaries, taken as whole.

(b)     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Material Contract disclosed in Section 4.21(a) of the Company Disclosure Schedule, required to be disclosed pursuant to this Section 4.21 or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries has received any notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Material Contract that has not terminated or expired (in each case according to its terms) prior to the date of this Agreement (nor has there been anything that a reasonable person would consider an indication that any such notice of termination will be served on or after the date of this Agreement on the Company by any counterparty to a Material Contract). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c)     Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been delivered by the Company to Parent, or otherwise made available as an exhibit to the Company SEC Documents, by the Company to Parent.

Section 4.22.     Customers and Suppliers. Section 4.22(a) of the Company Disclosure Schedule lists the ten largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended June 30, 2014) (each, a “Major Customer”). Section 4.22(b) of the Company Disclosure Schedule lists the ten largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended June 30, 2014) (each, a “Major Supplier”). The Company has not received, as of the date of this Agreement, any notice in writing from any Major Customer or Major Supplier that it intends to terminate, or not renew, its relationship with the Company or its Subsidiaries.

Section 4.23.     Inventory. Except for any reserves set forth in the Company Balance Sheet, all of the inventory of the Company and its Subsidiaries, wherever located, is in good condition, is not obsolete, is useable or saleable in the ordinary course of business and, if saleable, is saleable at customary gross margins consistent with the past practices of the Company. Neither the Company nor any of its Subsidiaries is in possession of any inventory not owned by the Company or one of its Subsidiaries, including goods already sold. The value of all items of obsolete and of below standard quality has been written down to the net realizable value or adequate reserves have been provided therefor. Section 4.23 of the Company Disclosure Schedule sets forth an accurate and complete description and breakdown of the backlog of the Company and its Subsidiaries under applicable Contracts.

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Section 4.24.     International Trade Matters. The Company and its Subsidiaries are, and at all times have been, materially in compliance with and have not been and are not in material violation of any International Trade Law applicable to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written order, notice, or other communication from any Governmental Authority of any actual or potential violation or failure to comply with any International Trade Law, including pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry. “International Trade Law” shall mean any applicable statutes, laws and regulations governing the import or export of commodities, software or technology into any country or from any country in which the Company or its Subsidiaries conducts business and the payment of required duties and tariffs in connection with same.

Section 4.25.     Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(a)     The Company and its Subsidiaries have complied with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws.

(b)     Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or representative of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries corruptly or otherwise illegally offered or gave anything of value to: (i) any official, employee or representative of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Authority, any political party or official thereof, or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist in obtaining or retaining business or to secure an improper business advantage; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

(c)     There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

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Section 4.26.     Finders’ Fees.

(a)     Except for Duff & Phelps, LLC, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

(b)     The Company does not anticipate that the fees and expenses of its accountants, brokers, financial advisors, consultants, legal counsel and other persons retained by the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, incurred or to be incurred in connection with this Agreement and the transactions contemplated by this Agreement will exceed the aggregate fees and expenses set forth in Section 4.26(b) of the Company Disclosure Schedule.

Section 4.27.     Opinion of Financial Advisor. The Special Committee has received the opinion of Duff & Phelps, LLC to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the shareholders of the Company is fair to such shareholders (other than the Rollover Holders) from a financial point of view. A signed copy of such opinion will be delivered to Parent promptly after the date hereof for information purposes only.

Section 4.28.     Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements, the Rollover Agreements and the transactions contemplated hereby and thereby from Section 912 of the NYBCL, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Voting Agreements, the Rollover Agreements or any of the transactions contemplated hereby or thereby.

Section 4.29.      Appraisal Rights. Holders of shares of Company Stock issued and outstanding immediately prior to the Effective Time are not entitled to receive the fair value of such shares in accordance with Section 910 of the NYBCL.

Article V

Representations and Warranties of Parent

Subject to Section 11.05, Parent represents and warrants to the Company that:

Section 5.01.     Corporate Existence and Power. Each of Parent and Merger Subsidiary is a legal entity duly formed, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those powers, licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has heretofore made available to the Company true and complete copies of the formation documents of Parent and Merger Subsidiary as currently in effect. Since the date of its formation, each of Parent, Merger Subsidiary and each wholly-owned direct or indirect Subsidiary of Parent that is a direct or indirect parent of Merger Subsidiary (each, a “Holdco”) has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby. Parent or any Holdco owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary and each Holdco.

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Section 5.02.     Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the organizational powers of Parent and Merger Subsidiary and have been duly authorized by all necessary action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03.     Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Department of State of the State of New York and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04.     Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05.     Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement or the Schedule 13E-3 shall not, on the date the Proxy Statement or the Schedule 13E-3, and any amendments or supplements thereto, is first mailed to the shareholders of the Company or filed, or at the time of the Company Shareholder Approvals, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

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Section 5.06.     Financing.

(a)     Parent has delivered to the Company true and complete copies of (i) fully executed commitment letters (the “Debt Commitment Letters”) from Silicon Valley Bank and Apollo Investment Corporation confirming their respective commitments to provide Parent with debt financing in connection with the transactions contemplated hereby (the “Debt Financing”) and (ii) a fully executed commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Financing Commitment Letters”) from each of the parties listed on Annex II hereto confirming the respective counterparties’ commitments to provide Parent with equity financing in connection with the transactions contemplated hereby (the “Equity Financing” and together with the Debt Financing, the “Financing”).

(b)     The Equity Commitment Letter (i) is in full force and effect and is a valid, legal and binding obligation of Parent and the other parties thereto and (ii) is enforceable in accordance with its respective terms against Parent and the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Each of the Debt Commitment Letters (i) is in full force and effect and is a valid, legal and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto and (ii) is enforceable in accordance with their respective terms against Parent and to the knowledge of Parent, the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). Parent has fully paid any and all commitment or other fees in connection with the Financing Commitment Letters that are payable on or prior to the date hereof. As of the date hereof, none of the Financing Commitment Letters have been amended or modified in any respect, no such amendment or modification is contemplated and the respective obligations and commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or material breach on the part of Parent under any Financing Commitment Letter or, to the knowledge of Parent, any other parties thereto. There are no conditions precedent to the funding of the full amount of the Financing, other than the conditions precedent set forth in the Financing Commitment Letters, and Parent has no reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied as a condition of the Financing, or that the Financing will not be made available to Parent on the Closing Date. Subject to the terms and conditions of the Financing Commitment Letters and the Rollover Agreements, the aggregate proceeds of the Financings are in an amount sufficient to consummate the Merger upon the terms contemplated by this Agreement (assuming contribution of the Rollover Shares to Parent pursuant to the terms of the Rollover Agreements), to pay any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to pay all related fees and expenses. There are no side letters or other agreements, arrangements or understandings relating to the Financing Commitment Letters.

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Section 5.07.     Limited Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect and constitutes a valid and binding obligation of each Guarantor, enforceable against each Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). No event has occurred which, with or without notice, lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of any Guarantor under the Limited Guaranty.

Section 5.08.     Ownership of Company Securities. Neither Parent nor Merger Subsidiary nor any of their affiliates or associates (as defined in Section 912(a)(3) of the NYBCL) is the beneficial owner of any Company Securities or Company Subsidiary Securities or holds any rights to acquire any Company Securities or Company Subsidiary Securities except pursuant to this Agreement and the Rollover Agreements.

Section 5.09.     Certain Arrangements. Other than the Voting Agreements, the Rollover Agreements and the Employment Agreements, there are no Contracts or commitments to enter into Contracts upon terms agreed on or prior to the date hereof (a) between Parent, Merger Subsidiary, the Guarantors or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, or (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Article VI

Covenants of the Company

The Company agrees that:

Section 6.01.     Conduct of the Company. Except for matters set forth in Section 6.01 of the Company Disclosure Schedule, as expressly contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization (including, without limitation, as set forth in Schedule 6.01(i)), (ii) maintain in effect its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees, (iv) maintain and preserve its cash and working capital balances in a manner consistent with past practice and (v) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters set forth in Section 6.01 of the Company Disclosure Schedule, as expressly contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

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(a)     amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)     (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the acquisition by the Company of shares of Company Stock in connection with the surrender of shares of Company Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options, Company Restricted Shares, Company RSUs and Company Awards in connection with the forfeiture of such awards and (D) as required by any Employee Plan as in effect on the date of this Agreement;

(c)     (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Stock upon the exercise of Company Stock Options or settlement of Company RSUs or Company Awards that are outstanding on the date of this Agreement, in each case in accordance with their terms on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)     incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget as set forth in Section 6.01(d) of the Company Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $100,000 individually or $250,000 in the aggregate;

(e)     adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

(f)     acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practices;

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(g)     sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses (or permit any Company Registered IP to lapse, expire or be abandoned), other than (i) pursuant to existing contracts or commitments or (ii) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practices;

(h)     (i) repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than (A) in connection with the financing of ordinary course trade payables consistent with past practice or (B) accounts payable in the ordinary course of business consistent with past practice), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to the Company or any of its Subsidiaries or (B) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice);

(i)     enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(j)     agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting the Company, any of its Subsidiaries or any of their respective Affiliates, from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the consummation of the Merger or the Closing Date;

(k)     (i) hire any new employee to whom a written offer of employment has not previously been offered and accepted prior to the date of this Agreement (other than employees with annual compensation of less than $150,000 in the aggregate) or, after the date of this Agreement, extend any new offers of employment with the Company or any of its Subsidiaries to any individual, (ii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any (A) increase in compensation, (B) bonus or (C) benefits in addition to those pursuant to arrangements in effect on the date hereof, (iii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, (iv) establish, adopt, enter into or amend any Employee Plan (other than offer letters that contemplate “at will” employment without severance benefits, where permitted by Applicable Law or employment agreements required by non-U.S. Applicable Law) or collective bargaining agreement, in each case except as required by Applicable Law, (v) take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan except to the extent required pursuant to the terms thereof or Applicable Law, or (vi) make any Person a beneficiary of any retention or severance plan, agreement or other arrangement under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and/or termination of employment;

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(l)     (i) write-down any of its material assets, including any capitalized inventory, or (ii) make any material change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with the Company’s independent auditor);

(m)     make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, materially amend any Tax Returns or file any claim for material Tax refunds, enter into any closing agreement, enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any customary commercial or financing agreements, entered into in the ordinary course of business consistent with past practices), settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund (including any such refund to the extent it is used to offset or otherwise reduce Tax liability);

(n)     (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $500,000 in any individual case, other than (x) as required by their terms as in effect on the date of this Agreement, (y) claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves), or (z) incurred since the date of such financial statements in the ordinary course of business consistent with past practice; provided that, in the case of each of (x), (y) or (z), the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing, (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $100,000 in any individual case except in the ordinary course of business consistent with past practice, or (iii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party;

(o)     engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (iv) any other promotional sales or discount activity, in each case in clauses (i) through (iv) in a manner outside the ordinary course of business consistent with past practices; or

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(p)     agree, resolve or commit to do any of the foregoing.

Section 6.02.     Company Shareholder Meeting. Subject to Sections 6.03 and 8.02, the Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement by the SEC for the purpose of voting on the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. The Company may adjourn or postpone the Company Shareholder Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders within a reasonable amount of time in advance of the Company Shareholder Meeting, (ii) as otherwise required by Applicable Law or (iii) if, as of the time for which the Company Shareholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Company Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting. Subject to Section 6.03, the Board of Directors of the Company and the Special Committee shall (i) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s shareholders, (ii) use its reasonable best efforts to obtain the Company Shareholder Approvals, (iii) not effect an Adverse Recommendation Change and (iv) otherwise comply with all legal requirements applicable to such meeting.

Section 6.03.     Acquisition Proposals.

(a)     Go-Shop Period. Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date hereof and continuing until 11:59 p.m. (New York City time) on January 5, 2015 thereafter (the “Go-Shop Period End Date”), the Company and its Subsidiaries and their respective directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage or otherwise knowingly facilitate Acquisition Proposals (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to Acquisition Proposals), including by way of providing access to non-public information pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly provide to Parent any non-public information relating to the Company or its Subsidiaries that is made available to any Person given such access which was not previously provided to or made available to Parent; and (ii) enter into and maintain or continue discussions or negotiations with respect to potential Acquisition Proposals (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to Acquisition Proposals), or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.

(b)     No-Shop Period. Subject to Sections 6.03(c) and 6.03(d), after the Go-Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article X, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) approve any transaction under Section 912 of the NYBCL or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. Subject to Sections 6.03(c) and 6.03(d), and except with respect to any Person that has made a bona fide, written Acquisition Proposal prior to the Go-Shop Period End Date that satisfies the requirements of Section 6.03(c)(i) and 6.03(c)(ii) (such Person, an “Excluded Party”), on the Go-Shop Period End Date, the Company shall, and shall cause any of its Subsidiaries and its and their Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. On the Go-Shop Period End Date, the Company shall notify Parent in writing of the identity of each Excluded Party and the then-current terms and conditions of such party’s Acquisition Proposal. Notwithstanding anything to the contrary contained herein, a Person shall cease to be an Excluded Party for all purposes under this Agreement at such time as any Acquisition Proposal made by such Person no longer satisfies the requirements of Section 6.03(c)(i) and 6.03(c)(ii).

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(c)     Notwithstanding anything contained in Section 6.03(b) to the contrary, if at any time after the Go-Shop Period End Date and prior to obtaining the Company Shareholder Approvals, (i) subject to the Company’s compliance with Section 6.03(b), the Company or any of its Representatives has received a bona fide, written Acquisition Proposal that the Special Committee reasonably believes constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) the Special Committee determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under the NYBCL, then the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with such Third Party and its Representatives and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party.

(d)     Except as permitted by Section 6.03(a), this Section 6.03(d) or Section 6.03(e), neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall, directly or indirectly, (i) effect an Adverse Recommendation Change or fail to include the Company Board Recommendation in the Proxy Statement, (ii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or (iii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to, or that would reasonably be expected to lead to, any Acquisition Proposal. At any time prior to obtaining the Company Shareholder Approvals, the Special Committee may make an Adverse Recommendation Change if the Company has received a Superior Proposal and the Special Committee determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under the NYBCL.

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(e)     In addition, nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or in connection with such action.

(f)     Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall take any of the actions referred to in Section 6.03(c) and 6.03(d) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to, in the case of an Acquisition Proposal, advise Parent on a current basis of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than one (1) Business Day) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than one (1) Business Day after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(f).

(g)     Neither the Board of Directors of the Company nor any committee thereof (including the Special Committee) shall make an Adverse Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) such Acquisition Proposal constitutes a Superior Proposal, (ii) the Company promptly notifies Parent, in writing at least three (3) Business Days before taking that action, of the determination by the Special Committee that such Acquisition Proposal constitutes a Superior Proposal and of the Company’s intention to take such action, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, and (iii) Parent does not make, within three (3) Business Days after its receipt of that written notification, an offer that is at least as favorable to the shareholders of the Company as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new three (3) Business Day period under this Section 6.03(g); provided, that, during any such new three (3) Business Day period the reference in subsection (iii) above to “at least as favorable” shall be replaced with “more favorable”). For the avoidance of doubt, nothing in this section shall prohibit Parent or any party making an Acquisition Proposal from submitting multiple bids in response to increases in the then current Merger Consideration or Acquisition Proposal, as applicable, which shall each be subject to the procedures described in this subsection.

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(h)     As used in this Agreement:

(i)     “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

(ii)     “Superior Proposal” means a bona fide, written Acquisition Proposal on terms that the Special Committee determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable from a financial point of view to all the Company’s shareholders (other than the Rollover Holders) than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(g)), which the Special Committee determines is reasonably likely to be consummated without undue delay relative to the transactions contemplated by this Agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Special Committee; provided that, for purposes of this definition of “Superior Proposal”, the references to “20% in the definition of “Superior Proposal” shall be deemed references to “50%”.

(i)     Notwithstanding anything contained in Section 6.03(b) to the contrary, if at any time prior to obtaining the Company Shareholder Approvals, in circumstances not involving or relating to any Acquisition Proposal, the Board of Directors of the Company may effect an Adverse Recommendation Change in response to the occurrence of a Company Intervening Event if (and only if):  (i) the Board of Directors of the Company concludes in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under the NYBCL; (ii) the Company provides Parent at least three (3) Business Days’ prior written notice describing the Company Intervening Event and advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor in reasonable detail; (iii) during the three (3) Business Days following such written notice, the Company and its Representatives have negotiated with Parent in good faith (to the extent Parent desires to negotiate) regarding any revisions to the terms and conditions of this Agreement proposed by Parent in response to such Company Intervening Event; and (iv) at the end of the three (3) Business Day period described in the foregoing clause (iii), the Board of Directors of the Company concludes in good faith, after consultation with outside counsel (and taking into account any adjustment or modification of the terms and conditions of this Agreement proposed by Parent), that a Company Intervening Event continues to exist and that an Adverse Recommendation Change is necessary to comply with its fiduciary duties to the shareholders of the Company under the NYBCL. “Company Intervening Event” means an event or circumstance material to the Company and its Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company), that was unknown to the Board of Directors of the Company on the date of this Agreement, which event or circumstance becomes known to the Board of Directors of the Company prior to obtaining the Company Shareholder Approvals; provided that, (i) in no event shall the receipt, existence or terms of any Acquisition Proposal, or any inquiry or matter relating thereto or consequence thereof, constitute a Company Intervening Event and (ii) in no event shall events or circumstances arising from the announcement or the existence of, or any action taken by either party pursuant to and in compliance with the terms of, this Agreement constitute a Company Intervening Event.

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Section 6.04.     Tax Matters.

(a)     From the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

(b)     The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

(c)     All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company or the Parent, as required by Applicable Law, shall, and shall cause their respective Affiliates to, join in the execution of any such Tax returns and other documentation.

Section 6.05.     Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section 6.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained in any investigation pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

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Section 6.06.     Financing Cooperation.

(a)     The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and their respective Representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Debt Financing that is customary in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, due diligence sessions, “road shows” and sessions with rating agencies, in each case, at times and locations to be mutually agreed upon, (ii) assisting Parent with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar customary documents required in connection with the Debt Financing, (iii) to the extent not otherwise publically available, furnishing Parent and its Debt Financing Sources with financial and other pertinent information regarding the Company and its Subsidiaries (the “Required Information”), including financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X or Regulation S-K under the 1933 Act and of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the 1933 Act, (iv) obtaining accountants’ comfort letters and legal opinions and (v) executing and delivering any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents or other requested certificates or documents, including a customary solvency certificate by the chief financial officer of the Company (provided that (A) none of the letters, agreements, documents and certificates shall be executed and delivered prior to the Closing Date, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no personal or other liability shall be imposed on the officers, directors, management or employees involved).

(b)     If this Agreement is terminated pursuant to Article X Parent shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred and documented by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.06. The Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions undertaken pursuant to this Section 6.06 other than arising from fraud. Nothing in this Section 6.06 shall require the cooperation of the Company, its Subsidiaries or their respective Representatives to the extent it would (i) cause any condition to Closing to fail to be satisfied or otherwise cause a breach of this Agreement (unless waived by the Company or Parent) or (ii) violate organizational documents, law applicable to it, or result in a material violation or breach under, any of its Material Contracts.

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Article VII

Covenants of Parent

Parent agrees that:

Section 7.01.     Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02.     Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

Section 7.03.     Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)     For six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”), and shall fulfill the rights and obligations of the Company pursuant to the respective indemnification agreements of such officers and directors with the Company as in effect on the date of this Agreement, in respect of acts, omissions or events occurring at or prior to the Effective Time to the fullest extent permitted by the NYBCL or any other Applicable Law or provided under the Company’s or any of its Subsidiaries’ certificates of incorporation and bylaws or in such indemnification agreements as are in effect on the date hereof; provided that any claim made requesting indemnification pursuant to such indemnification rights within such six-year period shall continue to be subject to this Section 7.03 and the indemnification rights provided under this Section 7.03 until disposition of such claim; provided further that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b)     For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)     Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium under the Company’s existing directors’ and officers’ liability insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a period of six (6) years from and after the Effective Time with respect to any claim first made against any entity or person at the Company, whether reported to the insurer before or after the Effective Time, related to acts, omissions or events occurring at or prior to the Effective Time, including any claims based on or relating to this Agreement or the transactions contemplated hereby, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing D&O Insurance; provided that the total amount payable for such “tail” insurance policy shall not exceed 250% of the amount per annum the Company paid in its last full fiscal year (which amount is set forth in Section 7.03(c) of the Company Disclosure Schedule) (such maximum amount, the “Maximum Tail Premium”) and if the cost for such “tail” insurance policy exceeds the Maximum Tail Premium, then the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium.

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(d)     If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(e)     The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under the NYBCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.04.     Employee Matters.

(a)     For a period of 12 months following the Closing, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue employment with the Surviving Corporation or any Subsidiary of the Surviving Corporation following the Effective Time (“Continuing Employees”), Parent shall cause the Continuing Employees to receive compensation opportunities and employee benefits (other than equity compensation and defined benefit plans) substantially comparable in the aggregate to those provided prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, honor the change in control agreements set forth on Section 4.17(e) of the Company Disclosure Schedule and the Company’s Management Incentive Plan, as set forth in Section 7.04 of the Company Disclosure Schedule. Nothing in this Section shall create any right in any Person, including any employees, former employees, any participant in any Employee Plan or any beneficiary thereof, nor create any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates.

(b)     With respect to any Employee Plan that is an “employee benefit plan”, as defined in Section 3(3) of ERISA, that continues to be maintained by the Surviving Corporation or any of its Affiliates (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Corporation or its Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

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(c)     The Surviving Corporation shall use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Corporation or any of its Affiliates in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Employee Plan immediately prior to the Effective Time. The Surviving Corporation shall use commercially reasonable efforts recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(d)     Without limiting the generality of Section 11.06, nothing in this Section 7.04 shall create any right in any Person, including any employees, former employees, any participant in any Employee Plan or any beneficiary thereof, nor create any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates.

Section 7.05.     Financing.

(a)     Each of Parent and Merger Subsidiary shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitment Letters, and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Financing Commitment Letters if such amendment, modification or waiver (i) reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless (A) the Debt Financing or the Equity Financing is increased by a corresponding amount and (B) after giving effect to any of the transactions referred to in clause (A) above, the representations and warranties set forth in Section 5.06 shall be true) or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing, or otherwise expands, amends or modifies any other provision of the Financing Commitment Letters in a manner that would reasonably be expected to (A) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the date of the Closing or (B) adversely impact the ability of Parent or Merger Subsidiary to enforce its rights against other parties to the Financing Commitment Letters or definitive documents relating thereto (provided that, subject to compliance with the other provisions of this Section 7.05(a), Parent and Merger Subsidiary may amend the Debt Commitment Letters to add additional lenders, arrangers, bookrunners and agents). Parent and Merger Subsidiary shall promptly notify and deliver to the Company copies of any such amendment, modification or replacement.

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(b)     Each of Parent and Merger Subsidiary shall use its reasonable best efforts (i) to maintain in full force and effect the Financing Commitment Letters, (ii) to negotiate and enter into definitive agreements with respect to the Financing Commitment Letters on the terms and conditions contained in the Financing Commitment Letters (or on terms no less favorable to Parent or Merger Subsidiary than the terms and conditions in the Financing Commitment Letters), (iii) to satisfy on a timely basis all conditions to funding in the Financing Commitment Letters and such definitive agreements thereto and to consummate the Financing, in each case, at or prior to the Closing, including using its reasonable best efforts to cause the lenders and the other persons committing to fund the Financing to fund the Financing at the Closing, (iv) to enforce its rights under the Financing Commitment Letters and (v) to comply with its obligations under the Financing Commitment Letters. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Subsidiary shall give the Company prompt notice (A) of any breach or default by any party to any of the Financing Commitment Letters or definitive agreements related to the Financing of which Parent or Merger Subsidiary becomes aware, and (B) of the receipt of (x) any written notice or (y) other written communication, in each case from any Financing source with respect to any (1) breach, default, termination or repudiation by any party to any of the Financing Commitment Letters or definitive agreements related to the Financing of any provisions of the Financing Commitment Letters or definitive agreements related to the Financing or (2) material dispute or disagreement between or among any parties to any of the Financing Commitment Letters or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing. As promptly as practicable, but in any event within two (2) Business Days of the date the Company delivers to Parent or Merger Subsidiary a written request therefor, Parent and Merger Subsidiary shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A) or (B) of the immediately preceding sentence. Upon the occurrence of any circumstance referred to in clause (A) or (B) of the second preceding sentence or if any portion of the Debt Financing otherwise becomes unavailable, and such portion is reasonably required to fund an amount sufficient to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement, then Parent and Merger Subsidiary shall use their reasonable best efforts to arrange and obtain replacement debt commitment letters (each a “Replacement Debt Commitment Letter”) in an amount sufficient to consummate the transactions contemplated hereby, provided that, Parent and Merger Subsidiary shall have no obligation to obtain Replacement Debt Commitment Letters on terms and conditions less favorable to Parent and Merger Subsidiary (or their Affiliates) than the terms and conditions set forth in the Debt Commitment Letters. Parent and Merger Subsidiary shall, upon request of the Company, keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange any Replacement Debt Commitment Letters and shall provide to the Company true and complete copies of all material documents related to any such Replacement Debt Commitment Letters.

(c)     Parent shall deliver to the Company complete and correct copies of all commitment letters and material definitive agreements pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. Parent and Merger Subsidiary acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.

(d)     The terms “Financing Commitment Letters” and “Debt Commitment Letters” as used in this Section 7.05 shall be deemed to include the Financing Commitment Letters and Debt Commitment Letters that are not so amended, modified or replaced at the time in question or that are amended, modified, or replaced in accordance with this Section 7.05, and (ii) the term “Financing” as used herein shall mean the financing contemplated by the Financing Commitment Letters as amended, modified or replaced in accordance with this Section 7.05.

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Article VIII

Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01.     Reasonable Best Efforts.

(a)     Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, as promptly as practicable including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (B) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

(b)     In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c)     Each of Parent and the Company shall (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any material communication with, and any inquiries or requests for additional information from, any other Governmental Authority regarding the transactions contemplated hereby, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests and (iii) unless prohibited by Applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, (A) not participate in or attend any meeting with any Governmental Authority in respect of the transactions contemplated hereby without the other party, (B) give the other party reasonable prior notice of any such meeting, (C) in the event one party is prohibited by Applicable Law or by the applicable Governmental Authority from participating in or attending any such meeting, keep such party apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (E) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement or the transactions contemplated hereby; provided, that any materials furnished by Parent or the Company to the other party pursuant to this Section 8.01(c) may be redacted (1) to remove references concerning the valuation of the Company or (2) as Parent or the Company, as applicable, determines in good faith is necessary to comply with contractual arrangements or other confidentiality obligations or Applicable Law or to address reasonable attorney-client or other privilege concerns.

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Section 8.02.     Proxy Statement and Schedule 13E-3. Subject to Section 6.03, as promptly as practicable, and in any event within fifteen Business Days after the date hereof, the Company and Parent shall prepare and file the Proxy Statement in preliminary form with the SEC and the Schedule 13E-3 with the SEC. Subject to Section 6.03, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable following the later of (A) clearance of the Proxy Statement by the SEC and (B) the Go-Shop Period End Date. Parent and Merger Subsidiary shall furnish to the Company all information concerning Parent and Merger Subsidiary as may be reasonably required by the Company in connection with the Proxy Statement. Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with SEC and mailed to its shareholders, in each case as and to the extent required by Applicable Law. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) include in the Company’s written response to such comments any comments reasonably proposed by Parent and its counsel, and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. The Parent shall use its reasonable best efforts to ensure that the Proxy Statement complies in all material respects with the rules and regulations promulgated by the SEC under the 1934 Act. The Company shall use its reasonable best efforts to have the Proxy Statement, and the Company and Parent shall use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable.

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Section 8.03.     Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any such press release, communication, other public statement or press conference or conference call in connection with an Adverse Recommendation Change or as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication or make any such other public statement or schedule any such press conference or conference call without the consent of the other party.

Section 8.04.     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.     Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)     any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)     any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d)     any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02(a) and 9.02(d) not to be satisfied; and

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(e)     any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06.     Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company shall hold, and shall use reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided that each of Parent and the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders or other Persons in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each of Parent and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and the Company shall, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence.

Section 8.07.     Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.08.     Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Stock from NASDAQ and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

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Article IX

Conditions to the Merger

Section 9.01.     Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or to the extent permitted by Law) waiver of the following conditions (provided that Section 9.01(b) shall not be waivable):

(a)     the Shareholder Approval shall have been obtained in accordance with the NYBCL;

(b)     the affirmative vote of the holders of a majority of the outstanding shares of the Company Stock entitled to vote thereon not owned, directly or indirectly, by Parent, Merger Sub, the Guarantors or Rollover Holders (the “Unaffiliated Shareholder Approval”) shall have been obtained in accordance with the NYBCL;

(c)     no Applicable Law shall prohibit the consummation of the Merger;

(d)     any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(e)     all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger, shall have been taken, made or obtained.

Section 9.02.     Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or to the extent permitted by Law) waiver of the following further conditions:

(a)     (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.05, 4.25, 4.26, and 4.27 shall be true at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (B) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

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(b)     there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any Governmental Authority, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the Company Stock, including the right to vote any shares of Company Stock acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s shareholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole or (iv) that otherwise, in the judgment of Parent, is likely to have a Material Adverse Effect on the Company or Parent;

(c)     there shall not have been any action taken, or any Applicable Law proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the Merger, that, in the judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

(d)     the Company shall have delivered to Parent on the Closing Date a certificate for purposes of satisfying Parent’s obligations under Section 1.1445-2(c)(3)(i) of the Regulations and a notice to the IRS in accordance with Section 1.897-2(h)(2) of the Regulations; and

(e)     there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 9.03.     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or to the extent permitted by Law) waiver of the following further conditions:

(a)     each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent shall be true at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time); and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

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Article X

Termination

Section 10.01.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)     by mutual written agreement of the Company and Parent;

(b)     by either the Company or Parent, if:

(i)     the Merger has not been consummated on or before May 16, 2015 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii)     there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) permanently enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable; or

(iii)     at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approvals shall not have been obtained; or

(c)     by Parent, if:

(i)     an Adverse Recommendation Change shall have occurred, or at any time after receipt or public announcement of an Acquisition Proposal, the Company’s Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within ten Business Days) after receipt of any written request to do so from Parent;

(ii)     a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(iii)     there shall have been an intentional and material breach on the part of the Company of Section 6.02 or Section 6.03; or

(d)     by the Company, if:

(i)     the Board of Directors of the Company and the Special Committee authorizes the Company, subject to complying with Section 6.03(g) and all other terms of this Agreement, to enter promptly into a definitive agreement to implement a Superior Proposal; provided that the Company pays the Company Termination Fee payable pursuant to Section 11.04(b); or

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(ii)     a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03 not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.     Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that (i) the provisions of this Section 10.02 and Sections 8.06, 11.01, 11.04, 11.06, 11.07, 11.08, 11.09 and 11.13 shall survive any termination hereof pursuant to Section 10.01 and (ii) subject to Section 11.04(e), neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful and intentional breach of any provision of this Agreement.

Article XI

Miscellaneous

Section 11.01.     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic communications) and shall be given, if to Parent or Merger Subsidiary, to:

Vector CH Holdings (Cayman), L.P.
c/o Vector Capital IV International, L.P. and
Vector Entrepreneur Fund III, L.P.
One Market Street
Steuart Tower, 23rd Floor
San Francisco, CA 94105
Attention: Chief Operating Officer
Facsimile: (415) 293-5100

with a copy to:

Shearman & Sterling LLP
Four Embarcadero Center, Suite 3800
San Francisco, California 94111-5974
Attention: Steve L. Camahort and Jeffrey C. Wolf
Facsimile No.: (415) 616-1199

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if to the Company, to:

ChyronHego Corporation
5 Hub Drive
Melville, New York 11747
Attention: Head of Special Committee
Facsimile No.: (303) 322-5800

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Chrysler Center
666 Third Avenue
New York, NY 10017

Attention: Daniel I. DeWolf and Megan N. Gates
Facsimile No.: (212) 983-3115

or to such other address, email address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt, and, in the case of facsimile or email communications, with confirmation of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day.

Section 11.02.     Survival of Representations and Warranties. The representations, warranties and agreement contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

Section 11.03.     Amendments and Waivers.

(a)     Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Shareholder Approvals have been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under the NYBCL without such approval having first been obtained.

(b)     No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(c)     Notwithstanding anything in this Section 11.03 to the contrary, this Section 11.03, the provisions of Section 11.04(e) benefiting the Financing Sources, Section 11.06, Section 11.08, Section 11.09 and Section 11.14 (collectively, the “Financing Source Provisions”) shall only be amended, modified or supplemented with the prior written consent of the Financing Sources in the event that any such amendment, modification or supplement is adverse in any respect to the Financing Sources.

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Section 11.04.     Expenses.

(a)     General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)     Company Termination Fee.

(i)     If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay the Company Termination Fee to Parent in immediately available funds, in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination, in each case to the account set forth on Schedule 11.04(b).

(ii)     If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(ii) and (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Special Committee, the Board of Directors of the Company or the Company’s shareholders and (C) within nine (9) months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its shareholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated, then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Company Termination Fee to the account set forth on Schedule 11.04(b).

(iii)     “Company Termination Fee” means $4,200,000 provided that if the Company terminates this Agreement pursuant to Section 10.01(d)(i) on or prior to the Go-Shop Period End Date, in order to enter into a definitive agreement in connection with a Superior Proposal, the Company Termination Fee means $1,800,000.

(iv)     In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)     Parent Termination Fee. In the event that this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) and at the time of such termination, there is no state of facts or circumstances (other than a state of facts or circumstances caused by a breach of Parent’s or Merger Subsidiary’s representations and warranties or covenants and other agreements hereunder) that would cause the conditions in Sections 9.01 and 9.02 not to be satisfied on or prior to the End Date, then Parent shall pay or cause to be paid to the Company in immediately available funds $6,300,000 (the “Parent Termination Fee”) within two (2) Business Days after such termination to the account set forth on Schedule 11.04(c), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

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(d)     Costs and Expenses. Each party acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails promptly to pay any amount due to Parent or the Company, as the case may be, pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against the paying party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e)     Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, but subject to the Company’s rights set forth in Sections 11.04(c) and 11.13, (i) the Company’s right to receive payment of an amount equal to the Parent Termination Fee from Parent or the Guarantors pursuant to the Limited Guaranty in respect thereof shall be the sole and exclusive remedy of the Company and its Subsidiaries and shareholders against Parent, Merger Subsidiary, the Guarantors, the Financing Sources and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally or otherwise) or otherwise and (ii) upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation, and no Financing Source shall have any liability or obligation, relating to or arising out of this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, (A) Parent’s right to receive payment from the Company of an amount equal to the Company Termination Fee pursuant to Section 11.04(b) shall be the sole and exclusive remedy of the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current and future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally or otherwise) or otherwise and (B) upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, (1) under no circumstances will the Parent Related Parties be liable for monetary damages in excess of the amount of the Parent Termination Fee (and any amounts payable to the Company pursuant to Section 11.04(d)) whether to the Company or any other Company Related Party, (2) while the Company may pursue both a grant of specific performance in accordance with Section 11.13 and the payment of the Parent Termination Fee under Section 11.04(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and money damages, including all or any portion of the Parent Termination Fee, and (3) under no circumstances will any Financing Source have any liability hereunder to any Company Related Party.

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Section 11.05.     Disclosure Schedule References. (a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 11.06.     Binding Effect; Benefit; Assignment.

(a)     The provisions of this Agreement shall be binding upon and, except as provided in Section 7.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.03 and this Section 11.06, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. The Financing Sources are express third-party beneficiaries with respect to the Financing Source Provisions.

(b)     No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, (i) to one or more of their Affiliates at any time, (ii) any lender as collateral in connection with the financing of the transactions contemplated hereby and (iii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 11.08.     Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Financing Commitment Letters or the transactions contemplated hereby or thereby or the performance hereof or thereof (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in any federal or state court located in the Borough of Manhattan, New York City, State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. The provisions of this Section 11.08 shall be enforceable by each Financing Source, its Affiliates and their respective successors and assigns.

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Section 11.09.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING COMMITMENT LETTERS OR THE PERFORMANCE THEREOF.

Section 11.10.     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.     Entire Agreement.

(a)     This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(b)     Except for the representations and warranties contained in Article IV, each of Parent and Merger Subsidiary acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information made available to Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement. Absent fraud, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Subsidiary or any other Person resulting from the distribution to Parent or Merger Subsidiary, or Parent’s or Merger Subsidiary’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Subsidiary in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in Article IV.

(c)     Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Subsidiary or any other Person on behalf of Parent or Merger Subsidiary makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement.

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Section 11.12.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.     Specific Performance. The parties hereto agree that immediate, irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Subject to the immediately following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including without limitation, specific performance or other equitable relief to cause Parent and Merger Subsidiary to perform any obligations of Parent and Merger Subsidiary hereunder to enforce their respective rights under the Financing Commitment Letters (as the same may have been amended, modified or replaced) to draw upon and consummate the Financing) in the courts described in Section 11.08 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 11.04 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger (but not the right of the Company to such injunctions, specific performance or other equitable remedies for obligations other than with respect to the Equity Financing) shall be subject to the requirements that (i) the conditions set forth in Sections 9.01 and 9.02 (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied on the date the Closing should have been consummated pursuant to the terms of this Agreement but for the failure of the Equity Financing to be funded, (ii) the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 7.05) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, (iii) the Rollover Shares shall have been contributed to Parent pursuant to the Rollover Agreements or will be contributed in accordance with the terms thereof immediately prior to the Closing, and (iv) the Company has irrevocably confirmed that if the Equity Financing and Debt Financing are funded, then it would take such actions that are within its control to cause the Closing to occur. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the End Date, any party brings any suit, action or proceeding, in each case in accordance with Section 11.08, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, the End Date shall automatically be extended by (A) the amount of time during which such suit, action or proceeding is pending, plus twenty (20) Business Days or (B) such other time period established by the court presiding over such suit, action or proceeding, as the case may be.

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Section 11.14.     No Recourse to Lenders. Subject to the rights of the parties to the Financing in accordance with the terms thereof, none of the Company Related Parties, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against the Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing, and the Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise. For avoidance of any doubt, notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall amend, modify, impair or otherwise supplement the obligations, duties and/or rights and remedies of the parties to the Debt Commitment Letters.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

CHYRONHEGO CORPORATION

By:	/s/ Roger L. Ogden
Name: Roger L. Ogden
Title: Chairman of the Board

VECTOR CH HOLDINGS (CAYMAN), L.P.

By:	VECTOR CAPITAL PARTNERS IV, L.P.,
its general partner

By:	VECTOR CAPITAL, L.L.C., its general partner

By: /s/ David Baylor
Name: David Baylor
Title: Chief Operating Officer

By:	VECTOR CAPITAL, LTD., its general partner

By: /s/ David Baylor
Name: David Baylor
Title: Director

CH MERGER SUB, INC.

By:	/s/ James Murray
Name: James Murray
Title: President

ANNEX B

Confidential The Special Committee of the Board of Directors ChyronHego Corp. 5 Hub Drive Melville, NY 11747	November 17, 2014

Dear Members of the Special Committee:

ChyronHego Corp. (“ChyronHego” or the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) (solely in its capacity as such) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the stockholders of the Company (other than any stockholders of the Company that, after consummation of the transactions contemplated by the Agreement (as defined below), will become stockholders of Vector CH Holdings (Cayman), L.P. (“Parent”) or the Surviving Corporation (as defined below) (the “Rollover Holders”)) of the consideration to be received in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Description of the Proposed Transaction

The Proposed Transaction is a merger pursuant to an Agreement and Plan of Merger (the “Agreement”) among the Company, Parent and CH Merger Sub, Inc. (“Merger Sub”) that provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As more fully set forth in the Agreement, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Common Stock”), other than certain shares of Common Stock specified in the Agreement, will be converted at the effective time of the Merger into the right to receive $2.82 in cash (the “Per Share Merger Consideration”). Additionally, the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote thereon not owned, directly or indirectly, by Parent, Merger Sub, the Guarantors (as listed on Annex I of the Agreement) or Rollover Holders shall have been obtained in accordance with the New York Business Corporation Law, as amended. Furthermore, notwithstanding any other provision of the Agreement to the contrary, during the seven-week period after the date of execution of the Agreement (the “Go-Shop Period”), the Company and its subsidiaries and their respective directors, officers, employees, affiliates, investment bankers, attorneys, accountants and other advisors or representatives shall have the right to directly or indirectly: (i) initiate, solicit and encourage or otherwise knowingly facilitate acquisition proposals (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to acquisition proposals), including by way of providing access to non-public information pursuant to an acceptable confidentiality agreement; provided that the Company shall promptly provide to Parent any non-public information relating to the Company or its subsidiaries that is made available to any person given such access which was not previously provided to or made available to Parent; and (ii) enter into and maintain or continue discussions or negotiations with respect to potential acquisition proposals (or offers, proposals, inquiries or indications of interest or other efforts or attempts that could potentially lead to acquisition proposals), or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations. The terms and conditions of the Proposed Transaction are more fully set forth in the Agreement.

Duff & Phelps, LLC 55 East 52nd Street 31st Floor New York, NY 10055	T F	+1 212 871 2000 +1 212 277 0176	www.duffandphelps.com

ChyronHego Corp.

November 17, 2014

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.

The Company’s annual reports on Form 10-K, including the audited financial statements contained therein, filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2010 through December 31, 2013;

b.

The Company’s unaudited financial statements for the quarter ended September 30, 2014 included in the Company’s quarterly report on Form 10-Q for such quarter filed with the SEC which the Company’s management identified as being the most current financial statements available;

c.	Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections, provided to us by management of the Company; and

d.

Documents related to the Proposed Transaction, including the Agreement in the form of a draft dated November 17, 2014; the Rollover Agreements executed and delivered concurrently with the Agreement; and the Voting Agreement among Parent, Merger Sub and the signatories thereto in the form of a draft dated November 17, 2014; and

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

ChyronHego Corp.

November 17, 2014

3.	Reviewed the historical trading price and trading volume of Common Stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.

Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.

Relied upon the fact that the Special Committee and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.

Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

5.	Assumed that the representations and warranties made in the Agreement are substantially accurate;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading in any material respect;

ChyronHego Corp.

November 17, 2014

8.

Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

9.

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any material adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Proposed Transaction, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of the Common Stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal or tax matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Per Share Merger Consideration to be received by the stockholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

ChyronHego Corp.

November 17, 2014

This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration received is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“DPS”), and the Company dated July 25, 2014 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

DPS has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as deemed appropriate in connection with the Proposed Transaction, including assisting the Special Committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties pursuant to the “Go-Shop Period” provision of the Agreement, and will receive a fee for such services. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee in respect of the Opinion was payable upon execution of the Engagement Letter, and the remainder was payable upon Duff & Phelps informing the Special Committee that it was prepared to deliver this Opinion. No portion of the fees payable to Duff & Phelps in respect of the Opinion is contingent upon the conclusion reached in the Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

ChyronHego Corp.

November 17, 2014

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Per Share Merger Consideration to be received by the stockholders of the Company (other than the Rollover Holders) in the Proposed Transaction is fair, from a financial point of view, to such stockholders (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

ANNEX C

Rollover Holders

	Rollover Shares	Outstanding Shares of Common Stock for Which Holder Will Receive Merger Consideration	Total Shares of Common Stock Outstanding

Westhill Group AB (Johan Apel)	2,648,782	2,648,887	5,297,669
Maxflyt AB (Sören Kjellin)	1,210,855	1,211,407	2,422,262
Jesper Gawell	324,282	324,281	648,563
Stefan Fjellsten	1,757,950	1,757,950	3,515,900
Peter Eriksson	145,074	435,221	580,295
Ulf Bengtsson	568,916	568,916	1,137,832
Tomas Eriksson	47,789	111,507	159,296
Oskar Norrman	199,121	199,121	398,242
Tomas Bastinec	341,349	341,350	682,699
Marek Fort	341,349	341,350	682,699
Ian Wray	85,337	85,337	170,674
David Stubley	25,742	25,742	51,484
Carl Lundmark	20,481	116,059	136,540
Charlotta Mallander	28,446	28,446	56,892
Mattias Edqvist	51,202	51,202	102,404
Eric Hayman	119,472	119,471	238,943
Per Gunnar Holm	72,304	216,914	289,218
John Vidar Larring	57,834	57,835	115,669
IA Invest AS	161,600	161,600	323,200
Peter Stridsberg	23,811	23,812	47,623
Rolf Olstad	27,010	26,945	53,955

Total	8,258,706	8,853,353	17,112,059

Preliminary Copy Subject to Completion
, 2015
Form of Proxy Card - ChyronHego Corporation
Special Meeting of Shareholders

CHYRONHEGO

CHYRONHEGO CORPORATION
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

ANNEX D

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M80079-TBD

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CHYRONHEGO CORPORATION ("ChyronHego")

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:	**For**	**Against**	**Abstain**
1. Approval of adoption of the Agreement and Plan of Merger, dated as of November 17, 2014, by and among ChyronHego, Vector CH Holdings (Cayman), L.P. and CH Merger Sub, Inc., as may be amended from time to time (the "Merger Agreement").	☐	☐	☐
2. Approval, by non-binding, advisory vote, of compensation that may become payable to ChyronHego's named executive officers (as defined in Item 402 of Regulation S-K of the Securities Exchange Act of 1934, as amended), in connection with the merger contemplated by the Merger Agreement.	☐	☐	☐
3. Approval to adjourn the Special Meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adoption of the Merger Agreement.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

MEETING ADMISSION REQUIREMENTS

If you plan on attending the special meeting, you will need photo identification to enter the building for ChyronHego's special meeting. Additionally, if the shares are not registered in your own name and you plan to vote the shares in person at the special meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the special meeting in order to vote.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available at www.proxyvote.com.

M80080-TBD

CHYRONHEGO CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SPECIAL MEETING OF SHAREHOLDERS
, 2015 [a.m./p.m.]

The shareholder(s) hereby appoint(s) Johan Apel and Roger L. Ogden, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ChyronHego Corporation that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at [a.m./p.m.], EDT on , 2015, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, NY 10017 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side